As Filed with the Securities and Exchange Commission on October 19, 2009	Registration No. 333-162459

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 ON
FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Electric Motor, Inc.
(Name of Registrant As Specified in its Charter)

Delaware	3990	26-1357787
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation	Classification Code Number)
or Organization)

Sunna Motor Industry Park
Jian’an, Fuyong Hi-Tech Park
Baoan District, Shenzhen, Guangdong, China
86-0755-8149969
(Address and Telephone Number of Principal Executive Offices)

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
800-222-2122
(Name, Address and Telephone Number of Agent for Service)

Copies to
Thomas J. Poletti, Esq. Melissa A. Brown, Esq. K&L Gates LLP 10100 Santa Monica Blvd., 7th Floor Los Angeles, CA 90067 Telephone (310) 552-5000 Facsimile (310) 552-5001	Joseph V. Stubbs, Esq. Scott Galer, Esq. Stubbs Alderton & Markiles, LLP 15260 Ventura Boulevard, 20th Floor Sherman Oaks, California 91403 Telephone (818) 444-4500 Facsimile (818) 444-4520

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum		Amount of
Title of Each Class of	Amount To Be		Offering Price		Aggregate		Registration
Securities To Be Registered	Registered (1)		Per Share		Offering Price		Fee
Common Stock, $0.0001 par value per share	2,645,000	(2)	$7.00	(2)	$18,515,000	(2)	$1,033.14
Common Stock, $0.0001 par value per share	2,397,047	(3)	$7.00	(5)	$16,779,329	(5)	$936.29
Common Stock, $0.0001 par value per share	127,951	(4)	$7.00	(5)	$895,657	(5)	$49.98
Underwriters’ Warrants to Purchase Common Stock	115,000	(6)	N/A		N/A		N/A	(7)
Common Stock Underlying Underwriters’ Warrants, $0.0001 par value per share	115,000	(8)	N/A		$1,006,250	(9)	$56.14
Total Registration Fee							$2075.55	(10)

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares which the underwriters have the option to purchase to cover over-allotments, if any.

(3)
This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 2,397,047 shares of Common Stock previously issued to the selling stockholders as named in the Resale Prospectus.

(4)
Represents shares of the Registrant’s Common Stock being registered for resale that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in the Resale Prospectus.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(6)	Represents the maximum number of warrants to purchase the Registrant’s common stock to be issued to the underwriters in connection with the public offering.

(7)
In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the underwriters’ warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(8)	Represents the maximum number of shares of the Registrant’s common stock issuable upon exercise of the underwriters’ warrants.

(9)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an exercise price of $8.40 per share.

(10)	This amount has been previously paid.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•
Public Offering Prospectus.  A prospectus to be used for the public offering by the Registrant of up to 2,300,000 shares of the Registrant's common stock (in addition to 345,000 shares that may be sold upon exercise of the underwriters’ over-allotment option) (the "Public Offering Prospectus") through the underwriters named on the cover page of the Public Offering Prospectus.  We are also registering the warrants and shares of common stock underlying the warrants to be received by the underwriters in this offering.

•
Resale Prospectus.  A prospectus to be used for the resale by selling stockholders of up to 2,524,998 shares of the Registrant’s common stock (including 127,951 shares that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in the Resale Prospectus) (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•	they contain different outside and inside front covers;
•	they contain different Offering sections in the Prospectus Summary section beginning on page 1;
•	they contain different Use of Proceeds sections on page 23;
•	the Capitalization and Dilution sections are deleted from the Resale Prospectus on page 24 and page 24, respectively;
•	a Selling Stockholder section is included in the Resale Prospectus beginning on page 66A;
•	references in the Public Offering Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;
•	the Underwriting section from the Public Offering Prospectus on page 66 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;
•	the Legal Matters section in the Resale Prospectus on page 73 deletes the reference to counsel for the underwriters; and
•	the outside back cover of the Public Offering Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

Notwithstanding the Resale Prospectus, certain of the selling stockholders named in the Resale Prospectus holding an aggregate of 2,121,101 shares of common stock that were purchased in a private placement have agreed that they will not sell any of such securities until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in nine equal installments.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	October 19, 2009

2,300,000 SHARES
CHINA ELECTRIC MOTOR, INC.

[LOGO]

COMMON STOCK

This is the public offering of our common stock.  We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the NASDAQ Global Market under the symbol “[____]”.

We are offering all of the 2,300,000 shares of our common stock offered by this prospectus.  We expect that the public offering price of our common stock will be between $6.00 and $7.00 per share.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 7 of this prospectus

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$ [___]	$ [___]
Underwriting discounts and commissions	$ [___]	$ [___]
Proceeds, before expenses, to China Electric Motor, Inc.	$ [___]	$ [___]

The underwriters have a 45-day option to purchase up to 345,000 additional shares of common stock from us solely to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $[______], and our total proceeds, before expenses, will be $[______].  The underwriters will also receive warrants to purchase 115,000 shares of our common stock in connection with this offering.

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about [__________], 2009.

Rodman & Renshaw, LLC	WestPark Capital, Inc.

The Date of this Prospectus is: ____________________, 2009

[INSIDE FRONT COVER].

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	6
RISK FACTORS	7
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	22
USE OF PROCEEDS	23
DIVIDEND POLICY	23
CAPITALIZATION	24
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	24
DILUTION	25
ACCOUNTING FOR THE SHARE EXCHANGE	26
SELECTED CONSOLIDATED FINANCIAL DATA	27
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	28
DESCRIPTION OF BUSINESS	41
MANAGEMENT	52
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	57
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	58
DESCRIPTION OF SECURITIES	60
SHARES ELIGIBLE FOR FUTURE SALE	63
UNDERWRITING	66
LEGAL MATTERS	73
EXPERTS	73
ADDITIONAL INFORMATION	73
INDEX TO FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
SIGNATURES	II-7

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not, and the underwriter has not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors" beginning on page 7. In addition, except as otherwise specified, all information in this prospectus and all share and per share information has been adjusted to reflect a reverse stock split that is to be effected prior to the completion of this offering in which every 1.53846153846154 outstanding shares of our common stock will be converted into 1 share of our common stock.

As used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” “Company” and “China Electric” refer to China Electric Motor, Inc., a Delaware corporation, formerly known as SRKP 21, Inc. (“SRKP 21”). We conduct our business through our subsidiaries, which include our wholly-owned subsidiary, Attainment Holdings Limited, a British Virgin Islands corporation (“Attainment Holdings”), Attainment Holdings’ wholly-owned subsidiary, Luck Loyal International Investment Limited, a company organized under the laws of Hong Kong (“Luck Loyal”) and Luck Loyal’s wholly-owned subsidiary, Shenzhen YuePengCheng Motor Co., Ltd., a company organized under the laws of the PRC (“Shenzhen YPC”).

“China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

China Electric Motor, Inc.

Through Shenzhen YPC, we engage in the design, production, marketing and sale of micro-motor products.  Our products, which are incorporated into household appliances, vehicles and other consumer devices are sold under our “Sunna” brand name.

We are focused on providing micro-motor products that meet the growing demand for efficient, quiet and compact motors from manufacturers of consumer electronics, automobiles, motorcycles, power tools, toys and household appliances.  We produce both Direct Current (“DC”) motors and Alternating Current (“AC”) motors, each of which has different functions and uses.  We sell our products directly to original equipment manufacturers and to distributors and resellers.

Our goal is to become a global leader in the development and manufacture of micro-motor products.  We intend to achieve this goal by implementing the following strategies:

•
Continue to pursue cost-effective opportunities.  Our operating model, coupled with our modern manufacturing processes, has resulted in economies of scale, a low cost structure, and an ability to respond rapidly to customer demands.  We intend to achieve greater cost-effectiveness by expanding our production capacity, increasing our productivity and efficiency in the manufacturing process and seeking to reduce the per unit cost of production through the use of advanced technologies.

•
Expand existing and new product offerings.  Since the commencement of our manufacturing operations in 1999, we have expanded our product offerings to produce a range of AC and DC micro-motors.  We currently produce products in 28 different series that include more than 1,200 different product specifications.  We intend to expand our micro-motor product offerings for incorporation into new applications, such as Precision Slowdown Servo Drives.  Additionally we intend to focus our research and development activities to address industry trends to reduce noise, vibration and energy consumption in our micro-motor products.

•
Enhance brand awareness.  We believe that continuing to strengthen our brand is critical to our increasing demand for, and achieving widespread acceptance of, our micro-motor products.  We believe a strong brand offers a competitive advantage and we intend to devote additional resources to strategic marketing promotion in order to increase brand awareness and product recognition and heighten customer loyalty.  We aim to develop our “Sunna” brand into an internationally recognizable brand.  We intend to exhibit our products at trade fairs around the world and devote additional resources into print, audio, television and outdoor advertising to promote our brand.

•
Build partnerships with new and existing clients. We intend to strengthen relationships with our existing clients and explore opportunities for product expansion with new and existing customers.  Our strategy is to establish partnerships with our current clients whereby we develop and manufacture new products based on client needs.

•
Pursue acquisitions to broaden product application and enhance cost-savings.  We will consider strategic acquisitions that will provide us with a broader range of product offerings and access to new markets.  Additionally, we intend to consider acquiring manufacturers of micro-motor component parts, such as rotors, which will provide cost savings in our manufacturing operations.

•
Expand sales network and distribution channels.  We intend to expand our sales network in China and develop relationships with a broader set of distributors and resellers, all in order to expand the market availability of our products in China.  We feel the Chinese markets are underserved and there exists vast opportunities to expand market presence.  We hope that these relationships will allow us to diversify our customer base and significantly increase the availability and exposure of our products.

Corporate Information

We were incorporated in the State of Delaware on October 11, 2007.  We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  On May 6, 2009, we (i) closed a share exchange transaction, described below, pursuant to which we became the 100% parent of Attainment Holdings, (ii) assumed the operations of Attainment Holdings and its subsidiaries, including Shenzhen YPC, and (iii) changed our name from SRKP 21, Inc. to China Electric Motor, Inc. Shenzhen YPC was incorporated in November 1999 in Shenzhen City, Guangdong Province, PRC.  Luck Loyal is primarily a holding company and was founded in Hong Kong in October 2004.  Attainment Holdings is primarily a holding company founded in the British Virgin Islands in July 2008.

Our principal executive offices and our manufacturing facilities are located in Shenzhen, Guangdong, China.  Our corporate offices are located at the Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, China.  Our telephone number is 86-0755-8149969.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the NASDAQ Global Market.

Recent Events

Reverse Stock Split

On October 8, 2009, our Board of Directors and our stockholders approved an amendment to our Certificate of Incorporation to effect a 1-for-1.53846153846154 reverse stock split of all of our issued and outstanding shares of common stock (the “Reverse Stock Split”). To effect the Reverse Stock Split, we will file the amendment to the Certificate of Incorporation with the Secretary of the State of Delaware, which will not be done sooner than 20 days after we mail an information statement on Schedule 14C to our stockholders. The Reverse Stock Split will occur immediately prior to the closing of the offering contemplated herein, as the holders of a majority of the outstanding shares of our common stock have provided their consent to such corporate action. The par value and number of authorized shares of our common stock will remain unchanged. All references to number of shares and per share amounts included in this prospectus gives effect to the Reverse Stock Split. The number of shares and per share amounts included in the consolidated financial statements and the accompanying notes, included in the F- section have been adjusted to reflect the Reverse Stock Split retroactively. Unless otherwise indicated, all outstanding shares and earnings per share information contained in this prospectus gives effect to the Reverse Stock Split.

Share Exchange

On March 3, 2009, we entered into a share exchange agreement with Attainment Holdings, Excel Profit Global Group Limited, a British Virgin Islands corporation (“Excel Profit”), as the sole shareholder of Attainment Holdings, and as to certain portions of the agreement, certain designees.  Pursuant to the share exchange agreement, as it was amended on May 6, 2009 (the “Exchange Agreement”), we agreed to issue an aggregate of 11,069,260 shares of our common stock in exchange for all of the issued and outstanding securities of Attainment Holdings (the “Share Exchange”).  On May 6, 2009, the Share Exchange closed and Attainment Holdings became our wholly-owned subsidiary and we immediately changed our name from “SRKP 21, Inc.” to “China Electric Motor, Inc.”  A total of 11,069,260 shares were issued to Excel Profit and its designees.

Prior to the closing of the Share Exchange and the initial closing of the Private Placement, as described below, our stockholders cancelled an aggregate of 3,260,659 shares held by them such that there were 1,352,003 shares of common stock outstanding immediately prior to the Share Exchange.  Our stockholders also canceled an aggregate of 3,985,768 warrants to purchase shares of common stock such that they held an aggregate of 626,894 warrants immediately prior to the Share Exchange.

We also agreed to pay an aggregate of $600,000 in connection with the Share Exchange, consisting of $350,000 to WestPark Capital, Inc. the placement agent in the private placement described below, and $250,000 to a third party unaffiliated with the Company, Attainment Holdings or WestPark Capital.  Of this amount $350,000 has been paid to WestPark Capital and $165,500 has been paid to the unaffiliated third party as of the date of this prospectus.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” contribution and/or reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

Li Conversion

Jianrong Li, one of our directors, agreed to convert approximately $1.3 million owed to her by Attainment Holdings into shares of the Company’s common stock on the effective date of the public offering contemplated herein, the conversion price of such to be equal to the per share price of the shares sold in this public offering (the conversion shall be known has the “Li Conversion”).

Private Placement

On October 6, 2009, we completed the final closing in a series of five closings beginning May 6, 2009 of a private placement transaction. Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,121,101 shares of common stock at approximately $2.08 per share in the private placement (the “Private Placement”). As a result, we received gross proceeds in the amount of approximately $4.4 million.

In connection with the Private Placement, we agreed to pay WestPark Capital, Inc., the placement agent for the Private Placement, a commission equal to 8.5% of the gross proceeds from the Private Placement, in addition to a $140,000 success fee for the Share Exchange and an $80,000 due diligence fee, for an aggregate fee of approximately $594,000.  Of this amount, approximately $552,000 has been paid to WestPark Capital.

We agreed to file a registration statement covering the common stock sold in the Private Placement within 60 days of the final closing of the Private Placement pursuant to the subscription agreement entered into with each investor. The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed not to sell their shares until 90 days after our common stock is listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board (the “Initial Release Date”), at which time one-tenth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in nine equal installments.

Some of the controlling stockholders and control persons of WestPark Capital, Inc. were also, prior to the completion of the Share Exchange, our controlling stockholders and control persons, including Richard Rappaport, who is the Chief Executive Officer of WestPark Capital, Inc. and was our President and a significant stockholder of ours prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark Capital, Inc. and was one of our controlling stockholders and an officer and director prior to the Share Exchange. Kevin DePrimio and Jason Stern, each employees of WestPark Capital, Inc., are also stockholders of our company. Mr. Rappaport is the sole owner of the membership interests in WestPark Capital Financial Services, LLC. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with us upon the closing of the Share Exchange.

Corporate Structure

The corporate structure of the Company is illustrated as follows:

The Offering

Common stock we are offering	2,300,000 shares (1)

Common stock outstanding after the offering	17,039,564 shares (2)

Offering price	$6.00 to $7.00 per share (estimate)

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes. See "Use of Proceeds" on page 23 for more information on the use of proceeds.

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7.

(1)
Excludes (i) up to 345,000 shares that may be sold upon the underwriters’ over-allotment option and (ii) up to 115,000 shares of common stock underlying warrants to be received by the underwriters in this offering. We are also concurrently registering for resale under a separate prospectus up to 2,524,998 shares of our common stock held by the selling stockholders named under such prospectus (including 127,951 shares that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in such prospectus). None of these securities are being offered by us and we will not receive any proceeds from the sale of these shares. For additional information, see above under “Prospectus Summary — Recent Events.”

(2)
Based on (i) 14,542,364 shares of common stock issued and outstanding as of the date of this prospectus, (ii) 2,300,000 shares of common stock issued in the public offering (excluding the underwriters’ over-allotment option of up to 345,000 shares and the underwriters’ warrants to purchase up to 115,000 shares of common stock), and (iii) an estimated 197,200 shares of common stock that will be issued to Jianrong Li, one of our directors, upon the closing of this public offering.  The shares that will be issued to Ms. Li will be for the conversion of approximately $1.3 million owed to her by Attainment Holdings, based on the mid-point of the estimated range of the offering price of $6.50 per share.  See above, Prospectus Summary—Recent Events—Li Conversion for additional information.

SUMMARY FINANCIAL DATA

The following summary financial information contains consolidated statement of operations data for the six months ended June 30, 2009 and 2008 (unaudited) and for each of the years in the five-year period ended December 31, 2008 and the consolidated balance sheet data as of June 30, 2009 and year-end for each of the years in the five-year period ended December 31, 2008.  The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the six months ended and as of June 30, 2009 and 2008 and the years ended and as of December 31, 2005 and 2004.  Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(all amounts are in thousands except share and per share amounts)
Revenue	$41,213	$24,887	$53,073	$27,855	$15,952	$9,597	$4,899
Other Sales	-	-	-	380	-	-	-
Cost of Goods Sold	29,863	17,898	38,286	20,617	11,798	6,913	3,666
Gross Profit	11,350	6,989	14,787	7,618	4,154	2,684	1,233

Operating Costs and Expenses
Selling expenses	2,041	1,302	2,720	1,352	1,016	627	314
Depreciation	11	12	23	21	17	-	3
Bad debts	-	-	-	(60)	62	-	-
Other general and administrative	875	540	1,172	869	578	565	207
Merger cost	938	-	-	-	-	-	-
Research and development	788	428	1,033	446	303	-	66
Total operating costs and expenses	4,653	2,282	4,948	2,628	1,976	1,192	590

Income from operations	6,697	4,707	9,939	4,990	2,178	1,492	643

Other income (expenses)
Government grants	-	-	-	-	-	7	-
Interest income	13	2	15	10	2	1	-
Imputed interest	(34)	(9)	(50)	(44)	(65)	-	-
Other sundry income (expense), net	-	(3)	9	58	21	-	(4)
Total other income (expenses)	(21)	(10)	(26)	24	(42)	8	(4)

Income before income taxes	6,676	4,697	9,813	5,014	2,136	1,500	639
Income taxes	(1,532)	(848)	(1,798)	(383)	(172)	(112)	(48)
Net Income	5,144	3,849	8,015	4,631	1,964	1,388	591

Basic earnings per share	$0.44	$0.35	$0.72	$0.42	$0.18	$0.13	$0.05
Weighted-average shares outstanding, Basic	11,600,470	11,069,260	11,069,260	11,069,260	11,069,260	11,069,260	11,069,260
Diluted earnings per share	$0.44	$0.35	$0.72	$0.42	$0.18	$0.13	$0.05
Weighted-average shares outstanding – Diluted	11,794,426	11,069,260	11,069,260	11,069,260	11,069,260	11,069,260	11,069,260
Cash dividends per share	-	$0.19	$0.19	$0.12	-	-	-

Consolidated Balance Sheets	June 30,	June 30,	December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(in thousands)
Total Current Assets	$21,472	$11,802	$15,204	$8,261	$5,006	$2,492	$2,429
Total Assets	25,468	14,371	17,975	10,627	7,057	4,654	3,332
Total Current Liabilities	4,777	3,551	3,354	2,365	1,664	1,255	1,474
Total Liabilities	6,059	5,358	4,693	3,904	4,122	3,733	2,948
Total Stockholders' Equity	19,409	9,013	13,282	6,723	2,934	831	384

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

RISKS RELATED TO OUR OPERATIONS

We depend on a small number of customers for the vast majority of our sales.  A reduction in business from any of these customers could cause a significant decline in our sales and profitability.

The vast majority of our sales are generated from a small number of customers.  For the six months ended June 30, 2009 we had six customers that each accounted for at least 5% of the revenues that we generated, with two of those customers accounting for at least 10% of our revenue.  Those 6 customers accounted for 50.7% of our net revenue for the six months ended June 30, 2009.  For the year ended December 30, 2008, we had eight customers that each accounted for at least 5% of the revenues that we generated, with three of those customers accounting for at least 10% of our revenue.  These eight customers accounted for a total of approximately 59.5% of our revenue for that period.  During the year ended December 31, 2007, we had seven customers that generated revenues of at least 5% of our revenues, with one of those customers accounting for at least 10% of our revenue in 2007.  These seven customers accounted for a total of approximately 54.0% of our revenue for the year ended December 31, 2007.  We expect that we will continue to depend upon a small number of customers for a significant majority of our sales for the foreseeable future.

Because we do not have long-term contracts with our customers, our customers can terminate their relationship with us at any time, which could cause a material adverse effect on our results of operations.

We do not have written long term agreements with our customers.  As a result, our customers may, without notice or penalty, terminate their relationship with us at any time or delay the delivery of products on relatively short notice.  We cannot assure you that any of our current customers will continue to purchase our products in the future.  Additionally, even if customers decide to continue their relationship with us, there can be no guarantee that they will purchase the same amounts of products as in the past.  Any loss of a customer, or decrease in the volume of products purchased by a customer could have a material adverse effect on our business, operating results and financial condition.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products.  The limited certainty of product orders can make it difficult for us to forecast our sales and allocation our resources in a manner consistent with our actual sales.  Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls.  Furthermore, because we depend on a small number of customers for the vast majority of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated with a small number of customers.  As a result of our lack of long-term purchase orders and purchase commitments we may experience a rapid decline in our sales and profitability.

Historically, a substantial portion of our assets has been comprised of accounts receivable representing amounts owed by a small number of customers.  If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to be unable pay our liabilities and purchase an adequate amount of inventory to sustain or expand our sales volume.

Our accounts receivable represented approximately 37.1%, 34.6% and 32.1% of our total current assets as of June 30, 2009, December 31, 2008, and December 31, 2007, respectively. As of June 30, 2009, 27% of our accounts receivable represented amounts owed by two customers, each of whom represented over 10% of the total amount of our accounts receivable. As of December 31, 2008, 30% of our accounts receivable represented amounts owed by three customers, each of which represented over 10% of the total amount of our accounts receivable.  As a result of the substantial amount and concentration of our accounts receivable, if any of our major customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which could adversely affect our ability to borrow funds to pay our liabilities and to purchase inventory to sustain or expand our current sales volume.

Micro-motors for electronics products are subject to rapid technological changes.  If we fail to accurately anticipate and adapt to these changes, the products we sell will become obsolete, causing a decline in our sales and profitability.

Micro-motors for electronics products are subject to rapid technological changes which often cause product obsolescence.  Companies within our industry are continuously developing new products with heightened performance and functionality.  This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete.  Our typical product's life cycle is short, generating lower average selling prices as the cycle matures.  If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than we anticipated.  In addition, if we fail to accurately anticipate the introduction of new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace.  If any of these failures occur, our sales, profit margins and profitability will be adversely affected.

We may incur design and development expenses and purchase inventory in anticipation of orders which are not placed.

In order to transact business, we assess the integrity and creditworthiness of our customers and suppliers and we may, based on this assessment, incur design and development costs that we expect to recoup over a number of orders produced for the customer.  Such assessments are not always accurate and expose us to potential costs, including the write off of costs incurred and inventory obsolescence if the orders anticipated do not materialize.  We may also occasionally place orders with suppliers based on a customer’s forecast or in anticipation of an order that is not realized.  Additionally, from time to time, we may purchase quantities of supplies and materials greater than required by customer orders to secure more favorable pricing, delivery or credit terms.  These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

The micro-motor industry is subject to significant fluctuations in the availability of raw materials and components.  If we do not properly anticipate the need for critical raw materials and components, we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

As the availability of raw materials and components decreases, the cost of acquiring those raw materials and components ordinarily increases.  The prices of such materials are volatile, with price fluctuations due to supply and demand, market fluctuations, currency fluctuations, and changes in governmental regulation.  If we fail to procure adequate supplies of raw materials and components in anticipation of our customers' orders or end-users’ demand, our gross margins may be negatively impacted due to higher prices that we are required to pay for raw materials and components in short supply.  We currently do not engage in hedging activities to reduce our risk to price increases in our raw materials.  High growth product categories have experienced chronic shortages of raw materials and components during periods of exceptionally high demand.  If we do not properly anticipate the need for critical raw materials and components, we may pay higher prices for the raw materials and components, we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.  Price increases for our raw materials will result in increases in cost of sales and we may not be able to pass on the increased production costs to our customers in the form of higher prices for our products.  Increases in the prices for our products may result in reduced sales volume and profitability.  Any increase in operating costs that we cannot pass on to our customers or any decrease in sales due to higher product prices may result in reduced profitability and a material adverse effect on our results of operations.

Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs, access to capital and cost of capital.

The capital and credit markets have been experiencing extreme volatility and disruption for more than twelve months. In recent weeks, the volatility and disruption have reached unprecedented levels.  In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers.  We have historically relied on credit to fund our business and we need liquidity to pay our operating expenses.  Without sufficient liquidity, we will be forced to curtail our operations, and our business will suffer.  Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business.  Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to operate and grow our business.  As such, we may be forced to delay raising capital or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility.  Our results of operations, financial condition, cash flows and capital position could be materially adversely affected by disruptions in the financial markets.

We derive the majority of our revenues from sales in the PRC and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

A substantial portion of our revenues are generated from sales in the PRC.  We anticipate that revenues from sales of our products in the PRC will continue to represent a substantial portion of our total revenues in the near future.  Our sales and earnings can also be affected by changes in the general economy since purchases of most household appliances and tools are generally discretionary for consumers.  Our success is influenced by a number of economic factors which affect disposable consumer income, such as employment levels, business conditions, interest rates, oil and gas prices and taxation rates.  Adverse changes in these economic factors, among others, may restrict consumer spending, thereby negatively affecting our sales and profitability.

We do not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy.  As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection.  We do not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy.  As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business.  There can be no guarantee that we will be able to obtain insurance coverage in the future, and even if we are able to obtain coverage, we may not carry sufficient insurance coverage to satisfy potential claims.  Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we do not carry products liability insurance, a failure of any of the products marketed by us subjects us to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of our products.  We cannot assure that we will have enough funds to defend or pay for liabilities arising out of a products liability claim.  To the extent we incur any product liability or other litigation losses, our expenses could materially increase substantially.  There can be no assurance that we will have sufficient funds to pay for such expenses, which could end our operations and you would lose your entire investment.

We are subject to market risk through our sales to international markets.

A growing percentage of our sales are being derived from international markets.  These international sales are primarily focused in Korea.  These operations are subject to risks that are inherent in operating in foreign countries, including the following:

•	foreign countries could change regulations or impose currency restrictions and other restraints;

•	changes in foreign currency exchange rates and hyperinflation or deflation in the foreign countries in which we operate;

•	exchange controls;

•	some countries impose burdensome tariffs and quotas;

•	political changes and economic crises may lead to changes in the business environment in which we operate;

•	international conflict, including terrorist acts, could significantly impact our financial condition and results of operations; and

•	Economic downturns, political instability and war or civil disturbances may disrupt distribution logistics or limit sales in individual markets.

If our third party sales representatives and distributors fail to adequately promote, market and sell our products, our revenues could significantly decrease.

A significant portion of our product sales are made through third party sales representative organizations, whose members are not our employees.  Our level of sales depends on the effectiveness of these organizations, as well as the effectiveness of our own employees.  Some of these third party representatives may sell (and do sell), with our permission, competitive products of third parties as well as our products.  During the six months ended June 30, 2009 and our fiscal years ended December 31, 2008 and 2007, these organizations were responsible for approximately 0%, 42% and 35%, respectively, of our net revenues during such periods.  Significant terms and conditions of distributor agreements include FOB source, net 30 days payment terms, with no return or exchange rights, and no price protection.  If any of the third party sales representative organizations engaged by us fails to adequately promote, market and sell our products, our revenues could be significantly decreased until we can retain a replacement organization or distributor.  Finding replacement organizations and distributors can be a time consuming process during which our revenues could be negatively impacted.  Our success is dependent on these distributors finding new customers and receiving new orders from existing customers.

Unanticipated disruptions in our operations or slowdowns by our suppliers and shipping companies could adversely affect our ability to deliver our products our customers which could materially and adversely affect our revenues and our relationships with our customers.

Our ability to provide high quality customer service, process and fulfill orders and manage inventory depends on:

•	the efficient and uninterrupted operation of our distribution centers; and

•	the timely and uninterrupted performance of third party suppliers, shipping companies, and dock workers.

Any material disruption or slowdown in the operation of our distribution centers, manufacturing facilities or management information systems, or comparable disruptions or slowdowns suffered by our principal suppliers and shippers could cause delays in our ability to receive, process and fulfill customer orders and may cause orders to be canceled, lost or delivered late, goods to be returned or receipt of goods to be refused.  As a result, our revenues and operating results could be materially and adversely affected.

We are subject to intense competition in the industry in which we operate, which could cause material reductions in the selling price of our products or losses of our market share.

The micro-motor industry is highly competitive, especially with respect to pricing and the introduction of new products and features.  Our products compete primarily on the basis of:

•	reliability;

•	brand recognition;

•	quality;

•	price;

•	design;

•	consumer acceptance of our trademark; and

•	quality service and support to retailers and our customers.

In recent years, we and many of our competitors, have regularly lowered prices, and we expect these pricing pressures to continue.  If these pricing pressures are not mitigated by increases in volume, cost reductions from our supplier or changes in product mix, our revenues and profits could be substantially reduced.  As compared to us, many of our competitors have:

•	significantly longer operating histories;

•	significantly greater managerial, financial, marketing, technical and other competitive resources; and

•	greater brand recognition.

As a result, our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;

•	devote greater resources to the promotion and sale of their products and services; and

•	respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition.  In addition, competition could increase if:

•	new companies enter the market;

•	existing competitors expand their product mix; or

•	we expand into new markets.

An increase in competition could result in material price reductions or loss of our market share.

We may not be able to effectively recruit and retain skilled employees, particularly scientific, technical and management professionals.

Our ability to compete effectively depends largely on our ability to attract and retain certain key personnel, including scientific, technical and management professionals.  We anticipate that we will need to hire additional skilled personnel in all areas of our business.  Industry demand for such employees, however, exceeds the number of personnel available, and the competition for attracting and retaining these employees is intense.  Because of this intense competition for skilled employees, we may be unable to retain our existing personnel or attract additional qualified employees to keep up with future business needs.  If this should happen, our business, operating results and financial condition could be adversely affected.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor due to recent changes in Chinese labor laws which are likely to increase costs further and impose restrictions on our relationship with our employees. In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law and more strictly enforced existing labor laws. The new law, which became effective on January 1, 2008, amended and formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. As a result of the new law, the Company has had to increase the salaries of its employees, provide additional benefits to its employees, and revise certain other of its labor practices. The increase in labor costs has increased the Company’s operating costs, which increase the Company has not always been able to pass through to its customers. In addition, under the new law, employees who either have worked for the Company for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches the Company’s rules and regulations or is in serious dereliction of his duty. Such non-cancelable employment contracts will substantially increase its employment related risks and limit the Company’s ability to downsize its workforce in the event of an economic downturn. No assurance can be given that the Company will not in the future be subject to labor strikes or that it will not have to make other payments to resolve future labor issues caused by the new laws. Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

Our business could be materially adversely affected if we cannot protect our intellectual property rights or if we infringe on the intellectual property rights of others.

Our ability to compete effectively will depend on our ability to maintain and protect our proprietary rights.  We have one pending patent application in China.  We also own a trademark related to the sale of our products, which is materially important to our business.  Our trademark is registered in China.  However, third parties may seek to challenge, invalidate, circumvent or render unenforceable any proprietary rights owned by or licensed to us.  In addition, in the event third party licensees fail to protect the integrity of our trademark, the value of our mark could be materially adversely affected.

Our inability to protect our proprietary rights could materially adversely affect the license of our trade names and trademarks to third parties as well as our ability to sell our products.  Litigation may be necessary to:

•	enforce our intellectual property rights;

•	protect our trade secrets; and

•	determine the scope and validity of such intellectual property rights.

Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and management’s attention from the operation of our business.

We may receive notice of claims of infringement of other parties’ proprietary rights.  Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims.  The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief.  Such relief could effectively block our ability to make, use, sell, distribute or market our products in such jurisdiction.  We may also be required to seek licenses to such intellectual property.  We cannot predict, however, whether such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to us.  The failure to obtain the necessary licenses or other rights could delay or preclude the sale, manufacture or distribution of our products and could result in increased costs to us.

We may need additional capital to implement our current business strategy, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.

We currently depend on net revenues to meet our short-term cash requirements.  In order to grow revenues and sustain profitability, we will need additional capital.  Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment.  These factors may make the timing, amount, terms and conditions of additional financing unattractive to us.  We cannot assure you that we will be able to obtain any additional financing.  If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio.  We must continually introduce new products and technologies, enhance existing products in order to remain competitive, and effectively stimulate customer demand for new products and upgraded versions of our existing products.

This expansion of our products places a significant strain on our management, operations and engineering resources.  Specifically, the areas that are strained most by our growth include the following:

•
New Product Launch: With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing, and shipping.  As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance.  If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;

•
Forecasting, Planning and Supply Chain Logistics: With the growth of our product portfolio, we also experience increased complexity in forecasting customer demand and in planning for production, and transportation and logistics management.  If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

•
Support Processes: To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity.  If we are unable to scale and improve these areas, the consequences could include: delays in shipment of product, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory.  These difficulties could harm or limit our ability to expand.

Our facilities and information systems could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

Our headquarters and major facilities including manufacturing plants, sales offices and research and development centers are located in China.  If major disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur, or our information system or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and we may have to stop or delay production and shipment.  We may incur expenses relating to such damages.

RISKS RELATED TO DOING BUSINESS IN CHINA

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC.  The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities.  Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters.  Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization.  There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain.  Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes.  Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China.  There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the consumer electronics business and electric product safety, national security-related laws and regulations and export/import laws and regulations, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters.  However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties.  New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Shenzhen Yuepengcheng Motor Co., Ltd., (“Shenzhen YPC”), is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.  If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China. Moreover, all of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, Shenzhen YPC, is a wholly foreign-owned enterprise, commonly known as a WFOE.  A WFOE can only conduct business within its approved business scope, which ultimately appears on its business license.  Our license permits us to produce and market micro-motor products and relevant components.  Any amendment to the scope of our business requires further application and government approval.  In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business.  We cannot assure investors that Shenzhen YPC will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations.  Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations in China.  We cannot assure you that at all times we will be in compliance with the environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws and regulations.  Additionally, these regulations may change in a manner that could have a material adverse effect on our business, results of operations and financial condition.  We have made and will continue to make capital and other expenditures to comply with environmental requirements.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.  Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for our proposed public offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

On October 21, 2005, SAFE issued a Circular on Relevant Issues Concerning Foreign Exchange Administration on the Financing and Return Investment by Chinese Domestic Residents through Overseas Special Purpose Companies (“Circular 75”), which became effective on November 1, 2005.  Circular 75 regulates the foreign exchange matters in relation to the use of a “special purpose vehicle” by PRC residents to seek offshore equity financing and conduct “round trip investment” in China.  Under Circular 75, a “special purpose vehicle” or “SPV” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, while “round trip investment” refers to the direct investment in China by PRC residents through the “SPV”, including without limitation establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets.  Pursuant to Circular 75, (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any subsequent changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE.  In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Circular 75.  The Implementing Rules (“Circular 106”) were promulgated and became effective on May 29, 2007.  Circular 106 provides more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures.  Under Circular 106, the PRC subsidiary of the offshore SPV are prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore special purpose vehicle parent companies if the SPV shareholders who are PRC residents have not completed foreign exchange registration pursuant to Circular 75.  However, even after the promulgation of Circular 106 there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies.  If any PRC resident stockholder of a SPV fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity.  Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.  Because of uncertainty in how the SAFE circulars will be further interpreted and enforced, we cannot be sure how it will affect our business operations or future plans.  For example, Shenzhen YPC’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE circulars by our PRC resident beneficial holders over whom we have no control.  In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE circulars.  In connection with the Li Conversion, Ms. Li will need to file a SAFE registration with respect to her investment in the Company.  We cannot assure you that such registration will be approved.  Failure by Mr. Li or any PRC resident beneficial holder to register as required with the relevant branch of SAFE could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Shenzhen YPC’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the MOFCOM joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006.  These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises.  Depending on the structure of the transaction, the Revised M&A Regulations require the Chinese parties to make a series of applications and supplemental applications to the aforementioned governmental agencies, some of which must be made within strict time limits and depend on approvals from one or the other of the aforementioned governmental agencies.  These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions.  Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.  However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies.  These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from our proposed public offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.  The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt our proposed public offering before settlement and delivery of the common stock offered thereby.  Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

According to the M&A Regulations, a “Related Party Acquisition” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s).  Under the M&A Regulations, any Related Party Acquisition must be approved by MOFCOM and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

Our BVI subsidiary, Attainment Holdings, was owned by non-PRC individuals.  Luck Loyal International Investment Limited (“Luck Loyal”), a company organized under the laws of Hong Kong, acquired all of the equity interests of Shenzhen YPC pursuant to the terms of an Equity Transfer Agreement dated October 24, 2008 by and between Luck Loyal and Shenzhen Yuepengda Industrial Development Co., Ltd. (the “Equity Purchase Agreement”).  The Equity Purchase Agreement was approved by the Commerce Bureau of Shenzhen Bao’an District on October 29, 2008, a Certificate of Approval for Establishment of Enterprises with Foreign Investment in the PRC was issued by the People’s Government of Shenzhen Municipality on October 30, 2008, and a new Business License of Shenzhen YPC was issued by the Administration for the Industry and Commerce of Shenzhen Municipality on November 11, 2008.  Shenzhen YPC has filed all required applications and received all appropriate SAFE approvals.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver.  Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock.  Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies.  These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

We believe that Revised M&A Regulations and CSRC approval were not required in the context of the share exchange because (i) share exchange is a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) we are not an SPV formed or controlled by PRC companies or PRC individuals, and (iii) we are owned or substantively controlled by foreigners.  However, we cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion, and we still cannot rule out the possibility that CSRC may deem that the transactions effected by the share exchange circumvented the Revised M&A Regulations, related clarifications and PRC Securities Law.  It is also uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75, Circular 106, and the Revised M&A Regulations.  It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how SAFE, MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law.  Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time.  Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the dollar appreciate against the Renminbi.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system.  Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets.  In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar.  Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies.  While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country.  Rapid economic growth can lead to growth in the money supply and rising inflation.  According to the National Bureau of Statistics of China, the inflation rate in China reached a high point of 4.8% in 2007 as compared to the past several years.  The inflation rate in China was 4.7% in 2008.  The inflation rate is expected to continue to increase in 2009.  If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending.  The implementation of such policies may impede economic growth.  In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy.  In April 2006, the People’s Bank of China raised the interest rate again.  Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit.  A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit.  Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some that may compete with us, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.  For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.  In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007.  We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of who are PRC citizens.  Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees.  In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

We have enjoyed certain preferential tax concessions and the loss of these preferential tax concessions may cause our tax liabilities to increase and our profitability to decline.

Under the tax laws of PRC, we have had tax advantages granted by local government for corporate income taxes and sales taxes commencing April 6, 2004.  We are entitled to a 50% reduction on normal tax rate of 15% commencing in 2005 for the following three consecutive years.  On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%.  The new law became effective on January 1, 2008.  During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012.  The Company’s prior tax rate of 15% was increased to a rate of 18% in 2008.  The expiration of the preferential tax treatment will increase our tax liabilities and reduce our profitability.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, Swine Flu or another widespread public health problem, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu, Swine Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where the substantial portion of our sales occur, could have a negative effect on our operations.  Our business is dependent upon its ability to continue to manufacture products.  Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

A significant portion of our revenues are generated from sales in China.  The growth of the Chinese economy has been uneven across geographic regions and economic sectors.  There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. GAAP and securities laws, and which could cause a materially adverse impact on our financial statements, the trading of our common stock and our business.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may difficulty hiring new employees in the PRC with experience and expertise relating to U.S. GAAP and U.S. public-company reporting requirements. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, material weaknesses or lack of compliance could result in restatements of our historical financial information, cause investors to lose confidence in our reported financial information, have an adverse impact on the trading price of our common stock, adversely affect our ability to access the capital markets and our ability to recruit personnel, lead to the delisting of our securities from the stock exchange on which they are traded, lead to litigation claims, thereby diverting management’s attention and resources, and which may lead to the payment of damages to the extent such claims are not resolved  in our favor, lead to regulatory proceedings, which may result in sanctions, monetary or otherwise, and have a materially adverse effect on our reputation and business.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NASDAQ Global Market.  There is no guarantee that the NASDAQ Global Market, or any other exchange or quotation system, will permit our shares to be listed and traded.  If we fail to obtain a listing on the NASDAQ Global Market, we may seek quotation on the OTC Bulletin Board.  FINRA has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission.  The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time.  The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market.  Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Global Market.  Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement, of which this prospectus is a part with the Securities and Exchange Commission to register the 2,121,101 shares of our common stock issued in the Private Placement.  Each investor may sell or transfer any shares of the common stock after the effective date of the registration statement except that they, along with each of the Company’s existing securityholders prior to the Share Exchange (the “Existing Securityholders”), entered into a lock-up agreement pursuant to which they agreed not to conduct any sales until 90 days after our common stock is first listed or quoted on a national securities exchange, at which time one-tenth of the shares purchased may be sold, and thereafter the shares will be automatically released from the lock-up every thirty (30) days in nine equal installments provided that, such person provide written confirmation to placement agent and the Company that he, she or it (i) is and has been in compliance with any and all state and federal securities and other laws, statues and regulations regarding his, her or its ownership and/or any sale, transfer or hypothecation of or shares of the Company’s common stock including but not limited to those rules and regulations promulgated by the SEC, FINRA and any exchange on which the Company’s common stock is listed, and those of federal and state governments and other agencies such as improper short selling of the Company’s common stock and failure to properly file all documents required by the SEC or otherwise and (ii) does not wish to have the shares subject to such partial release to continue to bear a legend related to the lock-up agreement.  WestPark Capital, Inc., in its sole discretion, may  release some or all the of the shares earlier than the schedule indicated in the lock-up agreements, provided however that (i) no early release shall be made with respect to Existing Securityholders prior to the release in full of all such lock-up restrictions on shares of the common stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in this Private Placement.

We also are registering with the Private Placement shares all of the 1,352,003 shares of common stock and the 626,894 shares of common stock underlying the warrants held by the Existing Securityholders.  Of the shares, 403,897 shares are included in the registration statement of which this prospectus is a part and 1,575,000 shares will be included in a subsequent registration statement filed by us on or about April 23, 2010, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part. All of the shares included in an effective registration statement may be freely sold and transferred, subject to a lock-up agreement.

Additionally, the former stockholder of Attainment Holdings, and its designees, may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), as early as May 6, 2010, subject to certain limitations.  Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  As of the date of this prospectus, 1% of our issued and outstanding shares of common stock was approximately 145,423 shares.  Non-affiliate stockholders are not subject to volume limitations.  Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

The former principal shareholder of Excel Profit has significant influence over us.

The former shareholder of Attainment Holdings, Excel Profit, beneficially owns or controls approximately 63.4% of our outstanding shares of common stock and has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions.  Excel Profit may also have the power to prevent or cause a change in control.  In addition, without the consent of Excel Profit, we could be prevented from entering into transactions that could be beneficial to us.  The interests Excel Profit may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, it may lead to a restatement of our financial information and the price of our common stock may be adversely affected, as well as our ability to access the capital markets and our business.

We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.  Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds.  Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants.  The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC.  Accordingly, we believe that the annual assessment of our internal controls requirement and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year.  The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.  In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants.  If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may cause investors to lose confidence in our reported financial information, have an adverse impact on the trading price of our common stock, adversely affect our ability to access the capital markets and our ability to recruit personnel, lead to the delisting of our securities from the stock exchange on which they are traded, lead to litigation claims, thereby diverting management’s attention and resources, and which may lead to the payment of damages to the extent such claims are not resolved  in our favor, lead to regulatory proceedings, which may result in sanctions, monetary or otherwise and have a materially adverse effect on our reputation and business.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On May 6, 2009, the Share Exchange closed and Attainment Holdings became our 100%-owned subsidiary, and our sole business operations became that of Attainment Holdings and its subsidiaries.  We also have a new Board of Directors and management consisting of persons from Attainment Holdings and changed our corporate name from SRKP 21, Inc. to China Electric Motor, Inc.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized with respect to our new business operations.  In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading.  Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.  Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future.  Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.”  Such forward-looking statements include, but are not limited to, statements regarding our company’s and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our reliance on our major customers for a large portion of our net sales;

•	Our ability to develop and market new products;

•	Our ability to raise additional capital to fund our operations;

•	Our ability to accurately forecast amounts of supplies needed to meet customer demand;

•	Exposure to market risk through sales in international markets;

•	The market acceptance of our products;

•	Exposure to product liability and defect claims;

•	Fluctuations in the availability of raw materials and components needed for our products;

•	Protection of our intellectual property rights;

•	Changes in the laws of the PRC that affect our operations;

•	Inflation and fluctuations in foreign currency exchange rates;

•	Our ability to obtain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

The risks included above are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and operating results.  Moreover, we operate in a very competitive and rapidly changing environment.  New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.  Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

Based on a per share offering price of $6.50, which is the midpoint of our estimated offering price range, we estimate that the net proceeds from the sale of the 2,300,000 shares of common stock in the offering will be approximately $12.5 million after deducting the estimated underwriting discounts and commissions and estimated offering expenses of approximately $2,444,500.  If the underwriter’s over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $14.5 million.

The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, and to facilitate our future access to the public capital markets. The net proceeds will be used for general corporate purposes. We cannot specify with certainty the particular uses for the net proceeds. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. We have no current intentions to acquire any other businesses. Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.  We did not pay cash dividends in the six months ended June 30, 2009.  In January 2008 and 2007, we declared cash dividends of $2.1 million and $1.3 million, respectively, which were paid in May 2008 and May 2007, respectively.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reaches 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in the PRC and a substantial majority of our revenues are generated in the PRC, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in the PRC, and, as a result, we may unable to distribute any dividends outside of the PRC due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiary could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Shenzhen YPC’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiary, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009 (unaudited) on:

•	an actual basis;

•
on a pro forma basis to give effect to the conversion of the $1.3 million loan balance that we owe to Jianrong Li, one of our directors, into approximately 197,200 shares of common stock, based on the mid-range point of the per share offering price of $6.50, upon the closing of this public offering and the third, fourth and fifth closing of the Private Placement; and

•
and on an as adjusted to give effect to reflect our receipt of estimated net proceeds from the sale of 2,300,000 shares of common stock (excluding the 345,000 shares which the underwriters have the option to purchase to cover over-allotments, if any) in this offering at an assumed public offering price of $6.50, which is the mid-point of the estimated range of the per share offering price, and after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $2,444,500.

You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	June 30, 2009
	Actual	Pro Forma	Pro Forma, as Adjusted

Due to director	$1,281,794	$-	$-
Stockholders' equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 12,950,317 shares issued and outstanding on an actual basis, 14,739,564 issued and outstanding on a pro forma basis, and 17,039,564 issued and outstanding on a pro forma, as-adjusted basis (1)	1,295	1,474	1,704
Additional paid-in capital	1,137,203	5,444,292	17,949,562
Accumulated other comprehensive income	1,093,444	1,093,444	1,093,444
Statutory surplus reserve fund	1,177,075	1,177,075	1,177,075
Retained earnings (unrestricted)	15,999,901	15,999,901	15,999,901
Total stockholders' equity	$19,408,918	$23,716,186	$36,221,686
Total capitalization	$25,467,811	$23,716,186	$36,221,686

(1)
The number of our shares of common stock shown above to be outstanding after this offering is based on (i) 12,950,317 shares of common stock issued and outstanding as of June 30, 2009, (ii) 2,300,000 shares of common stock issued in the public offering (excluding the underwriters’ over-allotment option of up to 345,000 shares); (iii) 1,592,047 shares of common stock issued in the third, fourth and fifth closings of the Private Placement; and (iv) an estimated 197,200 shares of common stock that will be issued to Jianrong Li, one of our directors, upon the closing of this public offering.  The shares that will be issued to Ms. Li will be for the conversion of a loan balance of $1,281,794 that we owe to Ms. Li, based on the mid-point of the estimated range of the offering price of $6.50 per share.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock and our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NASDAQ Global Market.  As of the date of this prospectus, we had 104 stockholders of record.

DILUTION

If you invest in our shares of common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of common stock immediately after this offering.

Investors participating in this offering will incur immediate, substantial dilution. Our net tangible book value as of June 30, 2009 was $19.4 million, or $1.50 per share (unaudited) based on 12,950,317 shares of common stock outstanding.   Investors will incur further dilution from (i) the third, fourth and fifth closings of the Private Placement for the issuance of 1,592,047 common shares at a price of $2.08 per share; (ii) our issuance of 197,200 shares of common stock to Jianrong Li, one of our directors, in connection with the conversion of the outstanding debt amount of $1,281,794 that we owe to Ms. Li (estimated based on a conversion price of $6.50, the mid-range point of the per share offering price of the common stock in this offering); (iii) and assuming the sale by us of 2,300,000 shares of common stock offered in this offering at an assumed public offering price of $6.50 per share, and after deducting the estimated underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of June 30, 2009 would have been $36.2 million, or $2.13 per share.  This represents an immediate increase in net tangible book value of $0.63 per share to our existing stockholders and an immediate dilution of $4.37 per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Public offering price per share		$6.50
Net tangible book value per share as of June 30, 2009	$1.50
Increase per share attributable to new public investors, issuance of shares upon conversion of debt owed to Ms. Li and third, fourth and fifth closings of Private Placement	$0.63

Net tangible book value per share after this offering		$2.13

Dilution per share to new public investors		$4.37

The following table sets forth, on an as adjusted basis as of June 30, 2009, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $6.50 per share of common stock:

	Shares Purchased		Total Cash Consideration
	Number	Percent	Amount (in thousands)	Percent	Average Price Per Share
Existing stockholders and new investors from Private Placement	14,542,364	85.3%	$4,405,295	21.4%	$0.30
New investors from public offering	2,300,000	13.5%	$14,950,000	72.4%	$6.50
Shares issued to Ms. Li for conversion of debt	197,200	1.2%	$1,281,794	6.2%	$6.50
Total	17,039,564	100%	$20,637,089	100%

The total consideration amount for shares of common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock as of June 30, 2009 and excludes the value of securities that we have issued for services.  If the underwriters’ over-allotment option of 345,000 shares of common stock is exercised in full, the number of shares held by existing stockholders and the new investors from the Private Placement will be reduced to 83.7% of the total number of shares to be outstanding after this offering; the number of shares issued to Ms. Li will be reduced to 1.1% of the total number of shares of common stock to be outstanding after this offering; and the number of shares held by the new investors will be increased to 2,645,000 shares, or 15.2%, of the total number of shares of common stock outstanding after this offering.

The discussion and tables above is based on (i) 12,950,317 shares of common stock issued and outstanding as of June 30, 2009; (ii) 1,592,047 shares of common stock issued in the Private Placement after June 30, 2009, (iii) 2,300,000 shares of common stock issued in the public offering (excluding the underwriters’ over-allotment option of up to 345,000 shares), and (iv) an estimated 197,200 shares of common stock that will be issued to Jianrong Li, on of our directors, upon the closing of this public offering.  The shares that will be issued to Ms. Li will be for the conversion of a loan balance of $1,281,794 that we owe to Ms. Li, based on the mid-point of the estimated range of the offering price of $6.50 per share.  In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

ACCOUNTING FOR THE SHARE EXCHANGE

The acquisition of Attainment Holdings by us pursuant to the Share Exchange was accounted for as a recapitalization by us.  The recapitalization was, at the time of the Share Exchange, the merger of a private operating company (Attainment Holdings and its subsidiaries including Shenzhen YuePengCheng Motor Co., Ltd., the only operating company, and whose management took control of China Electric Motor, Inc.), into a non-operating public shell corporation (us) with nominal net assets and as such is treated as a capital recapitalization, rather than a business combination. As a result, the assets of the operating company are recorded at historical cost. The transaction is accounted for using the reverse merger in which Shenzhen YuePengCheng Motor Co., Ltd. was considered the accounting acquirer.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data for the six months ended June 30, 2009 and 2008 (unaudited) and for each of the years in the five-year period ended December 31, 2008 and the consolidated balance sheet data as of June 30, 2009 and year-end for each of the years in the five-year period ended December 31, 2008.  The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the six months ended and as of June 30, 2009 and 2008 and the years ended and as of December 31, 2005 and 2004.  Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(all amounts are in thousands except share and per share amounts)
Revenue	$41,213	$24,887	$53,073	$27,855	$15,952	$9,597	$4,899
Other Sales	-	-	-	380	-	-	-
Cost of Goods Sold	29,863	17,898	38,286	20,617	11,798	6,913	3,666
Gross Profit	11,350	6,989	14,787	7,618	4,154	2,684	1,233

Operating Costs and Expenses
Selling expenses	2,041	1,302	2,720	1,352	1,016	627	314
Depreciation	11	12	23	21	17	-	3
Bad debts	-	-	-	(60)	62	-	-
Other general and administrative	875	540	1,172	869	578	565	207
Merger cost	938	-	-	-	-	-	-
Research and development	788	428	1,033	446	303	-	66
Total operating costs and expenses	4,653	2,282	4,948	2,628	1,976	1,192	590

Income from operations	6,697	4,707	9,939	4,990	2,178	1,492	643

Other income (expenses)
Government grants	-	-	-	-	-	7	-
Interest income	13	2	15	10	2	1	-
Imputed interest	(34)	(9)	(50)	(44)	(65)	-	-
Other sundry income (expense), net	-	(3)	9	58	21	-	(4)
Total other income (expenses)	(21)	(10)	(26)	24	(42)	8	(4)

Income before income taxes	6,676	4,697	9,813	5,014	2,136	1,500	639
Income taxes	(1,532)	(848)	(1,798)	(383)	(172)	(112)	(48)
Net Income	5,144	3,849	8,015	4,631	1,964	1,388	591

Basic earnings per share	$0.44	$0.35	$0.72	$0.42	$0.18	$0.13	$0.05
Weighted-average shares outstanding, Basic	11,600,470	11,069,260	11,069,260	11,069,260	11,069,260	11,069,260	11,069,260
Diluted earnings per share	$0.44	$0.35	$0.72	$0.42	$0.18	$0.13	$0.05
Weighted-average shares outstanding – Diluted	11,794,426	11,069,260	11,069,260	11,069,260	11,069,260	11,069,260	11,069,260
Cash dividends per share	-	$0.19	$0.19	$0.12	-	-	-

Consolidated Balance Sheets	June 30,	June 30,	December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(in thousands)
Total Current Assets	$21,472	$11,802	$15,204	$8,261	$5,006	$2,492	$2,429
Total Assets	25,468	14,371	17,975	10,627	7,057	4,654	3,332
Total Current Liabilities	4,777	3,551	3,354	2,365	1,664	1,255	1,474
Total Liabilities	6,059	5,358	4,693	3,904	4,122	3,733	2,948
Total Stockholders' Equity	19,409	9,013	13,282	6,723	2,934	831	384

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus.

This prospectus contains forward-looking statements.  The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements.  These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow.  Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, the current economic downturn adversely affecting demand for the our products; our reliance on our major customers for a large portion of our net sales; our ability to develop and market new products; our ability to raise additional capital to fund our operations; our ability to accurately forecast amounts of supplies needed to meet customer demand; market acceptance of our products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for our products; protection of our intellectual property rights; changes in the laws of the PRC that affect our operations; inflation and fluctuations in foreign currency rates and various other matters, many of which are beyond our control.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.  Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

Through Shenzhen YPC, we engage in the design, production, marketing and sale of micro-motor products.  Our products, which are incorporated into household appliances, vehicles and other consumer devices, are sold under our “Sunna” brand name.

We sell our products directly to original equipment manufacturers and to distributors and resellers.  We do not have any long-term sales contract with any of our customers.  As a result it is necessary for us to estimate, based in part on non-binding estimates by our customers and potential customers, the requirements for our products.  In addition, in some instances, we develop products based on anticipated customer demand with no assurance that we will receive the anticipated orders.  To the extent that we do not receive the anticipated orders or that our customers require products in greater quantities than anticipated, our revenue and margins will be affected.

A small number of customers account for a very significant percentage of our revenue.  During the year ended December 31, 2008, we had eight customers that generated at least 5% of our total revenues, with three of those customers accounting for at least 10% of our revenue.  These eight customers accounted for a total of approximately 59.5% of our revenue for the year ended December 31, 2008.  For the year ended December 31, 2007, we had seven customers that accounted for at least 5% of revenue, with one of those customers accounting for approximately 17.1% of our revenue.  Unless we replace a customer, the loss of any of these customers could have a material adverse effect upon our revenue and net income.

Recent Events

Reverse Stock Split

On October 8, 2009, our Board of Directors and our stockholders approved an amendment to our Certificate of Incorporation to effect a 1-for-1.53846153846154 reverse stock split of all of our issued and outstanding shares of common stock (the “Reverse Stock Split”). To effect the Reverse Stock Split, we will file the amendment to the Certificate of Incorporation with the Secretary of the State of Delaware, which will not be done sooner than 20 days after we mail an information statement on Schedule 14C to our stockholders. We anticipate that the Reverse Stock Split will occur before the effective date of the offering contemplated herein, as the holders of a majority of the outstanding shares of our common stock have provided their consent to such corporate action. The par value and number of authorized shares of our common stock will remain unchanged. All references to number of shares and per share amounts included in this prospectus gives effect to the Reverse Stock Split. The number of shares and per share amounts included in the consolidated financial statements and the accompanying notes, included in the F- section have been adjusted to reflect the Reverse Stock Split retroactively. Unless otherwise indicated, if and when we effect the Reverse Stock Split, all outstanding shares and earnings per share information contained in this prospectus gives effect to the Reverse Stock Split.

Share Exchange

On March 3, 2009, we entered into a share exchange agreement with Attainment Holdings, Excel Profit Global Group Limited, a British Virgin Islands corporation (“Excel Profit”), as the sole shareholder of Attainment Holdings, and as to certain portions of the agreement, certain designees.  Pursuant to the share exchange agreement, as it was amended on May 6, 2009 (the “Exchange Agreement”), we agreed to issue an aggregate of 11,069,260 shares of its common stock in exchange for all of the issued and outstanding securities of Attainment Holdings (the “Share Exchange”).  On May 6, 2009, the Share Exchange closed and Attainment Holdings became our wholly-owned subsidiary and we immediately changed our name from “SRKP 21, Inc.” to “China Electric Motor, Inc.”  At total of 11,069,260 shares were issued to Excel Profit and its designees.

Prior to the closing of the Share Exchange and the initial closing of the Private Placement, as described below, our stockholders cancelled an aggregate of 3,260,659 shares held by them such that there were 1,352,003 shares of common stock outstanding immediately prior to the Share Exchange.  Our stockholders also canceled an aggregate of 3,985,768 warrants to purchase shares of common stock such that they held an aggregate of 626,894 warrants immediately after the Share Exchange.

We also agreed to pay an aggregate of $600,000 in connection with the Share Exchange, consisting of $350,000 to WestPark Capital, Inc. the placement agent in the private placement described below, and $250,000 to a third party unaffiliated with the Company, Attainment Holdings or WestPark Capital.  Of this amount $350,000 has been paid to WestPark Capital and $165,500 has been paid to the unaffiliated third party as of the date of this prospectus.

Pursuant to the terms of the Share Exchange, we agreed to register the 1,352,003 shares of common stock and the 626,894 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange. Of the shares, 404,327 shares are included in the registration statement of which this prospectus is a part and 947,676 shares, which are held by affiliates of WestPark Capital, Inc., will be included in a subsequent registration statement filed by us on or about April 23, 2010, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part.  With respect to the registration statement that we will file to cover the 947,676 shares held by the WestPark affiliates, we agreed to use our reasonable best efforts to cause the registration statement to become effective within 150 days after the required filing date or the actual filing date, whichever is earlier, or 180 days after the required filing date or the actual filing date, whichever is earlier, if the registration statement is subject to a full review by the SEC. In addition, we agreed to use our reasonable best efforts to maintain the registration statement effective for a period of 12 months at our expense. We also agreed to a penalty provision pursuant to which we will issue additional shares of our common stock to the WestPark affiliates if we fail to timely file and maintain the registration statement.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” contribution and/or reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

Li Conversion

Jianrong Li, one of our directors, agreed to convert approximately $1.3 million owed to her by Attainment Holdings into shares of the Company’s common stock on the effective date of the public offering contemplated herein, the conversion price of such to be equal to the per share price of the shares sold in the public offering (the conversion shall be known has the “Li Conversion”).

Private Placement

On October 6, 2009, we completed the final closing in a series of five closings beginning May 6, 2009 of a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,121,101 shares of common stock at $2.08 per share. As a result, we received gross proceeds in the amount of approximately $4.4 million.  In connection with the Private Placement, we agreed to pay WestPark Capital, Inc., the placement agent for the Private Placement, a commission equal to 8.5% of the gross proceeds from the Private Placement, in addition to a $140,000 success fee for the Share Exchange and an $80,000 due diligence fee, for an aggregate fee of approximately $594,000.  Of this amount, approximately $552,000 has been paid to WestPark Capital.

In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $335,000, bearing no interest, to Chen Dong on May 6, 2009 (the “May 6 Note”).  Originally, the principal was due and payable by the Company on or before the earlier of (a) six months from the date of issuance of the May 6 Note or (b) upon the receipt by the Company after the date of the May 6 Note of at least $1 million in additional proceeds in the Private Placement.  On May 13, 2009, the Company issued another promissory note in the principal amount of $165,000, bearing no interest, to Chen Dong (the “May 13 Note”).  Originally, the principal on the May 13 Note was due and payable by the Company on or before the earlier of (a) six months from the date of issuance of the May 13 Note or (b) upon the receipt by the Company after the date of the May 13 Note of at least $1 million in additional proceeds in the Private Placement.  The noteholder has agreed to extend the Company’s re-payment of the principal of the Notes until the closing of this public offering.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities.  On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies.  We base our estimates on historical experience and on other assumptions that we believes to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations.  We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Accounts Receivable

We typically provide payment terms ranging from 30 to 45 days. We examine the creditworthiness of our cutomers prior to any transaction to limit our collection risk. We use estimates in determining our allowance for bad debts that are based on our historical collection experience, current trends, credit policy and a percentage of our accounts receivable by aging category. In determining these percentages, we review historical write-offs in our receivables. In determining the appropriate reserve percentages, we also review current trends in the credit quality of our customers, as well as changes in our internal credit policies.

We maintain reserves for potential credit losses on accounts receivable. Management review the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patters to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. Additional allowances for doubtful accounts may be required if there is deterioration in past due balances, if economic conditions are less favorable than anticipated, or for customer-specific circumstances, such as financial difficulty.

There were no bad debts written off for the six months ended June 30, 2009 and 2008, and the years ended December 31, 2008 and 2007, respectively, as there were no accounts receivable outstanding in excess of 90 days at June 30, 2009 and 2008 and December 31, 2008 and 2007. The aging of the accounts receivable (in thousands) is as follows:

	June 30,		December 31,
	2009	2008	2008	2007
1-30 days	$7,966	$4,255	$5,243	$2,648
31-60 days	-	14	-	-
60-90 days	-	-	-	-
Total	$7,966	$4,269	$5,243	$2,468

Inventories

Inventory levels are based on projections of future demand and market conditions.  Inventories are stated at cost, no in excess of market, using the weighted average cost method.  Any sudden decline in demand and/or rapid product improvements and technological changes can result in excess and/or obsolete inventories.  Because most of our products are customized and unique to a particular customer, there is a risk that we will forecast inventory needs incorrectly and purchase or produce excess inventory.  As a result, actual demand may differ from forecasts, and such differences, if not managed, may have a material adverse effect on future results of operations due to required write-offs of excess or obsolete inventory.  To mitigate such exposure, we require a binding purchase order or a signed agreement by our customer agreeing to pay for and take possession of finished goods inventory parts for the duration of the agreement.

On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories equal to the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions.  To the extent that we increase our reserves for future period, operating income will be reduced.

Revenue Recognition

Our revenue recognition policies comply with Staff Accounting Bulletin (SAB) 104.  SAB 104 requires that revenue be recognized net of value added tax (VAT) when the earnings process is complete, as evidenced by an agreement with the customer, transfer of title, and acceptance of ownership and assumption of risk of loss by the customer, as well as predetermined fixed pricing, persuasive evidence of an arrangement exists, and collection of the relevant receivables is probable. We include shipping charges billed to customers in net revenue, and include the related shipping costs in cost of sales.  No return allowance is made as products returns are insignificant based on historical experience.

We do not provide different policies in terms, warranties, credits, discounts, rebates, price protection, or similar privileges among customers.  Orders are placed by both the distributors and OEMs and the products are delivered to the customers within 30-45 days of order; we do not provide price protection or right of return to customers. Product prices are predetermined and fixed based on contractual agreements and, therefore, customers would be responsible for any loss if they are faced with sales price reductions and technology obsolescence. We do not allow any discounts, credits, rebates or similar privileges.

We warrant our products for up to 1 year from the date the products leave our factory, under which we will pay for labor and parts, or offer a new or similar unit in exchange for a non-performing unit due to defects in material or workmanship.  Customers may also return products for a variety of reasons, such as damage to goods in transit, cosmetic imperfections and mechanical failures, if within the warranty period.  There is no allowance for warranty on the products sales as historical costs incurred for warranty replacements and repairs have been insignificant.

We warrant our products for up to 1 year, under which the Company will pay for labor and parts, or offer a new or similar unit in exchange for a non-performing unit due to defects in material or workmanship.  Customers may also return products for a variety of reasons, such as damage to goods in transit, cosmetic imperfections and mechanical failures, if within the warranty period.

Recently Issued Accounting Pronouncements

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities, and thus, should be included in the two-class method of computing earnings per share (“EPS”). FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Early application of EITF 03-6-1 is prohibited. It also requires that all prior-period EPS data be adjusted retrospectively. The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

In April 2008, the FASB issued Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”) which amends the factors an entity should consider in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets (“FAS No. 142”). FSP FAS 142-3 applies to intangible assets that are acquired individually or with a group of assets and intangible assets acquired in both business combinations and asset acquisitions. It removes a provision under FAS No. 142, requiring an entity to consider whether a contractual renewal or extension clause can be accomplished without substantial cost or material modifications of the existing terms and conditions associated with the asset. Instead, FSP FAS 142-3 requires that an entity consider its own experience in renewing similar arrangements. An entity would consider market participant assumptions regarding renewal if no such relevant experience exists. FSP FAS 142-3 is effective for year ends beginning after December 15, 2008 with early adoption prohibited. The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of SPAS 161 did not have a material impact on the Company’s financial position or results of operations.

In April 2009, the FASB issued FSP No. FAS 157-4, "Determining Fair Values When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly." This FSP provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The FSP also amends certain disclosure provisions of SFAS No. 157 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. For the Company, this FSP was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments" (FSP 115-2). This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security's entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security's fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. For the Company, this FSP was effective beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, "Interim Disclosures about Fair Value of Financial Instruments." This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. This FSP was effective for the Company beginning April 1, 2009 on a prospective basis.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events." This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under SFAS No.165, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For the Company, this standard was effective beginning April 1, 2009.

In June 2009, the FASB issued SFAS No. 166, "Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140," amending the guidance on transfers of financial assets to, among other things, eliminate the qualifying special purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. For the Company, this standard is effective for new transfers of financial assets beginning January 1, 2010. Because the Company historically does not have significant transfers of financial assets, the adoption of this standard is not expected to have a material impact on the Company's consolidated results of operations or financial condition.

In June 2009, the FASB issued SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)," which revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. For the Company, this standard is effective January 1, 2010. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company's consolidated results of operations or financial condition.

In June 2009, the FASB issued SFAS No. 168, "The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162," and approved—the FASB Accounting Standards CodificationTM (Codification) as the single source of authoritative nongovernmental US GAAP. The Codification does not change current US GAAP, but is intended to simplify user access to all authoritative US GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. For the Company, the Codification is effective July 1, 2009 and will require future references to authoritative US GAAP to coincide with the appropriate section of the Codification. Accordingly, this standard will not have an impact on the Company's consolidated results of operations or financial condition.

Recently Adopted Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13" ("FSP 157-1") and FASB Staff Position 157-2, "Effective Date of FASB Statement No. 157" ("FSP 157-2"). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities as required. The adoption of SFAS No. 157 for non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis did not have a significant impact on the Company’s financial statements.

Results of Operations

The following table sets forth information from our statements of operations for the years ended December 31, 2008, 2007 and 2006, and six months ended June 30, 2009 and 2008 in dollars and as a percentage of revenue:

	Six Months Ended				Years Ended
	June 30,				December 31,
	2009		2008		2008		2007		2006
	(Unaudited)		(Unaudited)
	(all amounts are in thousands except share and per share amounts)

Revenue	$41,213	100%	$24,887	100%	$53,073	100%	$27,855	100%	$15,952	100%
Other Sales	-	-	-	-	-	-	380	1.4%	-	-
Cost of Goods Sold	29,863	72.5%	17,898	71.9%	38,286	72.1%	20,617	74.0%	11,798	80.0%
Gross Profit	11,350	27.5%	6,989	28.1%	14,787	27.9%	7,618	27.3%	4,154	26.0%

Operating Costs and Expenses:
Selling Expenses	2,041	5.0%	1,302	5.2%	2,720	5.1%	1,352	4.9%	1,016	7.3%
Depreciation	11	*	12	*	23	*	21	*	17	*
Bad debts	-	-	-	-	-	-	(60)	*	62	*
Other General and administrative	875	2.1%	540	2.2%	1,172	2.2%	869	3.1%	578	3.6%
Merger cost	938	2.3%	-	-	-	-	-	-	-	-
Research and development	788	1.9%	428	1.7%	1,033	1.9%	446	1.6%	303	1.9%
Total operating costs and expenses	4,653	11.3%	2,282	9.2%	4,498	8.5%	2,628	9.4%	1,976	12.4%
								9.4%
Income from operations	6,697	16.2%	4,707	18.9%	9,939	18.7%	4,990	17.9%	2,178	13.7%

Other income (expenses)
Interest income	13	*	2	*	15	*	10	*	2	*
Imputed interest	(34)	*	(9)	*	(50)	*	(44)	*	(65)	*
Sundry income (expense), net	*	*	(3)	*	9	*	58	*	21	*
Total other income (expenses)	(21)	*	(10)	*	(26)	*	24	*	(42)	*

Income before income taxes	6,676	16.2%	4,697	18.9%	9,813	18.5%	5,014	18.0%	2,136	13.4%
Income taxes	(1,532)	3.7%	(848)	3.4%	(1,798)	3.4%	(383)	1.4%	(172)	1.1%
Net Income	$5,144	12.5%	$3,849	15.5%	$8,015	15.1%	$4,631	16.6%	$1,964	12.3%

Basic earnings per share	$0.44		$0.35		$0.72		$0.42		$0.18

Diluted earnings per share	$0.44		$0.35		$0.72		$0.42		$0.18

Cash dividends per share	$-		$0.19		$0.19		$0.12		-
  *  Less than 1,000 or 1%.

Six Months Ended June 30, 2009 and 2008

Revenues for the six months ended June 30, 2009 were $41,212,530, an increase of 65.6%, compared to revenues of $24,886,665 for the six months ended June 30, 2008. The increase in revenues was largely due to an 83.4% increase in the number of units sold during the six months ended June 30, 2009, which was attributable to increased orders from new and existing customers.  Our increase in revenues was partially offset by the mix of the types of products sold during the period.  During the six months ended June 30, 2009, we sold more of our lower priced-products than our higher-priced products, which include our numerical control motor products.  Sales of our higher-priced products increased $1,842,265 in the six months ended June 30, 2009 from the comparable period in 2008.

Cost of goods sold consists of the cost of motor sales and other materials.  Cost of goods sold was $29,862,858 for the six months ended June 30, 2009, an increase of $11,965,300, or 66.8%, compared to $17,897,558 for the six months ended June 30, 2008.  This increase was primarily due to an increase in the prices of raw materials, particularly lacquered wire and the significant increase in sales.  As a percentage of revenues, cost of goods sold increased to 72.5% for the six months ended June 30, 2009 compared to 71.9% for the comparable period in 2008.  This increase was attributable to an increase in sales of products.

Gross profit for the six months ended June 30, 2009, was $11,349,672, or 27.5% of revenues, compared to $6,989,107, or 28.1% of revenues, for the comparable period in 2008.  Management considers gross profit to be a key performance indicator in managing our business.  Gross profit margins are usually a factor of cost of sales, product mix and demand for product. The decrease in our gross profit margin for the six months ended June 30, 2009 is primarily due to an increase in the prices of raw materials, particularly lacquered wire.  Additionally, sales of our lower-profit products increased slightly faster than sales of our higher-profit products.

Selling expenses were $2,040,954 for the six months ended June 30, 2009, compared to $1,302,038 for the comparable period in 2008.  The increase was due to our expansion of our team of sales representatives and a 77.5% increase in our sales volume.

We incurred reverse merger costs of $938,152 in the six months ended June 30, 2009 related to the share exchange transaction which closed on May 6, 2009.

General and administrative expenses for the six months ended June 30, 2009 were $874,889, or 2.1% of revenues, compared to $539,703, or 2.2% of revenues, for the comparable period in 2008.  General and administrative expenses include office expenses, salary and benefits, rent and utilities and other expense.  The increase in general and administrative expenses for the six months ended June 30, 2009 as compared to the comparable period in 2008 was primarily due to an increase of $107,286 in office expenses, an increase of $124,981 in salary and benefit expenses, an increase of $2,619 in rent and utilities expenses and an increase of $100,300 in other expenses.  We expect our general and administrative expenses to increase as a result of being a publicly reporting company in the United States.

Research and development (“R&D”) costs were $787,995 or 1.9% of revenues in the six months ended June 30, 2009, compared to $427,722 or 1.7% of revenues in the comparable period in 2008, representing a 0.2% increase.  The increased spending on R&D in 2009 was primarily due to our increased research and development efforts on new products.

Interest income for the six months ended June 30, 2009 was $12,880 compared to interest income of $1,707 for the comparable period in 2008.  The increase in interest income is primarily due to an increased deposit balance in our bank account.

Income tax expenses for the six months ended June 30, 2009 were $1,532,024, as compared to income tax expenses of $847,561 for the comparable period in 2008.  The increase in income tax expense for the six months ended June 30, 2009 was primarily due to an increase in our taxable income in the six months ended June 30, 2009 and an increase in our tax rate to 20% for the six months ended June 30, 2009 from 17% in the comparable period in 2008.

Net Income for the six months ended June 30, 2009 was $5,143,592 compared to $3,849,872 for the six months ended June 30, 2008.

Years ended December 31, 2008 and 2007

Revenue for the year ended December 31, 2008 were $53.1 million, an increase of 90.5%, compared to revenues of $27.9 million for the year ended December 31, 2007.  The increase in revenue was primarily attributable to a 37% increase in the average selling price of our micro-motor units and a 35% increase in the number of micro-motor units sold, which was attributable to increased orders from new and existing customers.

Cost of goods sold consists of the cost of motor sales and other materials.  Cost of goods sold was $38.3 million for the year ended December 31, 2008, an increase of $17.7 million, or 85.7%, compared to $20.6 million for the year ended December 31, 2007.  This increase was primarily due to a decrease in the prices of raw materials, particularly lacquered wire.  As a percentage of revenues, cost of goods sold decreased to 72.1% for the year ended December 31, 2008 compared to 74.0% for the comparable period in 2007.  This decrease was attributable to a decrease in the prices of raw materials.

Gross profit for the year ended December 31, 2008, was $14.8 million, or 27.9% of revenues, compared to $7.6 million, or 27.3% of revenues, for the comparable period in 2007.  Management considers gross profit to be a key performance indicator in managing our business.  Gross profit margins are usually a factor of cost of sales, product mix and demand for product.  The increase in our gross profit margin for the year ended December 31, 2008 is primarily due to a change in our product mix, which included an increase in sales of our numerical control motor products, which are our higher-profit products.  Sales of these products increased $5.9 million in fiscal 2008 from fiscal 2007.

Selling expenses were $2.7 million for the year ended December 31, 2008, compared to $1.4 million for the comparable period in 2007.  The increase was due to our expansion of our team of sales representatives and a 27% increase in our sales volume.

We experienced no bad debt expenses in the year ended December 31, 2008, but experienced a $60,000 gain from bad debts in the year ended December 31, 2007 due to the collection of debts deemed previously uncollectible bad debts in 2006.

Other general and administrative expenses for the year ended December 31, 2008 were $1.2 million, or 2.2% of revenues, compared to $869,000, or 3.1% of revenues, for the comparable period in 2007.  Other general and administrative expenses include office expenses, salary and benefits, professional fees, rent and utilities and other expense.  The increase in other general and administrative expenses for the year ended December 31, 2008 as compared to the comparable period in 2007 was primarily due to an increase of $53,000 in office expenses, an increase of $63,000 in salary and benefit expenses, an increase of $12,000 in professional fees, an increase of $14,000 in rent and utilities expenses and an increase of $173,000 in other expenses.  We expect our general and administrative expenses to increase as a result of professional fees incurred as a result of being a publicly reporting company in the United States.

Research and development (“R&D”) costs were $1.0 million or 2.0% of revenues in 2008, compared to $446,000 or 1.6% of revenues in 2007, representing a 131.6% increase year-over-year.  The increased spending on R&D in 2008 was primarily due to our increased research and development efforts on new products.  In the future, our R&D spending could increase to support the future growth of the company.  As a percent of revenues, we expect the R&D spending to be in the 2% to 3% range.

Interest income for the year ended December 31, 2008 was $15,000 compared to interest income of $10,000 for the comparable period in 2007.  The increase in interest income is primarily due to an increased deposit balance in our bank account.

Income tax expenses for the year ended December 31, 2008 were $1.8 million, as compared to income tax expenses of $383,000 for the comparable period in 2007.  The increase in income tax expense for the year ended December 31, 2008 was primarily due to an increase in our taxable income in fiscal 2008 and an increase in our tax rate to 18% in 2008 from 7.5% in 2007.  Shenzhen YPC is registered in PRC and has had tax advantages granted by local government for corporate income taxes and sales taxes.  On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%.  The new law became effective on January 1, 2008.  During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012.  We believe that our profitability will be negatively affected in the near future as a result of the new EIT Law.

Net Income for the year ended December 31, 2008 was $8.1 million compared to $4.6 million for fiscal 2007.

Years ended December 31, 2007 and 2006

Revenue for the year ended December 31, 2007 were $27.9 million, an increase of 74.6%, compared to revenues of $16.0 million for the year ended December 31, 2006.  The increase in revenue was primarily attributable to a 60% increase in the average selling price of our micro-motor units and a 6% increase in the number of micro-motor units sold, which was attributable to increased orders from new and existing customers.

Cost of goods sold consists of the cost of motor sales and other materials.  Cost of goods sold was $20.6 million for the year ended December 31, 2007, an increase of $8.8 million, or 74.8%, compared to $11.8 million for the year ended December 31, 2006.  The increase was primarily a result of the increase in sales and was consistent with the increase in revenue.  As a percentage of revenues, cost of goods sold decreased to 74.0% for the year ended December 31, 2007 compared to 80.0% for the comparable period in 2006.  This decrease was attributable to a change in the mix of products sold, which included an increase in sale of our numerical control motor products, which are our higher-profit products.  Sales of these products increased $1.4 million in fiscal 2007 from fiscal 2006.

Gross profit for the year ended December 31, 2007, was $7.6 million, or 27.3% of revenues, compared to $4.2 million, or 26.0% of revenues, for the comparable period in 2006.  Management considers gross profit to be a key performance indicator in managing our business.  Gross profit margins are usually a factor of cost of sales, product mix and demand for product.  The increase in our gross profit margin for the year ended December 31, 2007 is primarily due to the change in the mix of products sold, including an increase in the sale of our higher-profit motor products.

Selling expenses were $1.4 million for the year ended December 31, 2007, compared to $1.0 million for the comparable period in 2006.  The increase was due to our expansion of our team of sales representatives and a 38% increase in our sales volume.

We experienced a $60,000 gain on bad debts in the year ended December 31, 2007 as compared to $62,000 in bad debt expenses in the year ended December 31, 2006.  Our bad debt expenses in 2006 were due to our decision to terminate our business relationship with certain customers which resulted in uncollectible receivables.  The gain on bad debts in fiscal 2007 was due to the collection of debts deemed previously uncollectible bad debts in 2006.

Other general and administrative expenses for the year ended December 31, 2007 were $869,000, or 3.1% of revenues, compared to $578,000, or 3.6% of revenues, for the comparable period in 2006.  Other general and administrative expenses include office expenses, salary and benefits, professional fees, rent and utilities and other expense.  The increase in other general and administrative expenses for the year ended December 31, 2007 as compared to the comparable period in 2006 was primarily due to an increase of $18,000 in office expenses, an increase of $50,000 in salary and benefit expenses, an increase of $29,000 in rent and utilities expenses and an increase of $194,000 in other expenses.

Research and development costs were $446,000 or 1.6% of revenues in 2007, compared to $303,000 or 1.9% of revenues in 2006, representing a 47.2% increase year-over-year.  The increased spending on R&D in 2007 was primarily due to our increased research and development efforts on new product design.

Interest income for the year ended December 31, 2007 was $10,000 compared to interest income of $2,000 for the comparable period in 2006.  The increase in interest income is primarily due to an increased deposit balance in our bank account.

Income tax expenses for the year ended December 31, 2007 were $383,000, as compared to income tax expenses of $172,000 for the comparable period in 2006.  The increase in income tax expense for the year ended December 31, 2007 was primarily due to an increase in our pre-tax income for 2007, which was partially offset by a 0.5% increase in our tax rate from 8.0% in 2006 to 7.5% in 2007.

Net income for the year ended December 31, 2007 was $4.6 million compared to $2.0 million for fiscal 2006.

Liquidity and Capital Resources

We had cash and cash equivalents of $6.0 million as of June 30, 2009, as compared to $2.7 million as of December 31, 2008 and $1.6 million as of December 31, 2007.  Our funds are kept in financial institutions located in China, and these funds are not insured.  We have historically funded our operations from revenues.

Jianrong Li, one of our directors, shall convert approximately $1.3 million owed to her by Attainment Holdings into shares of the Company’s common stock on the effective date of the public offering contemplated herein, the conversion price of such to be equal to the per share price of the shares sold in the public offering (the conversion shall be known has the “Li Conversion”).

We are subject to the regulations of the PRC which restricts the transfer of cash from China, except under certain specific circumstances.  Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

Our accounts receivable has been an increasingly significant portion of our current assets, representing $8.0 million, $5.2 million and $2.6 million as of June 30, 2009, December 31, 2008 and December 31, 2007, respectively.  If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected.  An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations.  A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We provide our major customers with payment terms ranging from 30 to 60 days.  Additionally, our production lead time is approximately three weeks, from the inspection of incoming materials, to production, testing and packaging.  We need to keep a large supply of raw materials and work in process and finished goods inventory on hand to ensure timely delivery of our products to our customers.  We typically offer certain of our customers 30 to 90 days credit terms for payment.  We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments.  Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry.  If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results.  We have not experienced any significant amount of bad debt since the inception of our operation.

As of June 30, 2009, inventories amounted to $7.6 million, compared to $7.3 million as of December 31, 2008 and $3.9 million as of December 31, 2007.

On May 6, 2009, we received gross proceeds of approximately $665,000 in an initial closing of a private placement transaction.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 320,186 shares of Common Stock at $2.08 per share.  On June 19, 2009, we conducted a second closing of the private placement, pursuant to which we sold an aggregate of 208,868 shares of Common Stock at $2.08 per share for gross proceeds of approximately $433,800.  On July 17, 2009, we conducted a third closing of the private placement, pursuant to which we sold an aggregate of 272,342 shares of common stock at $2.08 per share, for gross proceeds of approximately $565,625.  On September 4, 2009, we conducted a fourth closing of the private placement pursuant to which we sold an aggregate of 481,383 shares of Common Stock at $2.08 per share, for gross proceeds of approximately $999,775.  On October 6, 2009, we conducted the fifth and final closing of the private placement pursuant to which we sold an aggregate of 838,322 shares of Common Stock at $2.08 per share, for gross proceeds of approximately $1.7 million.  Accordingly, we sold a total of 2,121,101 shares of our common stock in the private placement for total gross proceeds of $4.4 million (the “Private Placement”).

In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $335,000, bearing no interest, to Chen Dong on May 6, 2009 (the “May 6 Note”). Originally, the principal was due and payable by the Company on or before the earlier of (a) six months from the date of issuance of the May 6 Note or (b) upon the receipt by the Company after the date of the May 6 Note of at least $1 million in additional proceeds in the Private Placement.  On May 13, 2009, the Company issued another promissory note in the principal amount of $165,000, bearing no interest, to Chen Dong (the “May 13 Note”). Originally, the principal on the May 13 Note was due and payable by the Company on or before the earlier of (a) six months from the date of issuance of the May 13 Note or (b) upon the receipt by the Company after the date of the May 13 Note of at least $1 million in additional proceeds in the Private Placement The noteholder has agreed to extend the Company’s re-payment of the principal of the Notes until the closing of this public offering.

We agreed to pay an aggregate of $600,000 in connection with the Share Exchange, consisting of $350,000 to WestPark Capital, Inc. the placement agent in the private placement described below, and $250,000 to a third party unaffiliated with the Company, Attainment Holdings or WestPark Capital.  Of this amount $350,000 has been paid to WestPark and $165,500 has been paid to the unaffiliated third party as of the date of this prospectus.

We agreed to pay WestPark Capital, a commission equal to 8.5% of the gross proceeds from the Private Placement, in addition to a $140,000 success fee for the Share Exchange and an $80,000 due diligence fee, for an aggregate fee of approximately $594,000.  Of this amount, approximately $552,000 has been paid to WestPark Capital.  We agreed to file a registration statement covering the common stock sold in the Private Placement and to pay for all costs related to the registration of the shares. We have used and intend to use the proceeds from the Private Placement to provide working capital for general corporate purposes.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations.  Total contributions to the funds were approximately $2,857 and $8,056 for the three and six months ended June 30, 2009 and $6,179 and $11,985 for the three and six months ended June 30, 2008.  Total contributions to the funds were approximately $29,300 and $14,700 for the years ended December 31, 2008 and 2007, respectively.  We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

Net cash provided by operating activities was $3.4 million for the six months ended June 30, 2009, compared to net cash provided by operations of $3.5 million for the six months ended June 30, 2008.  The $993,000 decrease was primarily due to an increase in operating profit and our collection of receivables.  Net cash provided by operating activities was $3.9 million for the year ended December 31, 2008, compared to net cash provided by operations of $2.7 million for the year ended December 31, 2007.  The $1.2 million increase was primarily due to an increase in operating profit and our collection of receivables.  Net cash provided by operating activities was $2.7 million for the year ended December 31, 2007, compared to net cash provided by operations of $1.2 million for the year ended December 31, 2006.  The $1.5 million increase was primarily due to an increase in operating profit and our collection of receivables.

Net cash used in investing activities amounted to approximately $1.5 million for the six months ended June 30, 2009, compared to net cash used in investing activities of $299,000 for the six months ended June 30, 2008.  The change was due to an increase in our investment in fixed assets.  Net cash used in investing activities amounted to approximately $754,000 for the year ended December 31, 2008, compared to net cash used in investing activities of $547,000 for the year ended December 31, 2007.  The change was due to an increase in our investment in fixed assets.  Net cash used in investing activities amounted to approximately $547,000 for the year ended December 31, 2007, compared to net cash used in investing activities of $240,000 for the year ended December 31, 2006.  The change was due to an increase in our investment in fixed assets.

Net cash provided by financing activities amounted to $1.4 million for the six months ended June 30, 2009, compared to net cash used by financing activities of $2.0 million for the six months ended June 30, 2008.  The increase of cash provided by financing activities was primarily a result of the receipt of cash proceeds from the Private Placement.  Net cash used by financing activities amounted to $2.5 million for the year ended December 31, 2008, compared to net cash used by financing activities of $2.0 million for the year ended December 31, 2007.  The increase of cash used by financing activities was primarily a result of our payment of $2.1 million in cash dividends in January 2008 as compared to our payment of $1.3 million in cash dividends in January 2007.  Net cash used by financing activities amounted to $2.0 million for the year ended December 31, 2007, compared to net cash used by financing activities of $18,000 for the year ended December 31, 2006.  The increase of cash used by financing activities was primarily a result of our payment of $1.3 million in cash dividends in January 2007.

The ability of Shenzhen YPC to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. A majority of our revenue being earned and currency received are denominated in RMB, which is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.  Accordingly, Shenzhen YPC’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations.

Based upon our present plans, we believe that cash on hand, cash flow from operations and funds available to us through financing will be sufficient to fund our capital needs for at least the next 12 months.  We expect that our primary sources of funding for our operations for the upcoming 12 months and thereafter will result from [our cash flow from operations] to fund our operations during the upcoming 12 months and thereafter, in addition to the possibility of conducting debt and equity financings.  However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Contractual obligations

The following table describes our contractual commitments and obligations as of June 30, 2009:

	Payments due by Period (in $)
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Operating lease obligations	$462,756	$293,206	$169,550	$-	$-
Total	$462,756	$293,206	$169,550	$-	$-

Seasonality

Our business is not seasonal in nature.  The seasonal effect does not have material impact on our sales.

Quarterly Information (unaudited)

The table below presents selected (unaudited) results of operations for the quarters indicated.  All amounts are in thousands, except per share amounts.

	Quarter Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	Total
Revenues	$13,811	$13,790	$13,425	$11,867	$53,073
Gross Profit	3,781	3,903	3,698	3,405	14,787
Net Income	2,058	2,118	2,045	1,795	8,016
Basic and diluted net income per share	$0.19	$0.19	$0.18	$0.16	$0.72
Basic and diluted weighed average shares outstanding	11,069,260	11,069,260	11,069,260	11,069,260	11,069,260

	Quarter Ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	Total
Revenues	$7,634	$7,738	$6,933	$5,550	$27,855
Gross Profit	2,208	2,094	1,880	1,436	7,618
Net Income	1,381	1,253	1,119	876	4,631
Basic and diluted net income per share	$0.12	$0.11	$0.10	0.08	0.42
Basic and diluted weighed average shares outstanding	11,069,260	11,069,260	11,069,260	11,069,260	11,069,260

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Quantitative and Qualitative Disclosure Regarding Market Risk

Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates.  If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

Substantially all of our operations are conducted in the PRC and our primary operational currency in Chinese Renminbi (“RMB”).  As a result, currently the effect of the fluctuations of RMB exchange rates only has minimum impact on our business operations, but will be increasingly material as we introduce our products widely into new international markets.  Substantially all of our revenues and expenses are denominated in RMB.  However, we use the United States dollar for financial reporting purposes.  Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system.  Although the PRC government has stated our intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar.  Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Country Risk

The substantial portion of our assets and operations are located and conducted in China.  While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy.  The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources.  Some of these measures benefit the overall economy of China, but may also have a negative effect on us.  For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us.  If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Change in Accountants

On May 6, 2009, we dismissed AJ. Robbins, PC ("AJ. Robbins") as our independent registered public accounting firm following the change in control of the Company on the closing of the Share Exchange.  The Company engaged AJ. Robbins to audit its financial statements for the period from October 11, 2007 (inception) to December 31, 2008.  The decision to change accountants was approved and ratified by the Company’s Board of Directors.  The report of AJ. Robbins on the financial statements of the Company for the period from October 11, 2007 (inception) ended December 31, 2008 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern.  Additionally, during period from the Company’s inception (October 11, 2007) to December 31, 2008, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ. Robbins was engaged by the Company, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for period from October 11, 2007 (inception) to December 31, 2008.

The Company engaged Kempisty & Company Certified Public Accountants PC (“Kempisty”) as the Company’s independent registered public accounting firm as of May 6, 2009.  Kempisty is and has been Attainment Holding’s independent registered public accounting firm.

DESCRIPTION OF BUSINESS

Overview

We, through Shenzhen YPC, are engaged in the design, manufacture, sale and marketing of micro-motors and micro-motor components with a range of applications in automobiles, power tools, home appliances and consumer electronics.

Industry

General

We are engaged in the design, manufacture and sale of specialized micro-motors to the Chinese and international market.  We are focused on providing micro-motor products that meet the growing demand for efficient, quiet and compact motors from manufacturers of consumer electronics, automobiles, motorcycles, power tools, toys and household appliances.  Micro-motors are simple to control, easy to operate and are generally very reliable.  We believe that the market for micro-motor products will expand as manufacturers look to offer more automated features in their products.

The micro-motor industry has considerably raised the barriers to enter the industry.  Currently there are three main obstacles to entering the industry:

•
Due to the rapid technological progress in the micro-motor industry and since products necessitate higher technology, it is very difficult for ordinary enterprises to enter the industry if they do not already possess a high degree of technological capability.

•	The industry requires a large-scale production capability. If an enterprise does not have an adequate production capability, their products will not have a competitive price advantage in the market.

•	Industry users have formed a stable user-supplier concentration. If the newly entered rivals do not have a very strong competitiveness, it is very difficult for them to enter the original market.

Automobile specialty micro-motors are used for various automation functions in automobiles.  In order to stay competitive and attract customers, automobile manufacturers have been trying to keep costs down while offering more features in their automobiles, which particularly increases the degree of automation in an automobile offered by automakers.  This trend has creased a new market for new types of automobile specialty micro-motors that automate different parts of an automobile including car seats, windows, trunks, door locks, mirrors, sliding doors and roofs.  We believe that the worldwide demand for specialty automobile micro-motors with low costs and high quality is rapidly growing.  Global automakers are increasingly sourcing auto parts from low costs countries, such as China.

China

China is one of the world’s largest consumer markets.  China’s market for home appliances and automobiles has been growing, due in part to the country’s rapid economic growth.  Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle-class consumer base.  Notwithstanding China’s economic growth, with a population of 1.3 billion people, China’s economic output and consumption rates are still small on a per capita basis compared to developed countries.  As China’s economy develops, we believe that disposable income and consumer spending levels will continue to become closer to that of developed countries like the United States.

The micro-motor industry is a fast-growing industry in China.  In recent years, the production of motor products has moved to China and China’s market share of the manufacture of micro-motor products is expected to increase.  China has a number of benefits in the manufacture of micro-motors which are expected to drive this growth, including:

•	Low costs. China continues to have a relatively low cost of raw materials, land and labor, which is especially important given the labor-intensive nature of the manufacture of our micro-motors.

•	Proximity to supply chain. Manufacturing of consumer products in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.

•	Proximity to end-markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing.

Competitive Strengths

We believe the following strengths contribute to our competitive advantages and differentiate us from our competitors:

Market position

Since our inception, we have focused on the research, development and manufacture of specialized micro-motor products.  We have developed significant expertise in the key technologies and large-scale manufacturing that enables us to improve the quality of our products, reduce costs, and keep pace with current standards of the rapidly evolving consumer electronics industry.  We are able to bring to the market well-differentiated products that perform well against competitive offerings based on price, quality, and brand recognition.  To meet the changing needs of our customers, we intend to continue to improve and strengthen our in-depth capabilities to meet the changing needs of our customers and to continue to differentiate ourselves from our competitors in the global marketplace.

Design and manufacturing capabilities

We continue to focus on the development of new products for existing and new customers to meet the needs of existing customers and to broaden our customer base.  We employ a rigorous and systematic approach to product design and manufacturing.  Our design team develops and tracks new concepts and ideas from a variety of sources, including direct customer feedback, trade shows, and industry conferences.  Our products are manufactured in our 15,000 square meter factory by approximately 780 production employees.  Our production workshop includes a mold and molding workshop, a semi-finished products workshop, an assembly workshop and a finished products testing workshop.  Our use of manual labor during the production process benefits from the availability of relatively low-cost, skilled labor in China.  We have received several accreditations, including The International Organization for Standardization (ISO) 9001: 2000, the Chinese national 3C quality certification, and SGS/RoHS Environmental Protection Certification, attesting to our quality management requirements, manufacturing safety, controls, procedures and environmental performance.

Emphasis on providing our customer high value

We provide value to our customers by offering a broad range of high quality products, short lead times on custom products, quick delivery for stock products and local customer service and support.  We also offer the capability to design and manufacture custom products that address the needs of our customers.  We believe that we are well positioned relative to many of our competitors who emphasize low price.

Diversified customer base and end markets

During the year ended December 31, 2008, our products were sold to more than 15 OEMs and 11 distributors across a wide variety of end markets.  For 2008, approximately half of our sales were to OEMs and half were to distributors.  There were five distributors that accounted for over 5% of our sales for the year ended December 31, 2008.  We believe that the different purchasing patterns among our customers in the various end markets served allow us to reduce the overall sensitivity of demand of our products due to changes in the economy.  Also, we believe that our large installed base and specification of our products by leading OEMs on original equipment creates significant replacement demand.

Brand awareness

Our self-branded micro-motor products, marketed under our “Sunna” brand-name, have become a recognized brand name in China, which we expect will assist us in growing our business over the course of the next few years.  Our micro-motor products have a solid reputation and established a brand name in the PRC.

Experienced management team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs, technologies and our ability to capitalize on the opportunities resulting from these market changes.  Members of our senior management team also have significant experience with respect to key aspects of our operations, including research and development, product design, manufacturing, and sales and marketing.

Strategy

Our goal is to become a global leader in the development and manufacture of micro-motor products.  We intend to achieve this goal by implementing the following strategies:

Continue to pursue cost-effective opportunities

Our operating model, coupled with our modern manufacturing processes, has resulted in economies of scale, a low cost structure, and an ability to respond rapidly to customer demands.  We intend to achieve greater cost-effectiveness by expanding our production capacity, increasing our productivity and efficiency in the manufacturing process and seeking to reduce the per unit cost of production through the use of advanced technologies.

Expand existing and new product offerings

Since the commencement of our manufacturing operations in 1999, we have expanded our product offerings to produce a range of Alternating Current (“AC”) and Direct Current (“DC”) micro-motors.  We currently produce products in 28 different series that include more than 1,200 different product specifications.  We intend to expand our micro-motor product offerings for incorporation into new applications, such as Precision Slowdown Servo Drives.  Additionally we intend to focus our research and development activities to address industry trends to reduce noise, vibration and energy consumption in our micro-motor products.

Enhance brand awareness

We believe that continuing to strengthen our brand is critical to our increasing demand for, and achieving widespread acceptance of, our micro-motor products.  We believe a strong brand offers a competitive advantage and we intend to devote additional resources to strategic marketing promotion in order to increase brand awareness and product recognition and heighten customer loyalty.  We aim to develop our “Sunna” brand into an internationally recognizable brand.  We intend to exhibit our products at trade fairs around the world and devote additional resources into print, audio, television and outdoor advertising to promote our brand.

Build partnerships with new and existing clients

We intend to strengthen relationships with our existing clients and explore opportunities for product expansion with new and existing customers.  Our strategy is to establish partnerships with our current clients whereby we develop and manufacture new products based on client needs.

Pursue acquisitions to broaden product application and enhance cost-savings

We will consider strategic acquisitions that will provide us with a broader range of product offerings and access to new markets.  Additionally, we intend to consider acquiring manufacturers of micro-motor component parts, such as rotors, which will provide cost savings in our manufacturing operations.

Expand sales network and distribution channels

We intend to expand our sales network in China and develop relationships with a broader set of distributors and resellers, all in order to expand the market availability of our products in China.  We feel the Chinese markets are underserved and there exists vast opportunities to expand market presence.  We hope that these relationships will allow us to diversify our customer base and significantly increase the availability and exposure of our products.

Products

We develop, design, manufacture, and sell a wide range of micro-motor products.

Motors

We produce both Direct Current (“DC”) motors and Alternating Current (“AC”) motors, each of which have different functions and uses.  References to DC or AC refer to how the electrical current is transferred through and from the motor.  Our motors are designed as both stock and custom products.  Stock motors represented approximately 6.5% of our motor sales for 2008 and are available for immediate shipment.  Custom motors are built to customer specifications and are typically built and shipped with 2-3 weeks of order date.

DC Motors

DC motors are categorized into various types of motors, including brushless motors, brushed motors, servo motors, and gear motors.  DC motors require a direct current or voltage source in order to work.  DC motors provide a stable and continuous current and work well in applications where controlling speed and torque are important.  Brushed DC motors use rings (or “brushes”) that conduct the current and form the magnetic drive that powers the rotor.  Brushless DC motors use a switch to produce the magnetic drive that powers the rotor.  While brushed motors tend to wear out faster than brushless motors due to the wear on the brushes, brushless motors are generally more expensive than brushed motors.

Our primary brushed motor offering is our motorcycle micro-motor product.  Our high-performance motorcycle starter motor won the second prize of the Provincial-Level Scientific and Technology Progress Award.  Additionally, it was awarded the title of the State’s Key New Products, and was listed as one of the State-Level Torch Projects.  Its performance, quality and reliability all have reached the advanced level of similar international products.  We currently mass produce our motorcycle-starter motors.

Under development is our variable frequency brushless motor.  Our variable frequency brushless DC motor and its control devices were created from our own research and development.  This motor has passed the provincial level new product certification.  It is listed in the year 2000’s “China’s High-Tech Products Directory” (optical-electric-mechanical integration sector).  It closely combines the motor body with electrical and micro-electronic control devices to form a new type of electromechanical integration product.  We hope to introduce this product in the fourth quarter of 2009.

AC Motors

AC motors require an alternating current or voltage source, which can usually be obtained from places such as wall outlets, in order to work.  AC motors can be categorized into various types of motors, including single and multiphase motors, universal motors, servo motors, induction motors, synchronous motors, and gear motors.  AC motors generally work better than DC motors in situations that require a high starting power.

Single phase AC motors are general purpose motors and can be used in a variety of applications.  Our primary AC motor is our industry drive and control motor.  This product’s notable feature is its energy efficiency, targeted to and applied to specific occasions.  These high efficiency energy saving motors are included in the year 2000’s “China’s High-Tech Products Directory” (new energy and highly efficient energy-saving sector).  This product has reached the advanced level of similar foreign products and is already at the mass production stage in our factory.

Drives

Drives are electronic controls used to adjust the speed and torque of an electric motor to match an end application.  Our precision slowdown servo drive is still in the development stage.  It can accomplish such tasks as non-deviation precise positioning, complex contour processing, exact angle and speed synchronization (with dynamic tracking) and other complex servo control tasks.  It is an important servo component in electromechanical integration and artificial intelligence and has wide applications in various industrial automatic control equipments.  We hope to introduce this product in the fourth quarter of 2009.

Mechanical power transmission products

Sunna brand power transmission products include mounted bearings, enclosed shaft mount, helical and worm gearing, and other power transmission components such as bearings, sheaves and conveyor pulleys.  Our mechanical power transmission products are used in many applications and industries, including mining, petroleum, aggregate, unit handling, power generation and package handling.

We currently produce products in 28 different series that include more than 1,200 different product specifications.  Our various types of motors are designed for incorporation into a variety of applications, including:

•	Home appliances: including hairdryers, air conditioners, paper shredders, soy milk makers, juice makers, electric fans, heaters and massagers.

•	Automobiles and motorcycles: including automobile air conditioners, windshield wipers, automatic window mechanisms and ignitions.

•	Digital controls: including devices used to start mechanical equipment and other larger motors.

•	Tools: including lawn mowers, trimmers, branch cutters, channeling machines and other garden tools.

Revenues by product series as a percentage of total revenues is set forth below:

	Six Months Ended June 30, 2009		Year Ended December 31,
	2009	2008	2008	2007	2006
Home Appliance	68.8%	57.2%	59.3%	70.4%	70.7%
Auto Parts	19.4%	28.4%	26.9%	24.6%	29.3%
Digital Motor	11.8%	14.4%	13.8%	5.0%	-
	100%	100%	100%	100%	100%

Supply of Raw Materials

The cost of the raw materials used to produce our products is a key factor in the pricing of our products.  Our company has built long-term partnerships with key materials suppliers.  We currently work with over 50 suppliers to establish a stable and reliable supply of high-quality raw materials.  We maintain at least four suppliers for each of our key raw materials which include silicon, steel materials and lacquered wire and at least two suppliers for all of our other raw materials, which include various wrapping materials.  We strive to use only suppliers who have previously demonstrated quality control and reliability.  If any materials do not satisfy our quality or supply requirements, we can easily obtain our needed materials from another supplier.  While we do not maintain long-term contracts with our suppliers, and we believe that alternative suppliers are available.  We believe that the location of our manufacturing facility and design center in Shenzhen, China, provides us with flexibility in obtaining our necessary supplies, which allows us to reduce delays and costs for our materials.

Pricing and availability of raw materials can be volatile, attributable to numerous factors beyond our control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s limited supply.  To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

Our suppliers for our key raw materials are located in China, in the Zhejiang and Guangdong Provinces.  Our top three suppliers accounted for a total of approximately 34% and 27% of our raw material purchases during the years ended December 31, 2008 and 2007.  Our largest supplier accounted for 21% and 17%, respectively, of our raw material purchases in 2008 and 2007.

Presently, our relationships with our suppliers are good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.  However, due to our dependence on a few suppliers for certain raw materials, we could experience delays in development and/or the ability to meet demand for our products.  Although we have not been subject to shortages for any of our materials, we may be subject to cutbacks and price increases which we may not be able to pass on to our customers in the event that the demand for components generally exceeds the capacity of our suppliers.

Manufacturing

The manufacture of our micro-motor products requires coordinated use of machinery and raw materials at various stages of manufacturing.  Our manufacturing facilities are located in Shenzhen, Guangdong in our 15,000 square meter (approximately 161,000 square feet) factory.  Our facilities consist of a mold and molding workshop, a semi-finished products workshop, and assembly workshop and a finished products testing workshop.

Our modern production equipment consists of both domestic and foreign-manufactured equipment as well as in-house custom designed equipment.  Production capability at our manufacturing facilities encompasses assembling, machining, pressing, tooling, mold making and plastic injection molding to produce components and final products.  Our modern production facilities allow us to produce high quality products at competitive prices.

We periodically evaluate the production layout of our factory in order to maximize our production capacity.  Currently, we produce approximately 1.5 million micro-motor units annually.  We intend to further streamline our production process and continue investing in our manufacturing infrastructure to further increase our manufacturing capacity, helping us to control the per unit cost of our products.

We manufacture substantially all of the products that we sell, including some of the components used in our products, such as hardware struts, stators and rotors.  We purchase other components for our products, such as lacquered wire, commutators, spindle, and bearings from third party suppliers.  In addition to manufacturing components, our motor manufacturing operations include machining, welding, winding, assembling, and finishing operations.  Manufacturing many of our own components permits us to better manage cost, quality and availability.

Quality Control

Quality control an important element of our business practices.  We have stringent quality control systems that are implemented by approximately 30 company-trained staff members to ensure quality control over each phase of the production process, from the purchase of raw materials through each step in the manufacturing process.  Supported by advanced equipment, we utilize a scientific management system and precision inspection measurement capable of ensuring our products are of high quality.

Our quality control department executes the following functions:

•	setting internal controls and regulations for semi-finished and finished products;

•	testing samples of raw materials from suppliers;

•	implementing sampling systems and sample files;

•	maintaining quality of equipment and instruments; and

•	articulating the responsibilities of quality control staff.

We have obtained certifications and accreditations that we believe exhibit our ability to efficiently manufacture quality products.  We first obtained ISO9001:2000 quality system accreditation in 2001.  The International Organization for Standardization (ISO) defines the ISO 9000 quality management system as one of international references for quality management requirements in business-to-business dealings.  In 2003 we obtained the Chinese 3Cquality certification.  In 2005, we obtained certification for compliance with the Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, which is commonly referred to as the Restriction of Hazardous Substances Directive, or RoHS.  RoHS restricts the use of various hazardous materials in the manufacture of electronic and electrical equipment.

Sales and Marketing

We employ a sales and marketing team of 14 people that focus on selling and marketing our products.  We mainly sell our products directly to original equipment manufacturers (“OEMs”).  We sell our vehicle micro-motors directly to automobile and motorcycle manufacturers.  Sales directly to OEMs and vehicle manufacturers accounted for 51% of our total sales during the year ended December 31, 2008.  In addition, we also sell our micro-motor products to distributors and resellers and through our website.  Sales to distributors and resellers accounted for 49% of our sales for the year ended December 31, 2008.  We did not make any sales through our website in 2008 and have not made any sales through our website in 2009.

 We participate in industry trade shows and technical conferences in order to promote our products and increase our brand awareness.  In the future, we intend to utilize various traditional media advertising to sell and promote our products, including print advertisements in magazines and newspapers, and audio and television advertisements.  We also intend to hold press conferences for launching our new products.

A small number of customers account for a very significant percentage of our revenue. In the six months ended June 30, 2009 we had six customers that each accounted for at least 5% of the revenues that we generated, with two of those customers accounting for at least 10% of our revenue.  Those six customers accounted for 50.7% of our net revenue for the six months ended June 30, 2009.  In the year ended December 31, 2008, eight customers accounted for 5% or more of our net sales, compared to seven customers that accounted for 5% or more of our net sales in the year ended December 31, 2007.  Approximately 59.5% and 54.0% of our net sales in 2008 and 2007, respectively, were attributable to customers accounting for 5% or more of our net sales in those periods.  Our largest customer in 2008 accounted for 11% of our total sales in 2008.  Our largest customer in 2007 accounted for 17.1% of our total sales in 2007.

The loss of any of these customers could have a material adverse effect upon our revenue and net income.

Research and Development

Our product design efforts include both the development of new products, which extend our product lines, and the improvement and modification of our existing products for incorporation into new applications.  To enhance our product quality, reduce cost, and keep pace with technological advances and evolving market trends, we have established an advanced research and development center.  Our research and development center concentrates on researching the areas of industrial automation, office automation and home automation.

We employ 29 scientific and technical personnel who are directly engaged in the research and development of new products and their applications, including persons holding senior professional titles, electrical machine and control professionals, mechanical design and manufacturing professionals and electrical and electronics professionals.  This represents approximately 4% of our total number of company employees.  Among them, there are 9 people holding senior professional titles, 14 electrical machine and control professionals, 11 mechanical design and manufacturing professionals, and 4 electrical and electronics professionals.  Our research professionals closely observe industry trends in consumer products to design motors for incorporation into new products.  By working closely with our customers to design new products, we have been able to improve our competitive position in the micro-motor industry.

We also work with universities including Shenzhen University, and other scientific research institutes to develop new products and technology and enhance our current products.

For the six months ended June 30, 2009 and the years ended December 31, 2008 and 2007, we expended $787,995, $1,032,722 and $445,841, respectively, in research and development.

Backlog

We have historically shipped the majority of our products in the month the order is received.  Due to the short-cycle nature of our business, we do not sustain significant backlogs and had no backlog of unfilled orders as of June 30, 2009, December 31, 2008 and December 31, 2007.

Warranties and Return Policy

We offer limited warranties for our products, comparable to those offered by our competitors in China.  We typically offer a warranty of up to 1 year, under which we will pay for labor and parts, or offer a new or similar unit in exchange for a non-performing unit.  Our customers may return products to us for a variety of reasons, such as damage to goods in transit, cosmetic imperfections and mechanical failures, if within the warranty period.

Product Liability and Insurance

We do not have product liability insurance.  Because of the nature of the products sold by us, we may be periodically subject to product liability claims resulting from personal injuries.  We may become involved in various lawsuits incidental to our business.  To date, we have not been subject to products liability litigation.  Product liability insurance is expensive, restrictive and difficult to obtain.  Accordingly, there can be no assurance that we will have capital sufficient to cover any successful product liability claims made against us in the future, which could have a material adverse effect on our financial condition and results of operations.

Competition

We face competition from many other micro-motor manufacturers, most of which have significantly greater name recognition and financial, technical, manufacturing, personnel, marketing, and other resources than we have.  Our competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements.  They may also devote greater resources to the development, promotion and sale of their products than we do.  We compete primarily on the basis of quality, price, reliability, brand recognition, and quality assurance and support to our customers.  Our primary competitors include Wolong Holding Group Co., Ltd., a manufacturer of micro and specialty motors; Shanghai Motor Co., Ltd., a manufacturer of turbo generators and large-scale TAC DC motors; Shangdong Electric Group, a maker of general motors; Nanyang Explosion-proof Electrical Group and Jiamusi Electric Corp., both manufacturers of explosion-proof and high-voltage motors; Xinagtan Electric Group Co., a producer of traction motors and high-voltage motors; Zhangqiu Haier Appliances Motor Co., Ltd., a maker of appliance motors; and  Xima Motor Group, Co., Ltd. and Jiangsu Dazhong Electric Corp., manufacturers of high-voltage motors and DC motors.

Intellectual Property

We rely on a combination of patent, trademark and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the micro-motor industry. We currently have one patent application pending in China for technology related to shaded-pole motors.  We do not currently own any patents or license any patents from third parties.

We also rely on unpatented technologies to protect the proprietary nature of our product and manufacturing processes.  We require that our management team and key employees enter into confidentiality agreements that require the employees to assign the rights to any inventions developed by them during the course of their employment with us.  All of the confidentiality agreements include non-competition and non-solicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

We have one registered trademark in China.  Our trademark registration certificate expires in September 2011.

Our success will depend in part on our ability to obtain patents and preserve other intellectual property rights covering the design and operation of our products.  We intend to continue to seek patents on our inventions when we deem it commercially appropriate.  The process of seeking patent protection can be lengthy and expensive, and there can be no assurance that patents will be issued for currently pending or future applications or that our existing patents or any new patents issued will be of sufficient scope or strength or provide meaningful protection or any commercial advantage to us.  We may be subject to, or may initiate, litigation or patent office interference proceedings, which may require significant financial and management resources.  The failure to obtain necessary licenses or other rights or the advent of litigation arising out of any such intellectual property claims could have a material adverse effect on our operations.

Employees

As of June 30, 2009, we had approximately 900 employees, all of whom are full-time employees.  All of our employees are based inside China.  We have not experienced any work stoppages and we consider our relations with our employees to be good.

All of our employees in China are represented by a labor union formed on October 18, 2007, pursuant to the requirements of the China’s National Labor Law.  The members of Shenzhen YPC’s labor union represent the interests of each of Shenzhen YPC’s employees.  On August 5, 2006, Shenzhen YPC entered into a 3-year collective contract with the labor union covering various policies on various employment matters such as recruitment, leave, wages and allowances, benefits, employment security, and discipline and punishment.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations.  Total contributions to the funds were approximately $2,857 and $8,056 for the three and six months ended June 30, 2009, respectively, and approximately $29,300 and $14,700 for the years ended December 31, 2008 and 2007, respectively.  We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations.

We also provide housing facilities for our employees.  Currently, approximately 99% of our employees live in company-provided housing facilities.  Under PRC laws, we may be required to make contributions to a housing assistance fund for employees based in Shenzhen, China.  We expect to commence contributions to the housing assistance fund after the proposed listing of our securities on the NASDAQ Global Market, which will increase the costs and expenses of conducting our business operations and could have negative effect on our results of operations.

PRC Government Regulations

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work.  Our business license covers our present business of the production and marketing of micro-motor products and relevant components.  Prior to expanding our business beyond that of our business license, we are required to apply and receive approval from the PRC government.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions.  These include local labor laws and regulations, which may require substantial resources for compliance.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively.  The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work.  The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Environmental regulations

We are subject to various state and local environmental laws and regulations of the PRC, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process.  The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.  We believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations.  Although we believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, it is possible that future environmental legislation may be enacted or current environmental legislation may be interpreted to create environmental liability with respect to our other facilities, operations, or products.

We constructed our manufacturing facilities with the PRC’s environmental laws and requirements in mind.  If we fail to comply with the provisions of environmental laws, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations.

Patent protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries.  The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets.

The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

•	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

•	Paris Convention for the Protection of Industrial Property (March 19, 1985);

•	Patent Cooperation Treaty (January 1, 1994); and

•	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985.  Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.  The current effective amended China Patent Law was further amended by the Standing Committee of the National People’s Congress of the PRC on December 27, 2008 and will come into effect on October 1, 2009.  To our knowledge, the current effective amended Implementing Regulations of the China Patent Law are in the progress of further amendment and will be released in the near future so that the amended Implementing Regulations are in compliance with the newly amended China Patent Law.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents—patents for inventions, utility models and designs.  The Chinese patent system adopts the principle of first to file; therefore, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application.  Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability.  For a design to be patentable, it cannot be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee.  One broad exception to this rule, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license.  A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires.  SIPO, however, has not granted any compulsory license to date.  The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder.  Patent holders who believe their patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts.  Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings.  Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement.  If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to more times of the license fee under a contractual license.  The infringing party may be also fined by Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party.  If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB500,000, or approximately US$73,200.

Tax

Pursuant to the amended Provisional Regulation of China on Value Added Tax and their Implementing Rules which came into effect on January 1, 2009, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay Value Added Tax (“VAT”) at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer.  Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or borne.  Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

Foreign currency exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions.  Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE.  Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE.  Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce (“MOFCOM”), the SAFE and the State Reform and Development Commission.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Dividend distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital.  These reserves are not distributable as cash dividends.  The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Properties

We lease our manufacturing facilities, which consist of our factory space and dormitories, pursuant to a written lease agreement.  Our lease for these facilities expires on December 21, 2010.  Our lease has been registered with the Shenzhen Futian Bureau of Housing Lease Management.

In addition, we sublet office space in Hong Kong though our subsidiary Luck Loyal pursuant to a lease agreement that expires on August 19, 2010.  Our landlord currently leases the premises under an oral agreement with the property owner.  In the event that the oral agreement between our landlord and the property owner terminates, Luck Loyal’s lease agreement with our landlord will lapse and Luck Loyal will have to negotiate a new tenancy agreement with the property owner in order to continue to occupy the property.

Our principal corporate offices are located in the PRC at Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, People’s Republic of China.

Legal Proceedings

We are not involved in any material legal proceedings outside of the ordinary course of our business.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management as of the date of this prospectus.

Name	Age	Position
Yue Wang	25	Chief Executive Officer
Haixia Zhang	31	Chief Financial Officer and Corporate Secretary
Xiaobo Zhang	34	Chief Administrative Officer
Hongyang Chen	34	Executive Vice President
Fugui Wang	46	Chairman of the Board of Directors
Jianrong Li	46	Director
Guoqiang Zhang	37	Director
Liang Tang	56	Director
Shuiping Wang	44	Director

Yue Wang has served as Chief Executive Officer of the Company since March 2009 and as General Manager of Shenzhen YPC since February, 2006.  Prior to serving as General Manager, Mr. Wang served as the Vice General Manager of Shenzhen YPC from January 2005.  Prior to January 2005, Mr. Wang was a student at the University of Leeds in London.  Mr. Wang received a Bachelor of Arts degree in Business and Economy from the University of Leeds in 2005.

Haixia Zhang has served as the Chief Financial Officer of the Company since March 2009 and as Chief Financial Officer of Shenzhen YPC since June 2008.  From March 2005 to June 2008, Mr. Zhang served as the Financial Manager of Shenzhen YPC.  From January 2003 to March 2005, Mr. Zhang served as an accountant at Hunan Huxiang Wood Industry Co., Ltd., a company involved in the production and sale of wooden plates.  Mr. Zhang received a bachelor’s degree in accounting in 2001 from Hunan University.

Xiaobo Zhang has served as the Chief Administrative Officer of the Company since March 2009 and as Chief Administrative Officer of Shenzhen YPC since August 2008.  From December 2004 to December 2007, Mr. Zhang served as the human resources manager for Johnson Electric (Shenzhen) Co., Ltd.  From December 2000 to December 2004, Mr. Zhang served as the human resources manager for Li Qian Fluorescent Furniture (Shenzhen) Co., Ltd.  Mr. Zhang received a bachelor’s degree in business administration in 1997 from the Anhui University School of Management.

Hongyang Chen has served as the Executive Vice President of the Company since March 2009 and as the Executive Vice General Manager of Shenzhen YPC since March 2003.  Mr. Chen received a bachelor’s degree in electrical engineering in 1997 from Northwestern Polytechnic University.

Fugui Wang has served as Chairman of the Board of the Company since March 2009 and as a director of Shenzhen YPC since November 1999.  Since October 2001, Mr. Wang has served as the president of Rongxuan An (Shenzhen) Industrial Development Co., Ltd.  Mr. Wang received a bachelor’s degree in civil engineering in 1981 from Chongqing University.

Jianrong Li has served as a director of the Company since March 2009 and as a director of Shenzhen YPC since November 1999.  From November 1999 to January 2005, Ms. Li also served as the General Manager of Shenzhen YPC.  Ms. Li received a bachelor’s degree in Chinese in 1981 from Shaoyang Teacher University.

Guoqiang Zhang has served as a director of the Company since March 2009 and has been a director of Shenzhen YPC since March 2003.  Since 2003, Mr. Zhang has served as the General Manager of Friends of Shenzhen Venture Capital Co., Ltd.  Mr. Zhang received a bachelor’s degree in accounting from Guangzhou Institute of Financial and Economics College in 1992.

Liang Tang has served as a director of the Company since March 2009 and as a director of Shenzhen YPC since March 2008.  Since 2002, Mr. Tang has served as the Chief Financial Officer of Hunan Shaoyang Ocean Fertilizer Group, a company engaged in the production and sale of fertilizer.  Mr. Tang received a bachelor’s degree in finance in 1989 from Hunan TV University.

Shuiping Wang has served as a director of the Company since March 2009.  He served as the Director and Accountant of the ChaHuTanXiang Enterprise Office from May 2004 to September 2008.  Mr. Wang received a bachelor’s degree in accounting in 1985 from Hunan University of Finance and Economics.

Family Relationships

Fugui Wang, our Chairman of the Board, and Jianrong Li, one of our directors, are married and are the parents of Yue Wang, our Chief Executive Officer.  There are no family other relationships among any of the officers and directors.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

The Company is not aware of any legal proceedings in which any director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee.  Functions customarily performed by such committees are performed by its Board of Directors as a whole.  We are not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system.  We intend to create board committees, including an independent audit committee, in the near future.  If we are successful in listing our common stock on the NASDAQ Global Market, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for listing on the NASDAQ Global Market and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934.

Director Independence

Guoqiang Zhang, Liang Tang and Shuiping Wang are considered independent directors under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, even though such definition does not currently apply to us because we are not listed on the NASDAQ Global Market.

Code of Business Conduct and Ethics

On December 20, 2007, we adopted a formal code of ethics statement for senior officers and directors (the “Code of Ethics”) that is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the Company files or submits to the Securities and Exchange Commission and others.  A form of the Code of Ethics is filed as Exhibit 14.1 to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2009.  Requests for copies of the Code of Ethics should be sent in writing to China Electric Motor, Inc., Attention: Secretary, Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, China.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Before the Share Exchange

Prior to the closing of the Share Exchange on May 6, 2009, we were a “blank check” shell company named SRKP 21, Inc. that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The only officers and directors of SRKP 21, Inc., Richard Rappaport and Anthony Pintsopoulos, SRKP 21’s President and Chief Financial Officer, respectively, did not receive any compensation or other perquisites for serving in such capacities.  Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with SRKP 21 upon the closing of the Share Exchange and are no longer employed by or affiliated with our company.

Prior to the closing of the Share Exchange, our current named executive officers were compensated by Shenzhen YPC until the closing of the Share Exchange, including for the year ended December 31, 2008 and the period from January 1, 2009 to May 6, 2009.  The Chairman of the Board of Shenzhen YPC, Fugui Wang, determined the compensation for himself and the other executive officers of Shenzhen YPC that was earned in fiscal 2008 and the period from January 1, 2009 to May 6, 2009 after consulting with the board members of Shenzhen YPC.  In addition, the Board of Directors of Shenzhen YPC approved the compensation.  From January 1, 2009 to May 6, 2009 and during the fiscal years of 2008, 2007 and 2006, the compensation for Shenzhen YPC’s named executive officers consisted solely of each executive officer’s salary and cash bonus.  The Board of Directors of Shenzhen YPC believe that the salaries paid to our executive officers during 2008 and the period from January 1, 2009 to May 6, 2009 are indicative of the objectives of its compensation program and reflect the fair value of the services provided to Shenzhen YPC, as measured by the local market in China.

Compensation After the Share Exchange

Upon the closing of the Share Exchange, the executive officers of Shenzhen YPC were appointed as our executive officers and we adopted the compensation policies of Shenzhen YPC, as modified for a company publicly reporting in the United States.  Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf.  Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development.  For these reasons, the elements of compensation of our executive officers are salary and bonus.  Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

Salary is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution.  We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

We determine the levels of salary as measured primarily by the local market in China.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China.  In determining market rate, we review statistical data collected and reported by the Shenzhen Labor Bureau which is published monthly.  The statistical data provides the high, median, low and average compensation levels for various positions in various industry sectors.  In particular, we use the data for the manufacturing sector as our benchmark to determine compensation levels because we operate in Shenzhen City as a consumer electronics manufacturer.  Our compensation levels are at roughly the 80th-90th percentile of the compensation spectrum for the manufacturing sector.

Corporate performance goals include sales targets, research and development targets, production yields, and equipment utilization.  Additional key areas of corporate performance taken into account in setting compensation policies and decisions are cost control, profitability, and innovation.  The key factors may vary depending on which area of business a particular executive officer’s work is focused.  Individual performance goals include subjective evaluation, based on an employee’s team-work, creativity and management capability, and objective goals such as sales targets.  We have not paid bonuses to our executive officers in the past.  If we successfully complete our proposed listing of our common stock on the NASDAQ Global Market, we expect to pay bonuses to our executive officers based if corporate and individual performance goals are met.  Generally, the amount of a bonus, when awarded, will be equal to one month’s salary plus 5% to 25% of the individual's annual salary.  If the corporate and individual goals are fully met, the bonus will be closer to the top end of the range.  If the goals are only partially met, the amount of the bonus will be closer to the bottom end of the range.  In no event will there be a bonus equal to more than one month's salary if the corporate goals are not met by at least 50%.

Our board of directors intends to establish a compensation committee in 2009 comprised of non-employee directors.  The compensation committee will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives.  Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business.  Prior to the formation of the compensation committee, Fugui Wang, upon consulting with our board members, determined the compensation for our current executive officers.  In 2009, our compensation committee will determine compensation levels for our executive officers.  We have established a compensation program for executive officers for 2009 that is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  If paid, bonuses for executive officers in 2009 will be based on company and individual performance factors, as described above.

If we successfully complete our proposed listing on the NASDAQ Global Market in 2009, we intend to adjust our compensation evaluations upwards in 2009, including through the payment of bonuses.  However, in such case, we do not intend to increase compensation by more than 20%.  We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities and the expansion of our business to be assumed by each of the executive officers after we become a publicly listed company.

We also intend to expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.  We intend to adopt an equity incentive plan in the near future and issue stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company.  We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee will evaluate our achievements for each fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income.

Summary Compensation Table

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2008 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals, as applicable, for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	Total
Yue Wang	2008	$8,126	$-	$8,126
Chief Executive Officer	2007	6,575	-	6,575
	2006	4,490	-	4,490

Haixia Zhang	2008	$6,627	$-	$6,627
Chief Financial Officer	2007	5,425	-	5,425
	2006	4,307	-	4,307

Richard Rappaport (1)	2008	$-	$-	$-
Former President	2007	-	-	-
and Former Director	2006	-	-	-

Anthony Pintsopoulos (1)	2008	$-	$-	$-
Former Secretary, Former Chief	2007	-	-	-
Financial Officer, and Former	2006	-	-	-
Director

(1)	Upon the close of the Share Exchange on May 6, 2009, Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company, which they held from the Company’s inception on October 11, 2007.

Grants of Plan-Based Awards in 2008

There were no option grants in 2008.

Outstanding Equity Awards at 2008 Fiscal Year End

There were no option exercises or options outstanding in 2008.

Option Exercises and Stock Vested in Fiscal 2008

There were no option exercises or stock vested in 2008.

Pension Benefits

There were no pension benefit plans in effect in 2008.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2008.

Employment Agreements

Each of Yue Wang, Haixia Zhang, Xiaobo Zhang and Hongyang Chen are parties to employment agreements with Shenzhen YPC with durations of one year from January 1, 2009 to December 31, 2009, further to which each employee is paid a monthly salary as follows:

•	Yue Wang is paid a monthly salary of RMB 4,000, which is approximately US$585.

•	Haixia Zhang is paid a monthly salary of RMB 3900, which is approximately US$570.

•	Xiaobo Zhang is paid a monthly salary of RMB 3,500, which is approximately US$512.

•	Hongyang Chen is paid a monthly salary of RMB 3,800, which is approximately US$556.

Pursuant to the agreement, each employee’s salary is reviewed annually in March for adjustment in light of the employee’s performance and working conditions.  In the event an employee works overtime that has been approved by Shenzhen YPC, each employee will be offered compensation leave or overtime salary in accordance with the Labor Law of China.  Under the employment agreements, the employees have an obligation to maintain the commercial secrets of the Company.

During each employee’s probationary period, either the employee or Shenzhen YPC may terminate the agreement, provided however, that Shenzhen YPC may only terminate the agreement if the employee has failed to satisfy the requirements for his or her recruitment, as stipulated in Shenzhen YPC’s employee handbook and other relevant regulations.  Each agreement may be renewed upon one party’s providing of 30 days written notice to the other party and both parties’ agreement to renew the agreement.  The employment agreements provide for immediate termination upon the occurrence of termination conditions stipulated by the Law of Labor Contract in China.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2008 by members of board of directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Fugui Wang	3,000	-	-	-	-	-	3,000
Jianrong Li	3,000	-	-	-	-	-	3,000
Guoqiang Zhang	3,000	-	-	-	-	-	3,000
Liang Tang	3,000	-	-	-	-	-	3,000
Shuiping Wang	3,000	-	-	-	-	-	3,000

(1) Represents fees paid in cash for service on the board of Shenzhen YPC.

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.  We intend to develop such a policy in the near future.

Indemnifications of Directors And Executive Officers And Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Attainment Holdings Limited

Attainment Holdings Limited, Luck Loyal International Investment Limited and Shenzhen YuePengCheng Motor Company Limited, are either directly or indirectly wholly-owned subsidiaries of China Electric Motor, Inc. and each of which has interlocking executive and director positions with us and with each other.

Share Exchange

On May 6, 2009, we completed the Share Exchange with Attainment Holdings and Excel Profit Global Group Limited, the former sole shareholder of Attainment Holdings (“Excel Profit”).  At the closing, Attainment Holdings became a wholly-owned subsidiary of the Company and 100% of the issued and outstanding securities of Attainment Holdings were exchanged for securities of our company.  An aggregate of 11,069,260 shares of common stock were issued to Excel Profit, the sole shareholder of Attainment Holdings, and certain designees.  As of the close of the Share Exchange, Excel Profit owned approximately 72.4% of the issued and outstanding stock of the Company.  Prior to the closing of the Share Exchange and the closing of the Private Placement, the stockholders of the Company agreed to the cancellation of an aggregate of 3,260,659 shares and 3,985,768 warrants to purchase shares of common stock held by them such that there were 12,741,449 shares of common stock and warrants to purchase 626,984 shares of common stock owned by them immediately after the Share Exchange and initial closing of the Private Placement.  The Board resigned in full and appointed Fugui Wang, Jianrong Li, Guoqiang Zhang, Liang Tang and Mr. Shuiping Wang to the board of directors of our company, with Fugui Wang serving as Chairman.  The Board also appointed Yue Wang as our Chief Executive Officer, Haixia Zhang as our Chief Financial Officer and Corporate Secretary, Xiaobo Zhang as our Chief Administrative Officer, and Hongyang Chen as our Executive Vice President.  Each of these executives and directors were executives and directors of Attainment Holdings and/or its subsidiaries.  We also agreed to pay an aggregate of $600,000 in connection with the Share Exchange, consisting of $350,000 to WestPark Capital, the placement agent in the private placement described below, and $250,000 to a third party unaffiliated with the Company, Attainment Holdings or WestPark Capital.  Of this amount $350,000 has been paid to WestPark and $165,500 has been paid to the unaffiliated third party as of the date of this prospectus.

Private Placement

Richard Rappaport, one of our controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in WestPark Capital, Inc., the placement agent for the equity financing, of approximately $4.4 million conducted by us in connection with the Share Exchange.  Anthony C. Pintsopoulos, an officer, director and significant stockholder of ours prior to the Share Exchange, is the Chief Financial Officer of WestPark Capital, Inc.  Kevin DePrimio and Jason Stern, each employees of WestPark Capital, Inc., are also our stockholders.  Richard Rappaport is the sole owner of the membership interests of WestPark Capital Financial Services, LLC.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with us upon the closing of the Share Exchange.  We agreed to pay WestPark Capital, Inc., the placement agent for the Private Placement, a commission equal to 8.5% of the gross proceeds from the Private Placement, in addition to a $140,000 success fee for the Share Exchange and an $80,000 due diligence fee, for an aggregate fee of approximately $594,000.  Of this amount, approximately $552,000 has been paid to WestPark Capital as of the date of this prospectus.

Li Conversion

Jianrong Li, one of our directors, shall convert approximately $1.3 million owed to her by Attainment Holdings into shares of the Company’s common stock on the effective date of the public offering contemplated herein, the conversion price of such to be equal to the per share price of the shares sold in this public offering (the conversion shall be known has the “Li Conversion”).

Policy for Approval of Related Party Transactions

We do not currently have a formal related party approval policy for review and approval of transactions required to be disclosed pursuant to Item 404 (a) of Regulation S-K. We expect our board to adopt such a policy in the near future.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock based on issued and outstanding shares of common stock before and after the offering, by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

The number of shares of our common stock outstanding as of the date of this prospectus, excludes up to 2,300,000 shares of our common stock (excluding an underwriter’s option to purchase an additional 345,000 shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith.  Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.  Unless otherwise indicated, the address of each stockholder listed in the table is c/o China Electric Motor, Inc., Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, China

Name and Address of Beneficial Owner	Title	Shares of Common Stock Beneficially Owned Before the Offering		Percent of Class Beneficially Owned Prior to Offering (1)	Shares of Common Stock Beneficially Owned After the Offering		Percent of Class Beneficially Owned After Offering (2)

Directors and Executive Officers
Yue Wang	Chief Executive Officer	-		-	-		-

Haixia Zhang	Chief Financial Officer and Corporate Secretary	-		-	-		-

Xiaobo Zhang	Chief Administrative Officer	-		-	-		-

Hongyang Chen	Executive Vice President	-		-	-		-

Fugui Wang	Director	-		-	-		-

Jianrong Li	Director	-		-	197,200	(3)	1.2%

Guoqiang Zhang	Director	-		-	-		-

Liang Tang	Director	-		-	-		-

Shuiping Wang	Director	-		-	-		-

Officers and Directors as a Group (total of 9 persons)		-		-	-		-

5% Owners

Excel Profit Global Group Limited (4)		9,226,679		63.4%	9,226,679		54.1%

Richard Rappaport 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		1,267,271	(5)	8.5%	1,267,271	(5)	7.3%

(1)	Based on 14,542,364 shares of common stock issued and outstanding as of October 9, 2009.

(2)
Based on 17,039,564 shares of common stock, which consists of (i) 14,542,364 shares of common stock issued and outstanding as of October 9, 2009, (ii) 2,300,000 shares of common stock issued in the public offering (excluding the underwriters’ over-allotment option of up to 345,000 shares), and (iii) an estimated 197,200 shares of common stock that will be issued to Jianrong Li, one of our directors, upon the closing of this public offering.  The shares that will be issued to Ms. Li will be for the conversion of a loan balance of $1.3 million that we owe to Ms. Li, based on the mid-point of the estimated range of the offering price of $6.50 per share.  See above, Prospectus Summary—Recent Events—Li Conversion, for additional information.

(3)
Upon the closing of this public offering, we will issue to Ms. Li an estimated 197,200 shares of common stock in connection with the conversion of a loan balance of $1.3 million that we owe to Ms. Li.  The number of shares that will be issued to Ms. Li will be equal to the loan balance divided by the offering price of this offering.  Based on the mid-point of the estimated range of the offering price of $6.50 per share, we will issue Ms. Li approximately 197,200 shares of common stock.  See above, Prospectus Summary—Recent Events—Li Conversion, for additional information.

(4)
To Chau Sum, who is the 100% owner of Excel Profit Global Group Limited, may be deemed the indirect beneficial owner of these securities since he has sole voting and investment control over the securities.

(5)
Includes 216,320 shares of Common Stock and a warrant to purchase 100,303 shares of Common Stock owned by Mr. Rappaport.  Also includes 60,840 shares of Common Stock and warrants to purchase 28,210 shares of Common Stock held by each of the Amanda Rappaport Trust and the Kailey Rappaport Trust (together, the “Rappaport Trusts”) as well as 528,497 shares of Common Stock and warrants to purchase 245,051 shares of Common Stock held by WestPark Capital Financial Services LLC.  All warrants are currently exercisable.  Mr. Rappaport, as Trustee of each of the Rappaport Trusts and Chief Executive Officer (“CEO”) and Chairman of WestPark Capital Financial Services, LLC, may be deemed the indirect beneficial owner of these securities since he has sole voting and investment control over the securities

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 14,542,364 shares are issued and outstanding as of the date of this prospectus.  Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

At the date of this prospectus, Excel Profit Global Group, the former sole stockholder of Attainment Holdings, owns approximately 63.4% of the outstanding shares of our common stock. Accordingly, Excel Profit is in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series. No shares of Preferred Stock have been issued.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

Prior to the Share Exchange, our stockholders held an aggregate of 4,612,662 warrants to purchase shares of our common stock.  Our stockholders cancelled an aggregate of 3,985,768 warrants in conjunction with the closing of the Share Exchange. As of the date of this prospectus, the stockholders held an aggregate of 626,894 warrants with an exercise price of $0.000154 per share.  The warrants are currently exercisable.

Market Price of Our Common Stock

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the NASDAQ Global Market. If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our financial position and results of operations;
•	Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;
•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;
•	Announcements of innovations or new products or services by us or our competitors;
•	Federal and state regulatory actions and the impact of such requirements on our business;
•	The development of litigation against us;
•	Changes in estimates of our performance by any securities analysts;
•	The issuance of new equity securities pursuant to a future offering or acquisition;
•	Changes in interest rates;
•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	Period-to-period fluctuations in our operating results;
•	Investor perceptions of us; and
•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law.  This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable.  In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts.  These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Listing

We intend to apply to have our common stock approved for listing on the NASDAQ Global Market.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of 17,039,564 shares of common stock, assuming no exercise of the underwriters’ over-allotment option and assuming that we will issue a total of 197,200 shares of common stock to Jianrong Li in connection with the conversion of our outstanding loan balance of $1.3 million into shares of common stock at a per share price that is equal to $6.50 per share, which is the mid-point in the range of the estimated offering price.  All of these shares will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

(1)
Excludes up to 345,000 shares that may be sold upon the underwriters’ over-allotment option and (ii) up to 115,000 shares of common stock underlying warrants to be received by the underwriters in this offering. We are also concurrently registering for resale under a separate prospectus up to 2,524,998 shares of our common stock held by the selling stockholders named under such prospectus (including 127,951 shares that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in such prospectus). None of these securities are being offered by us and we will not receive any proceeds from the sale of these shares. For additional information, see above under “Prospectus Summary — Recent Events.”

(2)
Based on (i) 14,542,364 shares of common stock issued and outstanding as of the date of this prospectus, (ii) 2,300,000 shares of common stock issued in the public offering (excluding the underwriters’ over-allotment option of up to 345,000 shares and the underwriters’ warrants to purchase up to 115,000 shares of common stock), and (iii) an estimated 197,200 shares of common stock that will be issued to Jianrong Li, one of our directors, upon the closing of this public offering.  The shares that will be issued to Ms. Li will be for the conversion of approximately $1.3 million owed to her by Attainment Holdings, based on the mid-point of the estimated range of the offering price of $6.50 per share.  See above, Prospectus Summary—Recent Events—Li Conversion for additional information.

All other outstanding shares not sold in this offering will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Our stockholders will not be eligible to utilize Rule 144 until May 2010, at the earliest, which is 12 months from the date we filed our Form 10 information, as required under Rule 144. Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows (excluding 626,894 shares of common stock underlying previously issued warrants):

Approximate Number of Shares Eligible for Future Sale	Date
2,300,000	After the date of this prospectus, freely tradable shares sold in this offering.

2,524,998
After the date of this prospectus, these shares will have been registered under a separate prospectus (“Resale Prospectus”) and will be freely tradable by selling stockholders listed in the Resale Prospectus, subject to the lock-up arrangement described below.  These shares consist of all of the shares of common stock registered under the Resale Prospectus, including 127,951 shares of common stock that have or may be issued upon exercise of outstanding warrants.  Of the 2,524,998 shares, selling stockholders holding an aggregate of 2,121,101 shares of common stock have agreed that they will not sell any of such securities until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in nine equal installments.

1,076,057
Subject to a lock-up arrangement described below, these shares, which were held by shareholders of SRKP 21 immediately prior to the Share Exchange (the “Existing Securityholders”), will be freely tradable after the Securities and Exchange Commission declares effective the registration statement that we intend to file on or about April 23, 2010, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part.  The Existing Securityholders have agreed that they will not sell any of their shares until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in nine equal installments.

11,266,460
On May 12, 2010, which is twelve months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction, these shares, which were issued in connection with the share exchange transaction, may be sold under and subject to Rule 144.  However, all of the holders of these shares have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or  otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the  prior written consent of the Underwriters, for a period of 24 months after the date of this prospectus.  These shares include the estimated 197,200 that we will issue to Ms. Li in connection with the conversion of an outstanding loan balance of $1.3 million into shares of common stock upon the closing of this public offering.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

We issued 1,352,003 shares of common stock to stockholders prior to the Share Exchange to certain of the Company’ stockholders (the “Existing Securityholders”).  Because we issued these shares while we were a shell company with no operations, these shares may not be sold until May 12, 2010, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange, subject to a lock-up agreement entered into by and between each of the Existing Securityholders and the Company described below.

Lock-Up Agreements and Registration

The investors in our Private Placement, in which we sold 2,121,101 shares of common stock, entered into lock-up agreements pursuant to which they agreed not to sell their shares until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board (the “Initial Release Date”), when one-tenth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in nine equal installments, provided that, such investors provide written confirmation to the placement agent and the Company (the “Confirmations”) that he, she or it (i) is and has been in compliance with any and all state and federal securities and other laws, statues and regulations regarding his, her or its ownership and/or any sale, transfer or hypothecation of shares of the Company’s common stock including but not limited to those rules and regulations promulgated by the SEC, FINRA and any exchange on which the Company’s common stock is listed, and those of federal and state governments and other agencies such as improper short selling of the Company’s common stock and failure to properly file all documents required by the SEC or otherwise and (ii) does not wish to have the shares subject to such partial release to continue to bear a lock-up legend, failure to provide such written confirmation being sufficient grounds to allow the placement agent, in its sole discretion, to disallow the automatic release of such shares until the expiration in totality of the referenced lock-up.  Subject to the lock-up agreement, the shares will be freely tradable upon effectiveness of the registration statement.

Within fifteen (15) business days after the Initial Release Date, and on each of the three ninety (90) day anniversary dates thereafter, for an additional three payments (each a “Lock-Up Payment Date”), the Company shall verify with the placement agent and the Company’s transfer agent what number of shares held by the investors in the Private Placement continue to bear the a legend related to the lock-up agreement.  If the Company has received the Confirmations covering such shares on or before the applicable Lock-Up Payment Date, the Company shall, on each such date, out of funds legally available therefor, pay to the investor by wire transfer of next day funds or by Company check, each denominated in U.S. Dollars, an amount equal to U.S. $0.0188 per share multiplied by the number of shares held by the investor that continue to bear a lock-up legend related to the lock-up agreement.

We also are registering with the Private Placement shares the 1,352,003 shares of common stock and the 626,894 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange (the “Existing Securityholders”). Of the shares, 276,376 shares of common stock and 127,951 shares of common stock underlying warrants are included in the registration statement of which this prospectus is a part and 1,075,627 shares of common stock and 498,943 shares of common stock underlying warrants held by stockholders of the Company prior to the Share Exchange who are affiliates of WestPark will be included in a subsequent registration statement filed by us on or about April 23, 2010, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part. All of the shares included in an effective registration statement may be freely sold and transferred, subject to a lock-up agreement pursuant to which they agreed that they will not sell any of their shares until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in nine equal installments.

We have agreed with the Underwriters that we will not, without the prior consent of the Underwriters, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 24 months after the date of this prospectus.

In addition, each of our executive officers and directors, in addition to all of the stockholders that received shares issued in the Share Exchange holding an aggregate of 11,069,260 shares of common stock, have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriters, for a period of 24 months after the date of this prospectus.

We have been advised by the Underwriters that they have no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. The Underwriters may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock-up would be considered on a case-by-case basis. Factors that the Underwriters may consider in deciding whether to release shares from the lock-up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated [_________], 2009 Rodman & Renshaw, LLC (“Rodman”) and WestPark Capital, Inc. (“WestPark” together with Rodman, the “Underwriters”), have agreed to purchase from us the number of shares of common stock set forth below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Rodman & Renshaw, LLC	[_____]
WestPark Capital, Inc.	[_____]
Total	[_____]

The underwriting agreement provides that the agreement may be terminated by the Underwriters at any time prior to delivery of and payment for the shares if, in the Underwriters’ judgment, payment for and delivery of the shares is rendered impracticable or inadvisable by reason of events specified in the underwriting agreement, including but not limited to the state of the financial markets and our financial condition. Subject to the foregoing, the underwriter is committed to purchase all of the common stock being offered by us if any of such shares are purchased, other than those covered by the over-allotment option described below.

The Underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The Underwriters may offer the common stock to some dealers at that price less a concession not in excess of $[______] per share. Dealers may reallow a concession not in excess of $[______] per share to some other dealers. After the shares of common stock are released for sale to the public, the Underwriters may vary the offering price and other selling terms.

We have granted to the Underwriters an option, exercisable for up to 45 days after the date of this prospectus, to purchase up to 345,000 additional shares of common stock at the public offering price set forth on the cover of this prospectus solely to cover over-allotments, if any.

Some of the Underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

The Underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares of common stock, as a part of the distribution of the shares. The Underwriters also have agreed that they may sell shares of common stock among themselves.

We have agreed with the Underwriters that we will not, without the prior consent of the Underwriters, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 24 months after the date of this prospectus.

Each of our executive officers and directors, in addition to all of the stockholders that received shares issued in the Share Exchange holding an aggregate of 11,069,260 shares of common stock, have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriters, for a period of 24 months after the date of this prospectus.

We have agreed to indemnify the Underwriters against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

We have agreed to pay the Underwriters a $[______] non-accountable expense allowance, based on a public offering price of $[______] per share. In addition, we have agreed to pay the Underwriters’ road show expenses of $[______] and counsel fees (excluding blue sky fees) of $[______].

Upon the closing of this offering, we have agreed to sell to the Underwriters warrants to purchase up to 115,000 shares of our common stock. The warrants will be exercisable at a per share exercise price equal to 125% of the public offering price, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will become exercisable one year after the date of this prospectus and expire five years from the date of this prospectus. The warrants and underlying shares are deemed by FINRA to be underwriting compensation in connection with this offering pursuant to FINRA Rule 5110. In addition, unless an exemption is available under FINRA Rule 5110(g)(2), these securities will be subject to lock-up restrictions under FINRA Rule 5110(g). FINRA Rule 5110(g) provides that the warrants and underlying shares shall not be sold during this offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or underlying shares by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering.

The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

In connection with the offering, the Underwriters may make short sales of the issuer’s shares and may purchase the issuer’s shares on the open market to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. ‘Covered’ short sales are sales made in an amount not greater than the Underwriters’ ‘overallotment’ option to purchase additional shares in the offering. The Underwriters may close out any covered short position by either exercising its overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the Underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. ‘Naked’ short sales are sales in excess of the overallotment option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the Underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the issuer’s stock or preventing or retarding a decline in the market price of issuer’s stock. As a result, the price of the issuer’s stock may be higher than the price that might otherwise exist in the open market.

Prior to this offering, there has been no public market of the common stock. Consequently, the public offering price will be determined by negotiations between us and the Underwriters. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the Underwriters believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.

We estimate that our out of pocket expenses for this offering will be approximately $[______].

Conflict of Interest

Affiliates of WestPark beneficially own more than 10% of the Company. Because WestPark is an underwriter and its affiliates beneficially own more than 10% of the Company, WestPark may be deemed to have a “conflict of interest” and/or be an “affiliate” of us under NASD Conduct Rule 2720(f)(5). Accordingly, this offering is being conducted in accordance with NASD Conduct Rule 2720. This rule requires that a “qualified independent underwriter,” as defined by FINRA, participate in the preparation of the registration statement and prospectus, and exercise the usual standards of due diligence in respect thereto.  Rodman is assuming the responsibilities of acting as the qualified independent underwriter in this offering. We have agreed to indemnify Rodman against any liabilities arising in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

United Kingdom. No offer of shares of common stock has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. Each underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area. In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of common stock has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of common stock may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Germany. Any offer or solicitation of common stock within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin). This prospectus has not been and will not be submitted for approval to the BaFin. This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to the common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the common stock to the public in Germany, any public marketing of the common stock or any public solicitation for offers to subscribe for or otherwise acquire the common stock. The prospectus and other offering materials relating to the offer of the common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Greece. This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents. The common stock have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new common stock being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

Italy. This offering of the common stock has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no common stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the common stock or distribution of copies of this prospectus or any other document relating to the common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Cyprus. Each of the Underwriters has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the common stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Switzerland. This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the common stock of in Switzerland.

Norway. This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the common stock are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

Botswana. The company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the common stock to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong. The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common stock under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer or (iii) by operation of law.

People’s Republic of China. This prospectus has not been and will not be circulated or distributed in the PRC, and common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel. This Prospectus does not constitute an offer to sell the common stock to the public in Israel or a prospectus under the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, pursuant to an exemption afforded under the Israeli Securities Law, this Prospectus may be distributed only to, and may be directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of certain mutual trust and provident funds, or management companies thereto, banks, as defined under the Banking (Licensing) Law, 5741-1981, except for joint service companies purchasing for their own account or for clients listed in the Addendum, insurers, as defined under the Supervision of Financial Services Law (Insurance), 5741-1981, portfolio managers purchasing for their own account or for clients listed in the Addendum, investment advisers purchasing for their own account, Tel Aviv Stock Exchange members purchasing for their own account or for clients listed in the Addendum, underwriters purchasing for their own account, venture capital funds, certain corporations which primarily engage in the capital market and fully-owned by investors listed in the Addendum and corporations whose equity exceeds NIS250 Million, collectively referred to as institutional investors. Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum.

United Arab Emirates. This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of common stock does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise. The common stock may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The common stock may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the company, and the representatives represent and warrant that the common stock will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

Oman. For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”). Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the common stock within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The Underwriters are neither companies licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The Underwriters do not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

Any recipient of this memorandum and any purchaser of the common stock pursuant to this memorandum shall not market, distribute, resell, or offer to resell the common stock within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.

Canada.

Resale Restrictions

The distribution of our securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our securities are made. Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our securities.

Representations of Purchasers

By purchasing our securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our securities, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in our securities in their particular circumstances and about the eligibility of our securities for investment by the purchaser under relevant Canadian legislation

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California.  Stubbs Alderton & Markiles, LLP, Sherman Oaks, California is acting as counsel for the underwriter. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. K&L Gates LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The (i) consolidated financial statements of China Electric Motor, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007, and 2006 (ii) and the condensed parent-only balance sheet of China Electric Motor, Inc. as of December 31, 2008 and 2007 and the related condensed parent-only statements of operations and cash flows for the year ended December 31, 2008 and the period October 11, 2007 (inception) to December 31, 2007 included in footnote 20 to the Consolidated Financial Statements of China Electric Motor, Inc., each appearing in this prospectus and registration statement have been audited by Kempisty & Company Certified Public Accountants PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

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INDEX TO FINANCIAL STATEMENTS

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS
INDEX

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
China Electric Motor, Inc.

We have audited the accompanying consolidated balance sheets of China Electric Motor, Inc. and Subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2008. These financial statements are the responsibility of the company management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Electric Motor, Inc. and Subsidiaries at December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008 in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
August 20, 2009 (except for Note 1, October 9, 2009)

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
China Electric Motor, Inc.

We have audited the condensed Parent Only balance sheets of China Electric Motor, Inc. as of December 31, 2008 and 2007 and the related condensed Parent Only statements of operations and cash flows for the year ended December 31, 2008 and the period October 11, 2007 (inception) to December 31, 2007 included in Footnote 20 to the Consolidated Financial Statements of China Electric Motor, Inc.   These Parent Only condensed financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the condensed Parent Only financial statements referred to above present fairly, in all material respects, the financial position of China Electric Motor, Inc. at December 31, 2008 and 2007 and the results of its operations and its cash flows for the year ended December 31, 2008 and the period October 11, 2007 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
August 20, 2009 (except for Note 1, October 9, 2009)

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In U.S. Dollars)

	June 30,	June 30,	December 31,	December 31,
	2009	2008	2008	2007
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$5,957,277	$3,131,208	$2,655,808	$1,588,778
Trade receivables, net (Note 3)	7,962,398	4,265,362	5,239,785	2,645,123
Inventories, net (Note 4)	7,552,615	4,403,018	7,293,544	3,938,268
Prepaid expenses and other receivables	-	2,689	15,103	88,764
Total current assets	21,472,290	11,802,277	15,204,240	8,260,933
Property and equipment, net (Note 5)	3,995,521	2,568,771	2,770,782	2,366,075
Total assets	$25,467,811	$14,371,048	$17,975,022	$10,627,008

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable - trade	$2,130,204	$2,641,636	$2,309,026	$1,746,016
Accrued merger costs	625,000	-	-	-
Short-term notes payable (Note 6)	500,000	-	-	164,520
Accrued liabilities and other payable	237,439	117,101	240,130	110,769
Various taxes payable	137,002	64,133	39,972	49,167
Wages payable	373,260	263,417	295,367	175,396
Corporate tax payable (Note 8)	774,194	464,460	469,435	119,032
Total current liabilities	4,777,099	3,550,747	3,353,930	2,364,900
Due to director (Note 7)	1,281,794	1,807,242	1,339,337	577,927
Due to related parties (Note 7)	-	-	-	961,275
Total liabilities	6,058,893	5,357,989	4,693,267	3,904,102

Commitments and contingencies (Note 10)	-	-	-	-

Stockholders' Equity
Preferred stock $0.0001 par value, 10,000,000 shares authorized, none issued	-	-	-	-
Common stock $0.0001 par value, 100,000,000 shares authorized, 12,950,317 and 11,069,260 shares issued and outstanding at June 30, 2009, and June 30, 2008, December 31, 2008 and 2007, respectively (Note 1 and 14)	1,295	1,107	1,107	1,107
Additional paid-in capital	1,137,203	117,555	158,232	108,106
Accumulated other comprehensive income	1,093,444	1,027,033	1,089,032	507,601
Statutory surplus reserve fund (Note 9)	1,177,075	1,177,075	1,177,075	1,177,075
Retained earnings (unrestricted)	15,999,901	6,690,289	10,856,309	4,929,017
Total stockholders' equity	19,408,918	9,013,059	13,281,755	6,722,906
Total Liabilities and Stockholders' Equity	$25,467,811	$14,371,048	$17,975,022	$10,627,008

The accompanying notes are an integral part of these consolidated financial statements.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In U.S. Dollars)

	For the Six Months Ended		For the Year Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
	(unaudited)	(unaudited)

Revenue	$41,212,530	$24,886,665	$53,072,547	$27,855,159	$15,952,167
Other sales	-	-	-	379,911	-
Cost of goods sold	29,862,858	17,897,558	38,285,648	20,617,408	11,797,826
Gross Profit	11,349,672	6,989,107	14,786,899	7,617,662	4,154,341

Operating Costs and Expenses
Selling expenses	2,040,954	1,302,038	2,719,775	1,351,897	1,016,013
Depreciation	10,804	11,632	22,636	21,172	16,834
Bad debts	-	-	-	(60,250)	61,524
General and administrative	874,889	539,703	1,171,908	868,983	578,415
Merger cost	938,152	-	-	-	-
Research and development	787,995	427,722	1,032,722	445,841	302,875
Total operating costs and expenses	4,652,794	2,281,095	4,947,041	2,627,643	1,975,661
Income from operations	6,696,878	4,708,012	9,839,858	4,990,019	2,178,680

Other income (expenses)
Interest income	12,880	1,707	15,036	9,673	1,897
Imputed interest (Note 7)	(34,032)	(9,449)	(50,126)	(43,962)	(65,251)
Sundry income (expense), net	(110)	(2,837)	8,845	58,364	21,340
Total other income (expenses)	(21,262)	(10,579)	(26,245)	24,075	(42,014)

Income before income taxes	6,675,616	4,697,433	9,813,613	5,014,094	2,136,666
Income taxes (Note 8)	(1,532,024)	(847,561)	(1,797,721)	(383,308)	(172,148)

Net income	$5,143,592	$3,849,872	$8,015,892	$4,630,786	$1,964,518

Basic earnings per share	$0.44	$0.35	$0.72	$0.42	$0.18

Weighted average shares outstanding, basic	11,600,470	11,069,260	11,069,260	11,069,260	11,069,260

Diluted earnings per share	$0.44	$0.35	$0.72	$0.42	$0.18

Weighted average shares outstanding, diluted	11,794,426	11,069,260	11,069,260	11,069,260	11,069,260

The accompanying notes are an integral part of these consolidated financial statements.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income
For the years ended December 31, 2008, 2007 and 2006and the six months ended June 30, 2009 (unaudited)
(In U.S. Dollars)

					Accumulated
			Additional	Statutory	Other	Retained	Total
	Common Stock		Paid-in	Reserve	Comprehensive	Earnings	Stockholders'	Comprehensive
	Shares	Amount	Capital	Fund	Income	(Unrestricted)	Equity	Income

Balance at January 1, 2006	11,069,260	$1,107	$(1,107)	$206,067	$22,735	$592,421	$821,223
Imputed interest allocated	-	-	65,251	-	-	-	65,251
Allocation of retained earnings
to statutory reserve fund	-	-	-	300,357	-	(300,357)	-
Foreign currency translation adjustment	-	-	-	-	83,400	-	83,400	$83,400
Net income for the year	-	-	-	-	-	1,964,518	1,964,518	1,964,518
Comprehensive income	-	-	-	-	-	-	-	$2,047,918
Balance at December 31, 2006	11,069,260	$1,107	$64,144	$506,424	$106,135	$2,256,582	$2,934,392
Imputed interest allocated	-	-	43,962	-	-	-	43,962
Allocation of retained earnings
to statutory reserve fund	-	-	-	670,651	-	(670,651)	-
Dividend declared and paid	-	-	-	-	-	(1,287,700)	(1,287,700)
Foreign currency translation adjustment	-	-	-	-	401,466	-	401,466	$401,466
Net income for the year	-	-	-	-	-	4,630,786	4,630,786	4,630,786
Comprehensive income	-	-	-	-	-	-	-	$5,032,252
Balance at December 31, 2007	11,069,260	1,107	108,106	1,177,075	507,601	4,929,017	6,722,906
Imputed interest allocated	-	-	50,126	-	-	-	50,126
Dividend declared and paid	-	-	-	-	-	(2,088,600)	(2,088,600)
Foreign currency translation adjustment	-	-	-	-	581,431	-	581,431	$581,431
Net income for the year	-	-	-	-	-	8,015,892	8,015,892	8,015,892
Comprehensive income	-	-	-	-	-	-	-	$8,597,323
Balance at December 31, 2008	11,069,260	1,107	158,232	1,177,075	1,089,032	10,856,309	13,281,755
Reverse merger adjustment	1,352,003	135	(135)	-	-	-	-
Sale of common shares	529,054	53	945,074	-	-	-	945,127
Imputed interest allocated	-	-	34,032	-	-	-	34,032
Foreign currency translation adjustment	-	-	-	-	4,412	-	4,412	$4,412
Net income for the six months
ended June 30, 2009	-	-	-	-	-	5,143,592	5,143,592	5,143,592
Comprehensive income	-	-	-	-	-	-	-	$5,148,004
Balance at June 30, 2009 (unaudited)	12,950,317	$1,295	$1,137,203	1,177,075	$1,093,444	$15,999,901	$19,408,918

The accompanying notes are an integral part of these consolidated financial statements.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In U.S. Dollars)

	For the Six Months Ended		For the Year Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
	(unaudited)	(unaudited)

Cash Flows From Operating Activities
Net income	$5,143,592	$3,849,872	$8,015,892	$4,630,786	$1,964,518
Adjustments to reconcile net income to net cash provided
by operating activities:
Bad debts				(60,250)	61,524
Depreciation	305,405	250,782	519,014	379,885	330,545
Imputed interest	34,032	9,449	50,126	43,962	65,251
Changes in operating assets and liabilities:
Account receivable-trade	(2,722,613)	(1,620,239)	(2,594,662)	(420,353)	(1,072,609)
Prepaid expenses and other receivables	15,103	86,075	73,661	(5,709)	(46,866)
Inventories, net	(259,071)	(464,750)	(3,355,276)	(2,412,558)	(541,859)
Accounts payable and accrued liabilities	(181,513)	901,952	692,371	413,956	256,302
Accrued merger costs	625,000	-	-	-	-
Various taxes payable	97,030	14,966	(9,195)	(4,875)	68,159
Wages payable	77,893	88,021	119,971	69,063	37,454
Corporate tax payable	304,759	345,428	350,403	58,621	60,411
Net cash provided by operating activities	3,439,617	3,461,556	3,862,305	2,692,528	1,182,830

Cash Flows From Investing Activities
Purchases of property and equipment	(1,533,415)	(299,338)	(754,160)	(546,963)	(239,816)
Net cash used by investing activities	(1,533,415)	(299,338)	(754,160)	(546,963)	(239,816)

Cash Flows From Financing Activities
Proceeds from/(Repayments to) short-term loan	500,000	(164,520)	(164,520)	164,520	-
Net proceeds from sale of common shares	945,127	-	-	-	-
Dividend paid	-	(2,088,600)	(2,088,600)	(1,287,700)	-
Proceeds from/(Repayments to) Due to related parties	(57,543)	268,040	(199,865)	(919,460)	(18,494)
Net cash provided (used) by financing activities	1,387,584	(1,985,080)	(2,452,985)	(2,042,640)	(18,494)

Effect of exchange rate changes on cash	7,683	365,292	411,870	313,322	(57,859)
Net increase in cash and cash equivalents	3,301,469	1,542,430	1,067,030	416,247	866,661

Cash and cash equivalents, beginning of period	2,655,808	1,588,778	1,588,778	1,172,531	305,870

Cash and cash equivalents, end of period	$5,957,277	$3,131,208	$2,655,808	$1,588,778	$1,172,531

Supplemental disclosure information:
Income taxes paid	$1,226,684	$519,327	$1,797,721	$383,308	$172,148

The accompanying notes are an integral part of these consolidated financial statements.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION

China Electric Motor, Inc. (“China Electric”, formerly SRKP 21, Inc.) was incorporated in the State of Delaware on October 11, 2007. China Electric was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On May 6, 2009, China Electric (i) closed a share exchange transaction pursuant to which SRKP 21 became the 100% parent of Attainment Holdings Limited (“Attainment”), (ii) assumed the operations of Attainment and its subsidiaries, including Luck Loyal International Investment Limited ("Luck Loyal") and Shenzhen YuePengCheng Motor Co., Ltd (“YuePengCheng”), and (iii) changed its name from SRKP 21, Inc. to China Electric Motor, Inc.

Attainment is a holding company incorporated in the British Virgin Islands (“BVI”) on July 28, 2008.  Attainment had 50,000 capital shares authorized with $1.00 par value and one share issued and outstanding.  The sole shareholder of Attainment was Excel Profit Global Group Limited (“Excel Profit”), which in turn solely owned by Mr. To Chau Sum, a Hong Kong citizen.

Luck Loyal is a holding company incorporated in Hong Kong (“HK”) on October 15, 2004.  Luck Loyal had 10,000 shares authorized with one Hong Kong Dollar (“HKD”) par value and one share issued and outstanding.  The sole shareholder of Luck Loyal is Attainment.

YuePengCheng was incorporated in the City of Shenzhen of the People’s Republic of China (“PRC”) on November 19, 1999.  YuePengCheng mainly engages in production, marketing, sales and research and development of specialized micro-motor products for the domestic and international market.

Shenzhen YuePengDa Development Enterprises (“YuePengDa”), a company owned by the son of Ms. Jianrong Li, a director of YuePengCheng and Luck Loyal (the “Director”), and Taiwan Qiling Shashi Enterprises (“Qiling”), a company owned by a relative of the Director, were the original owners of YuePengCheng and held 75% and 25% of the total interest of YuePengCheng, respectively.

In November 2007, the Director caused Luck Loyal to enter into an ownership transfer agreement with Qiling. Pursuant to the agreement, Qiling transferred its 25% interest in YuePengCheng to Luck Loyal at a price of Chinese Renminbi (“RMB”) 2.5 million. In September 2008, in order to implement a capital restructuring program, the Director had Luck Loyal acquire the remaining 75% ownership of YuePengCheng from YuePengDa under an ownership transfer agreement. Pursuant to the agreement, Luck Loyal paid YuePengDa RMB 7.5 million for the ownership transfer.  Thereafter, Luck Loyal became the sole owner of YuePengCheng.  Since these transactions were effected by parties under common control, the Company accounted for them as similar to a pooling of interest transaction, with a retroactive reduction in additional paid-in capital for the payments to the former owner, and the recording of a corresponding liability.

The Director agreed to convert the debts owed to her of RMB 7.5 million and RMB 2.5 million (approximately $1.3 million) into shares of the Company’s common stock on the effective date of the public offering, with the conversion price to be equal to the per share price of the shares sold in the Company’s public offering.

For accounting purpose, this transaction is being accounted as business combination of entities under common control and the historical financial statements include the operations of YuePengCheng for all periods presented.

China Electric and its subsidiaries – Attainment, Luck Loyal and YuePengCheng shall be collectively referred throughout as the “Company.”

To summarize the paragraphs above, the organization and ownership structure of the Company is currently as follows:

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION (continued)

Share Exchange

On March 3, 2009, China Electric Motor, Inc. (the “Company”) (formerly known as “SRKP 21, Inc.”) entered into a Share Exchange Agreement with Attainment Holdings, Excel Profit as the sole shareholder of Attainment Holdings, and as to certain portions of the agreement, certain designees.  Pursuant to the Share Exchange Agreement, as it was amended on May 6, 2009 (the “Exchange Agreement”), SRKP 21 agreed to issue an aggregate of 11,069,260 shares of its common stock in exchange for all of the issued and outstanding securities of Attainment Holdings (the “Share Exchange”).  The Share Exchange closed on May 6, 2009. The 11,069,260 shares of common stock issued to the stock holders of Attainment in conjunction with the share exchange transaction have been presented as outstanding for all periods..

Upon the closing of the Share Exchange, the Company issued an aggregate of 11,069,260 shares of its common stock to the Excel Profit and the designees in exchange for all of the issued and outstanding securities of Attainment Holdings.  Prior to the closing of the Share Exchange, the stockholders of the Company canceled an aggregate of 3,260,659 shares held by them such that there were 1,352,003 shares of common stock outstanding immediately prior to the Share Exchange.  The Company’s stockholders also canceled an aggregate of 3,985,768 warrants to purchase shares of common stock such that the stockholders held an aggregate of 626,894 warrants immediately after the Share Exchange.  Immediately after the closing of the Share Exchange, the Company had 12,421,263 outstanding shares of common stock, no shares of Preferred Stock, no options, and warrants to purchase 626,894 shares of common stock.

For accounting purposes, this transaction is being accounted for as a reverse merger. The transaction has been treated as a recapitalization of Attainment Holdings and its subsidiaries, with China Electric Motor  (the legal acquirer of Attainment and its subsidiaries including YuePengCheng) considered the accounting acquiree and YuePengCheng , the only operating company, and whose management took control of China Electric Motor  (the legal acquiree of YuePengCheng) is considered the accounting acquirer.  The Company did not recognize goodwill or any intangible assets in connection with the transaction.  The 11,069,260 shares of common stock issued to the shareholder of Attainment and its designees in conjunction with the share exchange transaction have been presented as outstanding for all periods. The 11,069,260 shares of common stock issued to the stockholders of Attainment in conjunction with the share exchange transaction have been presented as outstanding for all periods. The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

On October 8, 2009, the Company’s Board of Directors authorized a 1-for-1.5384615 reverse stock split of the Company's outstanding shares of common stock (the “Reverse Stock Split”). The Company anticipates that the Reverse Stock Split will occur before the effective date of the offering contemplated herein. As the holders of a majority of the outstanding shares of the Company’s common stock have provided their consent to such corporate action, all references to shares in the consolidated financial statements and the accompanying notes, including, but not limited to, the number of shares and per share amounts, have been adjusted to reflect the Reverse Stock Split on a retroactive basis.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Preparation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

b.	Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions have been eliminated in consolidation.

c.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

d.	Fair Values of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments,” defines financial instruments and requires fair value disclosures of those financial instruments. On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available.  The three levels are defined as follow:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective period-ends. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each quarter.

e.	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

f.	Accounts Receivable

Accounts receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment, classified as a change in estimate, is made.

g.	Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. The management writes down the inventories to market value if it is below cost. The management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

h.	Property and Equipment
Property and equipment are initially recognized and recorded at cost. Gains or losses on disposals are reflected as gain or loss in the period of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets at cost less 5% for salvage value:

Machinery and Equipment	5 ~ 25 years
Office and Other Equipment	5 ~ 10 years

i.	Impairment of Long-Lived Assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with SFAS No. 144, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of,” which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

j.	Comprehensive Income

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

k.	Revenue Recognition

The Company generates revenues from the sales of micro-motor products.  The Company recognizes revenue net of value added tax (VAT) in accordance with SAB 104 when the earnings process is complete, as evidenced by an agreement with the customer, transfer of title, acceptance of ownership and assumption of risk of loss by the customer, as well as predetermined fixed pricing, persuasive evidence of an arrangement exists, and collection of the relevant receivable is probable. The Company includes shipping charges billed to customers in net revenue, and includes the related shipping costs in cost of sales. No return allowance is made as products returns are insignificant based on historical experience.

The Company does not provide different policies in terms warranties, credits, discounts, rebates, price protection, or similar privileges among customers. Orders are placed by both the distributors and OEMs and the products are delivered to the customers within 30-45 days of order, the Company does not provide price protection or right of return to the customers. The price of the products are predetermined and fixed based on contractual agreements, therefore the customers would be responsible for any loss if the customers are faced with sales price reductions and rapid technology obsolescence in the industry. The Company does not allow any discounts, credits, rebates or similar privileges.

The Company warrants the products sold to all customers for up to 1 year from the date the products leave the Company’s factory, under which the Company will pay for labor and parts, or offer a new or similar unit in exchange for a non-performing unit due to defects in material or workmanship.  The customers may also return products for a variety of reasons, such as damage to goods in transit, cosmetic imperfections and mechanical failures, if within the warranty period. There is no allowance for warranty on the products sales as historical costs incurred for warranty replacements and repairs have been insignificant.

l.	Research and Development Costs

Research and development costs are expensed to operations as incurred. The Company spent $787,995, $427,722, 1,032,722, 445,841, and 302,875 on direct research and development (“R&D”) efforts for the six months ended June 30, 2009 and 2008, and the years ended December 31, 2008, 2007 and 2006, respectively.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

m.	Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.”  SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company adopted FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not file to file a return in a particular jurisdiction).

n.	Advertising Costs

The Company expenses advertising costs as incurred.  The Company incurred $283,510, $179,303, $388,482, $153,673, and $206,012 on advertising expenses for the six months ended June 30, 2009 and 2008, and the years ended December 31, 2008, 2007 and 2006.

o.	Foreign Currency Translation

The functional currency of Attainment and Luck Loyal is the Hong Kong Dollar (“HKD”). They maintain their financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

The functional currency of YuePengCheng is the Renminbi (“RMB”), the PRC’s currency. It maintains its financial statements using its own functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of Attainment and Luck Loyal, which are prepared in HKD, are translated into the Company’s reporting currency, United States Dollars (“USD”); the financial statements of YuePengCheng, which are prepared in RMB, are translated into the Company’s reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

p.	Foreign Currency Translation (continued)

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Six Months Ended June 30, 2009	6.82476	6.82270
Six Months Ended June 30, 2008	6.85180	7.05020
Year Ended December 31, 2008	6.81731	6.93722
Year Ended December 31, 2007	7.29395	7.59474
Year Ended December 31, 2006	7.79727	7.96369

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Six Months Ended June 30, 2009	7.74979	7.75250
Six Months Ended June 30, 2008	7.80092	7.81678
Year Ended December 31, 2008	7.74960	7.70153
Year Ended December 31, 2007	7.80214	7.78634
Year Ended December 31, 2006	7.77646	7.76895

q.	Recently Issued Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140,” amending the guidance on transfers of financial assets to, among other things, eliminate the qualifying special purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. For the Company, this standard is effective for new transfers of financial assets beginning January 1, 2010. Because the Company historically does not have significant transfers of financial assets, the adoption of this standard is not expected to have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46I,” which revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. For the Company, this standard is effective January 1, 2010. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162,” and approved—the FASB Accounting Standards CodificationTM (Codification) as the single source of authoritative nongovernmental US GAAP. The Codification does not change current US GAAP, but is intended to simplify user access to all authoritative US GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. For the Company, the Codification is effective July 1, 2009 and will require future references to authoritative US GAAP to coincide with the appropriate section of the Codification. Accordingly, this standard will not have an impact on the Company’s consolidated results of operations or financial condition.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

r.	Recently adopted accounting pronouncements

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities, and thus, should be included in the two-class method of computing earnings per share (“EPS”). FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Early application of EITF 03-6-1 is prohibited. It also requires that all prior-period EPS data be adjusted retrospectively. The adoption of this statement did not have a material impact on the Company’s consolidated financial position or results of operations.

In April 2008, the FASB issued Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”) which amends the factors an entity should consider in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets (“FAS No. 142”). FSP FAS 142-3 applies to intangible assets that are acquired individually or with a group of assets and intangible assets acquired in both business combinations and asset acquisitions. It removes a provision under FAS No. 142, requiring an entity to consider whether a contractual renewal or extension clause can be accomplished without substantial cost or material modifications of the existing terms and conditions associated with the asset. Instead, FSP FAS 142-3 requires that an entity consider its own experience in renewing similar arrangements. An entity would consider market participant assumptions regarding renewal if no such relevant experience exists. FSP FAS 142-3 is effective for year ends beginning after December 15, 2008 with early adoption prohibited. The adoption of this statement did not have a material impact on the Company’s consolidated financial position or results of operations.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of SPAS 161 did not have a material impact on the Company’s consolidated financial position or results of operations.

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling interest in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The adoption of this statement did not have a material impact on the Company’s consolidated financial position or results of operations.

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS No. 141R). SFAS No. 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to expand disclosures about the nature and financial effect of the business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted SFAS No. 141R for its business combination during the period ended June 30, 2009.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

r.	Recently adopted accounting pronouncements (continued)

In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Values When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” This FSP provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The FSP also amends certain disclosure provisions of SFAS No. 157 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. For the Company, this FSP was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (FSP 115-2). This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. For the Company, this FSP was effective beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. This FSP was effective for the Company beginning April 1, 2009 on a prospective basis. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events.” This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under SFAS No.165, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For the Company, this standard was effective beginning April 1, 2009.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

r.	Recently adopted accounting pronouncements (continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP 157-1”) and FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities as required. The adoption of SFAS No. 157 for non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis did not have a significant impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007. SFAS 159 is an elective standard which permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The Company has not elected the fair value option for any assets or liabilities under SFAS 159.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:
	June 30,		December 31,
	2009	2008	2008	2007
Accounts receivable-trade	$7,965,642	$4,268,594	$5,243,033	$2,648,159
Allowance for doubtful accounts	(3,244)	(3,232)	(3,248)	(3,036)
Accounts receivable-trade, net	$7,962,398	$4,265,362	$5,239,785	$2,654,123

The change in the allowance for doubtful accounts between the reporting periods, as of June 30, 2009 and 2008, and December 31, 2008, and 2007 is displayed as follows:

	June 30,		December 31,
	2009	2008	2008	2007
Beginning	$(3,248)	$(3,036)	$(3,036)	$(61,524)
(Provision)/Reversal during the period	-	-	-	60,250
Effect of exchange rate changes	4	(196)	(212)	(1,762)
Ending	$(3,244)	$(3,232)	$(3,248)	$(3,036)

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 3 – ACCOUNTS RECEIVABLE (CONTINUED)

There were no bad debts written off for the six months ended June 30, 2009 and 2008, and the years ended December 31, 2008 and 2007, respectively, as there were no accounts receivable outstanding in excess of 90 days at June 30, 2009 and 2008 and December 31, 2008 and 2007. The aging of the accounts receivable (in thousands) is as follows:

	June 30,		December 31,
	2009	2008	2008	2007
1-30 days	$7,966	$4,255	$5,243	$2,648
31-60 days	-	14	-	-
60-90 days	-	-	-	-
Total	$7,966	$4,269	$5,243	$2,648

NOTE 4 – INVENTORY

Inventory includes raw materials, work-in-process (“WIP”), and finished goods. Finished goods contain direct material, direct labor and manufacturing overhead and do not contain general and administrative costs.

Inventory consists of the following:

	June 30,		December 31,
	2009	2008	2008	2007
Raw materials	$2,487,343	$684,347	$2,524,124	$1,533,870
Finished goods	2,501,577	1,963,583	2,544,534	1,088,112
Work-in-process	2,563,695	1,755,088	2,224,886	1,316,286
Inventory, net	$7,552,615	$4,403,018	$7,293,544	$3,928,268

NOTE 5 – PROPERTY AND EQUIPMENT

Property and Equipment consist of the following:

	June 30,		December 31,
	2009	2008	2008	2007
Machinery and equipment	$5,842,854	$3,837,232	$4,314,429	$3,320,703
Electronic, office and other equipment	182,770	182,046	182,963	165,524
Accumulated depreciation	(2,030,103)	(1,450,507)	(1,726,610)	(1,120,152)
Property and equipment, net	$3,995,521	$2,568,771	$2,770,782	$2,366,075

The depreciation expense for the six months ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 is as follows:

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006
Cost of goods sold	$294,601	$239,150	$496,378	$358,713	$313,711
Operating expenses	10,804	11,632	22,636	21,172	16,834
Total	$305,405	$250,782	$519,014	$379,885	$330,545

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 6 – SHORT TERM NOTES PAYABLE

Bank loans

Short term bank loan consists of the following:

	June 30,		December 31,
	2009	2008	2008	2007
Construction Bank, loan to Hi-Tech corporations	$-	$-	$-	$164,250

The short term loan was used primarily for general working capital purposes and has a term of one year that matured in 2008. Since the Company is approved and entitled as “Hi-Tech Corporation” by the local government, the bank loan provided was interest-free. The loan was secured by the two directors’ of the Company's personal real estate properties.

Bridge loans

In connection with the initial closing of the Private Placement on May 6, 2009 and May 13, 2009, the Company issued promissory notes in the principal amounts of $335,000 and $165,000, respectively, bearing no interest, to Chen Dong (the “Notes”). The principal shall be due and payable by the Company on or before the earlier of (a) six months from the date of issuance of each Note or (b) upon the receipt by the Company after the dates of the Notes of at least $1 million in additional proceeds in a Private Placement. The note holder has agreed to extend the Company's re-payment of the principal of the Notes until the closing of this public offering.

NOTE 7 – RELATED PARTIES TRANSACTIONS

Due to related parties

Due to related parties consists of the following:

	June 30,		December 31,
	2009	2008	2008	2007
Purchase price payable to YuePeng Da Investment	$-	$-	$-	$961,725

In November 2007, Qiling, a company owned by a relative of YuePengCheng’s director, entered an ownership transfer agreement with Luck Loyal. Pursuant to the agreement, Qiling transferred its 25% interest in YuePengCheng to Luck Loyal at a price of Chinese Renminbi (“RMB”) 2.5 million.

In September 2008, in order to implement a capital restructuring program, Luck Loyal acquired the remaining 75% ownership interest in YuePengCheng from YuePengDa Investment which was owned by the son of YuePengCheng’s director under an ownership transfer agreement. Pursuant to the agreement, Luck Loyal paid YuePengDa RMB 7.5 million for the ownership transfer.

Due to director

Due to director consists of the following:

	June 30,		December 31,
	2009	2008	2008	2007
Li, Jianrong - Luck Loyal loans	$1,281,794	$1,526,709	$1,339,337	$341,825
Li, Jianrong - Working capital loans	-	280,533	-	236,102
Total	$1,281,794	$1,807,242	$1,339,337	$577,927

In November 2007, Luck Loyal acquired 25% ownership interest in YuePengCheng from Qiling; and in September 2008 acquired the remaining 75% ownership interest in YuePengCheng from YuePengDa. Pursuant to the agreements, Luck Loyal paid Qiling and YuePengDa RMB 2.5 million and RMB 7.5 million, respectively. These amounts were contributed by a director of Luck Loyal, Ms. Li, Jianrong, in 2007 and 2008.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 7 – RELATED PARTIES TRANSACTIONS (CONTINUED)

The other amounts that are due to Ms. Li, Jianrong consist of unsecured loans for working capital with no fixed repayment date. The imputed interests are assessed as an expense to the business operation and an addition to the paid-in capital. The calculation is performed monthly at annual rates in the range of 5.76 ~ 7.14% with the reference to the average short term loan rate announced by People’s Bank of China.

On March 25, 2009, Ms. Li, Jianrong entered into an agreement to convert the debt above into corresponding equity of China Electric Motor, Inc. at the time of China Electric Motor, Inc.’s anticipated public offering of its common stock based on the per share offering price.

The imputed interest is as follows:
	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006
Imputed interest	$34,032	$9,449	$50,126	$43,962	$65,251

NOTE 8 – INCOME TAX

The Company is registered and entitled as a “Hi-Tech Corporation” in PRC. The Company has tax advantages granted by the local government for corporate income taxes and sales taxes. The Company is entitled to have a 50% reduction on the normal tax rate of 15% commencing year 2005 for the following three consecutive years. The Company’s tax advantages were abolished after the Enterprise Income Tax Law that took effect on January 1, 2008. The Company’s prior tax rate of 15% was changed to a rate of 18% in 2008.

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

	Six months ended June 30,		Year ended December 31,
Current income tax expense:	2009	2008	2008	2007	2006
PRC Enterprises Income Tax	$1,532,024	$847,561	$1,797,721	$383,308	$172,148

A reconciliation between the income tax computed at the PRC statutory rate and provision for income tax is as follows:

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006
Preferential PRC income tax rate	20%	18%	18%	15%	15%
Tax holiday granted	-	-	-	-7.5%	-7.5%
Provision for income tax rate	20%	18%	18%	7.5%	7.5%

The pro forma effect of the tax holiday granted is as follows:

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006
Income tax benefit from tax holiday	$-	$-	$-	$383,308	$172,148
Tax benefit from tax holiday (per share)	$-	$-	$-	$0.03	$0.02

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 8 – INCOME TAX (CONTINUED)

Effective January 1, 2008, the new "Law of the People's Republic of China on Enterprise Income Tax" was implemented. The new law requires that:

(i)	For all resident enterprises, domestic or foreign, the Enterprise Income Tax rate is unified at 25%.
(ii)	Enterprises that are categorized as the "High Tech Enterprise" will have a reduced tax rate of 15%.
(iii)
From January 1, 2008 onwards, enterprises that enjoyed a preferential tax rate before, will need to adopt the new law within the next five years. Specifically; enterprises with a current preferential tax rate of 15% for 2007, the tax rate will be 18%, 20%, 22%, 24%, and 25% for the years ended December 31 2008, 2009, 2010, 2011, and 2012, respectively.

Accounting for Uncertainty in Income Taxes

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. In the event it receives an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

NOTE 9 – STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the Company is required to make annual appropriations to a statutory surplus reserve fund. Specifically, the Company is required to allocate 10% of its profits after taxes, as determined in accordance with the PRC accounting standards applicable to the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the Company.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Company leases its factory premises and staff quarters for approximately $300,000 per year. These operating leases expire on December 31, 2010.

Rent expense for the leases were $153,397, $148,447, $301,729, $275,607, and $220,785for the six months ended June 30, 2009 and 2008, and the years ended December 31, 2008, 2007, and 2006, respectively.

NOTE 11 – OPERATING RISK

Country risk

 The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 11 – OPERATING RISK (CONTINUED)

Lack of insurance risk

The Company could be exposed to liabilities or other claims for which the Company would have no insurance protection. The Company does not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. For example, because the Company does not carry products liability insurance, a failure of any of the products marketed by the Company may subject it to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of its products. The Company cannot assure that it will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent the Company incurs any product liability or other litigation losses, its expenses could materially increase substantially. There can be no assurance that the Company will have sufficient funds to pay for such expenses, which could end its operations.  There can be no guarantee that the Company will be able to obtain additional insurance coverage in the future, and even if it can obtain additional coverage, the Company may not carry sufficient insurance coverage to satisfy potential claims. All investors of the Company could lose their entire investment should uninsured losses occur.

Concentration of credit risk

A significant portion of the Company’s cash is maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

The vast majority of sales are generated from a small number of customers.
For the six months ended June 30, 2009, the Company had six customers that each accounted for at least 5% of the revenues that the Company generated, with two of the six customers accounted for at least 10% of total revenue.  The six customers accounted for a total of approximately 50.7% of total revenue for the six months ended June 30, 2009.
For the year ended December 31, 2008, the Company had eight customers that each accounted for at least 5% of the revenues that the Company generated, with three of the eight customers accounted for at least 10% of total revenue.  The eight customers accounted for a total of approximately 59.5% of total revenue for the year ended December 31, 2008.
During the year ended December 31, 2007, the Company had seven customers that generated revenues of at least 5% of the revenues that the Company generated, with one of seven customers accounted for at least 10% of total revenue.  The seven customers accounted for a total of approximately 54.0% of total revenue for the year ended December 31, 2007.
The Company expects to continue to depend upon a small number of customers for a majority of the Company’s sales for the foreseeable future.

Supply Risk

The suppliers for the Company’s key raw materials are located in China, in the Zhejiang and Guangdong Provinces.  The top three suppliers accounted for a total of approximately 34% and 27% of raw materials purchases during the years ended December 31, 2008 and 2007.  The largest suppliers accounted for 21% and 17%, respectively, of raw materials purchases in 2008 and 2007.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 12– SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

The Company has not segregated business units for managing different products and services that the Company has been carrying and selling on the market.  The assets and resources of the Company have been utilized, on a corporate basis, for overall operations of the Company.  The Company has not segregated its operating assets by segments as it is impracticable to do so since the same assets are used to produce products as one segment.

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue (but not by sub-product type or geographic area) and operating results of the Company and, as such, the Company has determined that the Company has one operating segment as defined by SFAS No. 131, “ Disclosures about Segments of an Enterprise and Related Information ”

The geographic information for revenue is as follows:

	Six months ended June 30,				Year ended December 31,
	2009		2008		2008		2007		2006
China Mainland	$24,485,919	59.4%	$14,084,442	56.6%	$30,062,110	56.6%	$14,265,456	51.2%	$7,775,692	48.7%
Korea	9,092,984	22.1%	6,391,540	25.7%	13,439,092	25.3%	8,914,769	32.0%	6,844,798	42.9%
Hong Kong	7,633,627	18.5%	4,410,683	17.7%	9,571,345	18.1%	4,674,934	16.8%	1,331,677	8.4%
Total	$41,212,530		$24,886,665		$53,072,547		$27,855,159		$15,952,167

The geographic information for accounts receivables which are classified based on the customers is as follows:

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006
China Mainland	$5,231,116	$2,266,477	$3,047,889	$1,261,754	$1,277,533
Korea	1,591,006	1,255,332	969,170	833,159	802,139
Hong Kong	1,140,276	743,553	1,222,726	550,210	145,098
Total	$7,962,398	$4,265,362	$5,239,785	$2,645,123	$2,224,770

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 13 –DIVIDENDS PAID PRIOR TO SHARE EXCHANGE

In January 31, 2007, the Company declared dividends of $1,287,700. The dividends were paid out in May 2007 to its current owners.
In January 31, 2008, the Company, declared dividends of $2,088,600. The dividends were paid out in May 2008 to its current owners.

NOTE 14 – COMMON STOCK

On May 6, 2009, concurrently with the close of the Share Exchange, the Company conducted an initial closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 320,186 shares of common stock at $2.08 per share, for gross proceeds of approximately $665,000.

On June 19, 2009, the Company conducted a second closing of a private placement.  Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 208,868 shares of common stock, $0.0001 par value per share, at $2.08 per share, for gross proceeds of approximately $433,800.

NOTE 15 – WARRANTS

Warrants Remaining from Share Exchange

Prior to the Share Exchange and Private Placement, the shareholders of SRKP 21 held an aggregate of 4,612,662 warrants to purchase shares of the Company’s common stock, and an aggregate of 3,985,768 warrants were cancelled in conjunction with the closing of the Share Exchange.  Immediately after the closing of the Share Exchange and Private Placement, the shareholders held an aggregate of 626,894 warrants with an exercise price of $0.000154. The warrant has a 5 year term and is not exercisable until at least one year from the date of Share Exchange.

The summary of the status of the Company’s outstanding warrants and changes during the period ended June 30, 2009 is as follows:

	June 30, 2009
	Number of	Average
	Warrants	Exercise Price
Warrants remaining from Share Exchange	626,894	$0.000154
Exercised	-	$-
Forfeited/canceled	-	$-
End of the Period	626,894

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 16 – RECONCILIATION OF EARNINGS PER SHARE (EPS)

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006
Net income	$5,143,592	$3,849,872	$8,015,892	$4,630,786	$1,964,518
Denominator:
Basic weighted-average shares outstanding	11,600,470	11,069,260	11,069,260	11,069,260	11,069,260
Effect of dilutive warrants	193,956	-	-	-	-
Diluted weighted-average shares outstanding	11,794,426	11,069,260	11,069,260	11,069,260	11,069,260
Net income per share:
Basic	$0.44	$0.35	$0.72	$0.42	$0.18
Diluted	$0.44	$0.35	$0.72	$0.42	$0.18

NOTE 17 – REGISTRATION PAYMENT ARRANGEMENT

The Registration Rights Agreement (“Agreement”) was made as of this 6th day of May, 2009, by and among China Electric Motor, Inc., a Delaware corporation (“China Electric”, formerly SRKP 21, Inc.); Attainment Holdings Limited (“Attainment”), a British Virgin Islands corporation and upon immediately after the effective time of the Share Exchange between China Electric and Attainment (“Closing Date”), a 100%-owned subsidiary of the Company; and the undersigned (each a “Holder” and together the “Holders”).

The Company agreed to file, within thirty days after the Closing Date with the U.S. Securities and Exchange Commission (the “Commission” or “SEC”) a registration statement (the “Registration Statement”) covering the resale of shares issued in connection with the Company’s private offering that closed concurrently with the Share Exchange and covering the resale of shares of Common Stock held by those persons that are stockholders of the Company immediately prior to the Closing Date, except for the Common Stock held by such shareholders who are affiliates of WestPark Capital, Inc. (“WestPark Affiliates”).

Subject to the terms and limitations hereof, the parties agreed that the Company shall prepare and file a registration statement on Form S-1 or other appropriate registration document under the Securities Act of 1933, as amended (the “Act”) for resale of the Shares (the “Registrable Securities”) and shall use its reasonable best efforts to maintain the Registration Statement effective for a period of twelve months at the Company’s expense (the “Effectiveness Period”).  The Company shall file such Registration Statement no later than the tenth day after the end of the six month period that immediately follows the filing date of the Initial Registration Statement (the “Required Filing Date”), provided that if such day is not a Business Day, then the Required Filing Date shall be the next business day thereafter.  The Company shall use reasonable best efforts to cause such Registration Statement to become effective within one hundred fifty days after the Required Filing Date or the actual filing date, whichever is earlier, or one hundred eighty days after the Required Filing Date or the actual filing date, whichever is earlier, if the Registration Statement is subject to a full review by the SEC (the “Required Effectiveness Date”).  If the Company fails to file the Registration Statement by the Required Filing Date or if the Registration Statement does not become effective on or before the Required Effectiveness Date due to the failure of the Company to fulfill its obligations hereunder, the Company shall be required to issue, as liquidated damages, to each of the Holders shares (the “Penalty Shares”) equal to a total of 0.0333% of their respective Shares for each calendar day that the Registration Statement has not been filed or declared effective by the SEC (and until the Registration Statement is filed with or declared effective by the SEC), as applicable.

Notwithstanding the foregoing, no Penalty Shares shall be due to the Holders if the Company is using its best efforts to cause the Registration Statement to be filed and declared effective in a timely manner.  In addition, the Company shall not be obligated to effect any registration of the Registrable Securities or take any other action pursuant to the Section of the agreement: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Act; or (ii) during any period in which the Company suspends the rights of a Holder after giving the Holder written notification of a Potential Material Event.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 17 – REGISTRATION PAYMENT ARRANGEMENT (CONTINUED)

The Company has used its best effort to file the required registration statement and believes these holders agreed that the Company has used its best effort based on the continuing dialogue between the Company and the holders. The Company does not believe it has incurred any liability to date as long as the Company keeps using its best efforts it will not incur a liability.

NOTE 18- QUARTERLY INFORMATION (UNAUDITED)

The table below presents selected (unaudited) results of operations for the quarters indicated.  All amounts are in thousands, except per share amounts.

	Quarter Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	Total
Revenues	$13,811	$13,790	$13,425	$11,867	$53,073
Gross Profit	3,781	3,903	3,698	3,405	14,787
Net Income	2,058	2,118	2,045	1,795	8,016
Basic and diluted net income per share	$0.19	$0.19	$0.18	$0.16	$0.72
Basic and diluted weighed average shares outstanding	11,069,260	11,069,260	11,069,260	11,069,260	11,069,260

	Quarter Ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	Total
Revenues	$7,634	$7,738	$6,933	$5,550	$27,855
Gross Profit	2,208	2,094	1,880	1,436	7,618
Net Income	1,381	1,253	1,119	876	4,631
Basic and diluted net income per share	$0.12	$0.11	$0.10	0.08	0.42
Basic and diluted weighed average shares outstanding	11,069,260	11,069,260	11,069,260	11,069,260	11,069,260

NOTE 19 – SUBSEQUENT EVENTS

On July 17, 2009, the Company conducted a third closing of a private placement. Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 272,342 shares of common stock, $0.0001 par value per share, at $2.08 per share, for gross proceeds of approximately $565,625.

On September 4, 2009, the Company conducted a fourth closing of a private placement.  Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 481,383 shares of common stock, $0.0001 par value per share, at $2.08 per share, for gross proceeds of approximately $999,775.

On October 6, 2009, the Company conducted a final closing of a private placement.  Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 838,322 shares of common stock, $0.0001 par value per share, at $2.08 per share, for gross proceeds of approximately $1,741,095.

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

Basis of Presentation

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of China Electric Motor, Inc. exceed 25% of the consolidated net assets of China Electric Motor, Inc. The ability of the Company’s Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. Because substantially all of the Company’s operations are conducted in China and a substantial majority of the Company’s revenues are generated in China, a majority of the Company’s revenue being earned and currency received are denominated in Renminbi (“RMB”). RMB is subject to the exchange control regulation in China, and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict the Company’s ability to convert RMB into US Dollars.

The condensed parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method. Refer to the consolidated financial statements and notes presented above for additional information and disclosures with respect to these financial statements.

China Electric Motor, Inc.
(Formerly SRKP 21, Inc.)

Condensed Parent Company Balance Sheets
(US Dollars in Thousands)

	June 30,	June 30,	December 31,	December 31,
	2009	2008	2008	2007
	(Unaudited)	(Unaudited)

Assets
Investment in subsidiaries, at equity in net assets	$20,188	$9,013	$13,281	$6,723
Total assets	20,188	9,013	13,281	6,723

Liabilities & Stockholders' Equity
Current liabilities
Accrued merger costs	625	-	-	-
Accrued liabilities and other payables	155	-	-	-
Total current liabilities	780	-	-	-

Commitments and contingencies	-	-	-	-

Stockholders' Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued	-	-	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 12,950,317 and 11,069,260 shares issued and outstanding as of June 30, 2009, and June 30, 2008, December 31, 2008 and 2007, respectively	1	1	1	1
Additional paid-in capital	1,137	118	158	108
Accumulated other comprehensive income	1,093	1,027	1,089	508
Statutory surplus reserve fund	1,177	1,177	1,177	1,177
Retained earnings (unrestricted)	16,000	6,690	10,856	4,929
Total Stockholders' Equity	19,408	9,013	13,281	6,723
Total Liabilities & Stockholders' Equity	$20,188	9,013	$13,281	$6,723

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

China Electric Motor, Inc.
(Formerly SRKP 21, Inc.)

Condensed Parent Company Statements of Operations
(US Dollars in Thousands)

				For the period from
				October 11, 2007
	For Six Months Ended		For Years Ended	(Inception) to
	June 30,		December 31,	December 31,
	2009	2008	2008	2007
	(Unaudited)	(Unaudited)

Revenues	$-	$-	$-	$-

Merger cost	938	-	-	-
Total expenses	938	-	-	-

Equity in undistributed income of subsidiaries	5,144	3,850	8,016	4,631
Income before income taxes	4,206	3,850	8,016	4,631

Provision for income taxes	-	-	-	-

Net Income	$4,206	$3,850	$8,016	$4,631

CHINA ELECTRIC MOTOR, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the six months ended June 30, 2009 and 2008 are unaudited)

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

China Electric Motor, Inc.
(Formerly SRKP 21, Inc.)

Condensed Parent Company Statements of Cash Flows
(US Dollars in Thousands)

				For the period from
				October 11, 2007
	For The Six Months Ended		For Years Ended	(Inception) to
	June 30,		December 31,	December 31,
	2009	2008	2008	2007
	(Unaudited)	(Unaudited)

Cash Flows From Operating Activities
Net Income	$4,206	$3,850	$8,016	$4,631
Adjustments to reconcile net income to net cash provided by operating activities:
Accrued merger costs	625	-	-	-
Accrued liabilities and other payables	155	-	-	-
Equity in undistributed income of subsidiaries
Net cash provided by operating activities	4,986	3,850	8,016	4,631

Cash Flows From Investing Activities
Capital contribution to subsidiaries	(5,931)	(3,850)	(8,016)	(4,631)
Net cash used in investing activities	(5,931)	(3,850)	(8,016)	(4,631)

Cash Flows From Financing Activities
Proceeds from sale of common stock	945	-	-	-
Net cash provided by financing activities	945	-	-	-

Net increase in cash and cash equivalents	-	-	-	-

Cash and cash equivalents, beginning of period	-	-	-	-

Cash and cash equivalents, end of period	$-	$-	$-	$-

[INSIDE BACK COVER].

[LOGO]

2,300,000 Shares of Common Stock

China Electric Motor, Inc.

PROSPECTUS

Rodman & Renshaw, LLC WestPark Capital, Inc.

Until              , 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

_________, 2009

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	October 19, 2009

2,524,998 SHARES
China Electric Motor, Inc.

[LOGO]

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 2,524,998 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders. The selling stockholders named herein may be deemed underwriters of the shares of common stock which they are offering.

Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for listing of our common stock on the NASDAQ Global Market. We intend to obtain the trading symbol “[___]”.

Since there is currently no public market established for our securities, the selling security holders will sell at a fixed price that is equal to the price at which we sell shares in our public offering pursuant to the registration statement of which this prospectus is a part. Once, and if, our shares of common stock are quoted on the NASDAQ Global Market and there is an established market for these resale shares, the selling stockholders may sell the resale shares from time to time at the market price prevailing on the NASDAQ Global Market at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The Selling Stockholders have agreed not to sell any of these shares until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in nine equal installments.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 7.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: ____________________, 2009

[RESALE PROSPECTUS ALTERNATE PAGE]

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	6
RISK FACTORS	7
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	22
USE OF PROCEEDS	23
DIVIDEND POLICY	23
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	24
ACCOUNTING FOR THE SHARE EXCHANGE	26
SELECTED CONSOLIDATED FINANCIAL DATA	27
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	28
DESCRIPTION OF BUSINESS	41
MANAGEMENT	52
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	57
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	58
DESCRIPTION OF SECURITIES	60
SHARES ELIGIBLE FOR FUTURE SALE	63
SELLING STOCKHOLDERS	67A
PLAN OF DISTRIBUTION	67
LEGAL MATTERS	73
EXPERTS	73
INDEX TO FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
SIGNATURES	II-7

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

[RESALE PROSPECTUS ALTERNATE PAGE]

The Offering

Common stock offered by selling stockholders	2,524,998 shares (1)

Common stock outstanding	14,542,364 shares (2)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

(1)	Includes 127,951 shares of common stock that are issuable upon the exercise of outstanding warrants.

(2)
The number of shares of our common stock outstanding as of October 12, 2009, excludes (i) up to 2,300,000 shares of our common stock (excluding an underwriters’ option to purchase an additional 345,000 shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith, (ii) 626,894 shares of common stock that are issuable upon the exercise of outstanding warrants, and (iii) an estimated 197,200 shares of common stock that will be issued to Jianrong Li, one of our directors, upon the closing of the public offering. The shares that will be issued to Ms. Li will be for the conversion of a loan balance of $1.3 million that we owe to Ms. Li, based on the mid-point of the estimated range of the offering price of $6.50 per share. See above, Prospectus Summary—Recent Events—Li Conversion, for additional information.

The Selling stockholders have agreed not to sell any of these shares until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in nine equal installments.

67A

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

67A

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;
•	the percentage owned by each stockholder prior to completion of the offering;
•	the total number of shares that are to be offered for each stockholder;
•	the total number of shares that will be owned by each stockholder upon completion of the offering; and
•	the percentage owned by each stockholder upon completion of the offering.

On May 6, 2009, we received gross proceeds of approximately $665,000 in an initial closing of a private placement transaction.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 320,186 shares of Common Stock at $2.08 per share.  On June 19, 2009, we conducted a second closing of the private placement, pursuant to which we sold an aggregate of 208,868 shares of Common Stock at $2.08 per share for gross proceeds of approximately $433,800.  On July 17, 2009, we conducted a third closing of the private placement, pursuant to which we sold an aggregate of 272,342 shares of common stock at $2.08 per share, for gross proceeds of approximately $565,625.  On September 4, 2009, we conducted a fourth closing of the private placement pursuant to which we sold an aggregate of 481,383 shares of Common Stock at $2.08 per share, for gross proceeds of approximately $999,775.  On October 6, 2009, we conducted the fifth and final closing of the private placement pursuant to which we sold an aggregate of 838,322 shares of Common Stock at $2.08 per share, for gross proceeds of approximately $1.7 million.  Accordingly, we sold a total of 2,121,101 shares of our common stock in the private placement for total gross proceeds of $4.4 million (the “Private Placement”).  We agreed to pay WestPark Capital, Inc., the placement agent for the Private Placement, a commission equal to 8.5% of the gross proceeds from the financing, in addition to a $140,000 success fee for the Share Exchange, and an $80,000 due diligence fee, for an aggregate fee of approximately $594,000.  Of this amount, approximately $552,000 has been paid to WestPark Capital.

We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the final closing of the Private Placement pursuant to the subscription agreement entered into with each investor. The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed not to sell their shares until 90 days after our common stock is listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, at which time one-tenth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in nine equal installments.  The 2,121,101 shares are being registered under this prospectus.

Furthermore, pursuant to the terms of the Share Exchange, we agreed to register the 1,352,003 shares of common stock and the 626,894 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange. Of the shares, 404,327 shares are included in the registration statement of which this prospectus is a part and 947,676 shares will be included in a subsequent registration statement filed by us on or about April 23, 2010, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)		Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
Debbie Schwartzberg	278,859	(3)		*	278,859	—	—
MidSouth Investor Fund LP	240,741	(4)		*	240,741	—	—
Hua-Mei 21st Century Partners, LP	180,556	(5)		*	180,556	—	—
Clarke, David H.	116,423			*	116,423	—	—
Continuum Capital Partners, LP	77,038	(6)		*	77,038	—	—

67A

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Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)		Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
S. Gerlach & L. Gerlach, TTEE FBO Stanley Wayne Gerlach, Jr. & Linda Bozarth Gerlach	77,038	(7)		*	77,038	—	—
Berg, Howard	65,000			*	65,000	—	—
Colman, Frederick	65,000			*	65,000	—	—
Kuber, Douglas	65,000			*	65,000	—	—
Micro PIPE Fund I, LLC	65,000	(8)		*	65,000	—	—
Rosenberg, Jonathan	65,000			*	65,000	—	—
Stellar Capital Fund LLC	65,000	(9)		*	65,000	—	—
Guerilla Partners, LP	60,186	(10)		*	60,186	—	—
Berdon Ventures LLC	48,750	(11)		*	48,750	—	—
J&N Invest LLC	48,149	(12)		*	48,149	—	—
S. Michael Rosenberg R/O IRA DCG & TTEE	48,149	(13)		*	48,149	—	—
Janine Frisco	47,320	(14)		*	47,320	—	—
Metsch, Richard	36,112			*	36,112	—	—
Delpit Family Trust, Larry & Susan Delpit TTEES	24,075			*	24,075	—	—
Gerald & Seena Sperling TWROS	24,075			*	24,075	—	—
Honeycutt, Frederick W.	24,075			*	24,075	—	—
Levin, Nathan Woolf	24,075			*	24,075	—	—
Schwartzberg, Gil	24,075			*	24,075	—	—
The BDB Irrevocable Family Trust, Duane H. Butler TTEE, DTD 07/20/07	24,075	(15)		*	24,075	—	—
The Stanley and Linda Gerlach Family Trust dated June 28, 1985	24,075	(16)		*	24,075	—	—
Delaware Charter, Tax ID #51-0099493, FBO Paul Masters IRA #6910-2620, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	24,050	(17)		*	24,050	—	—
Kagel, Eric M. & Pazit	24,050			*	24,050	—	—
APC Defined Benefit Trust, David L. Kagel TTEE	21,710	(18)		*	21,710	—	—
DLK Retirement Trust, David L. Kagel TTEE	21,710	(19)		*	21,710	—	—
Kagel Family Trust	21,710			*	21,710	—	—
Goldring, Steven	19,500			*	19,500	—	—
Pawliger, Richard	19,260			*	19,260	—	—
The Julie Schwartzberg Trust dated 2/9/2000	27,888	(20)		*	19,053	—	—
The David N. Sterling Trust dated 2/3/2000	27,888	(21)		*	19,053	—	—
Hoefer, Richard & Donna	18,297			*	18,297	—	—
Tangiers Investors LP	18,056	(22)		*	18,056	—	—
Rosenberg, S. Michael	15,649			*	15,649	—	—
Blisko, Solomon	14,445			*	14,445	—	—

67B

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Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
Boyer, David L.	14,445		*	14,445	—	—
Collins, William W. & Ann Y.	14,445		*	14,445	—	—
Glantz, Michael	14,445		*	14,445	—	—
Stanley W. Gerlach Jr. as Custodian for John Dalton Gerlach UTMA/CA	14,445	(23)	*	14,445	—	—
Lahr, John	14,397		*	14,397	—	—
Lurie, William & Rita	14,108		*	14,108	—	—
Rothstein, Steven	13,975		*	13,975	—	—
Rosenberg, Linda	13,723		*	13,723	—	—
Izmirian, George Glenn	13,000		*	13,000	—	—
Rosenblatt, Marvin	13,000		*	13,000	—	—
Donald, Linda Lou	12,038		*	12,038	—	—
Lefkowitz, Harold	12,038		*	12,038	—	—
Lucks, Philip H. & Barbar L.	12,038		*	12,038	—	—
Merkel, Charles M.	12,038		*	12,038	—	—
Stanley W. Gerlach Jr. as Custodian for Timothy Charles Gerlach UTMA/CA	12,038	(24)	*	12,038	—	—
Mitchell J. Lipcon Profit Sharing Keough Plan	11,990	(25)	*	11,990	—	—
Jasper, Scott Francis	11,749		*	11,749	—	—
Chazanovitz, David A.	11,700		*	11,700	—	—
Cooke, Carl G.	9,871		*	9,871	—	—
Darwin, C. Barnes II	9,750		*	9,750	—	—
Nielsen, Mark	9,750		*	9,750	—	—
Reiff, Jerry	9,630		*	9,630	—	—
Cleveland, Charles A.	7,800		*	7,800	—	—
Hardy, John	7,223		*	7,223	—	—
Katz, David C.	7,223		*	7,223	—
Forrer, John	7,078		*	7,078	—
DELAWARE CHARTER, Tax id #51-0099493, FBO David H Clarke R/O IRA #2056-8346, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	6,934	(26)	*	6,934	—	—
Cohen, Robert	6,500		*	6,500	—	—
Delaware Charter, Tax id #51-0099493, FBO Melvin Cohen R/O IRA #7273-0867, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	6,500	(27)	*	6,500	—	—
Rosenblatt, Kenneth	6,500		*	6,500	—	—
Sherbrooke Equity, Inc.	6,500	(28)	*	6,500	—	—
Whittle, Brian Anthony	6,500		*	6,500	—	—
Gino Tedesco & Joseph Tedesco JTWROS	5,850		*	5,850	—	—

67C

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby		Number of Shares of Common stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
Delaware Charter, Tax id #51-0099493, FBO Sasson Joury R/O IRA #4313-7761, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	5,525	(29)	*	5,525		—	—
Topelsohn, Lauren	5,525		*	5,525		—	—
Jerkins, Kenneth M.	4,815		*	4,815		—	—
Palmatier, Steven Jon	4,815		*	4,815		—	—
Stange, David W.	4,815		*	4,815		—	—
Miriam Mooney Trust F/B/O Joan Connolly	3,708	(30)	*	3,708		—	—
Miriam Mooney Trust F/B/O Catherine Sotto	3,467	(31)	*	3,467		—	—
Adler, Orrin	3,250		*	3,250		—	—
Delaware Charter, Tax id #51-0099493, FBO James A DeCotis IRA #3059-4716, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	3,250	(32)	*	3,250		—	—
Delaware Charter, Tax id#51-0099493, FBO Lynita C DeCotis IRA #7537-9018, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	3,250	(33)	*			—	—
Hamburger, Julian A.	3,250		*	3,250		—	—
Lowe, Joan	3,250		*	3,250		—	—
Raymond S. Huber & Joan N. Huber	3,250		*	3,250		—	—
Stancil, Donald R.	3,250		*	3,250		—	—
Hall, Warren James	2,600		*	2,600		—	—
Delaware Charter, Tax id #51-0099493, FBO Rita Reyes IRA #1953-5677, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	1,541	(34)	*	1,541	-	—	—
Delaware Charter, Tax id #51-0099493, FBO Anthony Nicolosi IRA #6178-3891, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	1,300	(35)	*	1,300		—	—
Miriam Mooney Trust F/B/O David Forrer	915	(36)	*	915		—	—

67D

[RESALE PROSPECTUS ALTERNATE PAGE]
_________

* Less than 1%

(1)
Based on 14,542,364 shares of common stock outstanding as of the date of this prospectus.  The number of shares of our common stock outstanding excludes (i) up to 2,300,000 shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith (excluding the underwriters’ over-allotment of 345,000 shares of common stock), (ii) 626,894 shares of common stock that are issuable upon the exercise of outstanding warrants, and (iii) an estimated 197,200 shares of common stock that will be issued to Jianrong Li, one of our directors, upon the closing of the public offering.  The shares that will be issued to Ms. Li will be for the conversion of a loan balance of $1.3 million that we owe to Ms. Li, based on the mid-point of the estimated range of the offering price of $6.50 per share.  See above, Recent Events—Li Conversion, for additional information.

(2)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(3)	Includes 190,520 shares of common stock and warrants to purchase 88,339 shares of common stock.

(4)
Lyman O. Heidtke, as general partner has voting and investment control over the shares owned by this entity.  Based on information provided to us by this selling shareholder, Mr. Heidtke is an affiliate of a broker-dealer but the selling shareholder acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(5)	Peter Siris, as managing director, has voting and investment control over the shares owned by this entity.

(6)
Gil N. Schwartzberg or Jeffrey Ramson, as co- managers of the general partner, has voting and investment control over the shares owned by this entity. Mr. Schwartzberg is the spouse of Debbie Schwartzberg.

(7)	Stanley Wayne Gerlach, Jr. and Linda B. Gerlach, as trustees, president and secretary, have voting and investment control over the shares owned by this entity.

(8)	David Mickelson, as Managing Member, has voting and investment control over the shares owned by this entity.

(9)	Richard Schmidt, as managing member, has voting and investment control over the shares owned by this entity.

(10)	Peter Siris, as managing director, has voting and investment control over the shares owned by this entity.

(11)
Frederick Berdon, as Managing Member, has voting and investment control over the shares owned by this entity.  Based on information provided to us by this selling shareholder, Mr. Berdon is an affiliate of a broker-dealer but the selling shareholder acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(12)	Jeffrey Rubin, as manager, has voting and investment control over the shares owned by this entity.

(13)	Michael Rosenberg has voting and investment control over the shares owned by this entity.

(14)	Includes 102,900 shares of common stock and warrants to purchase 14,700 shares of common stock.

(15)	Duane H. Butcher, as Trustee has voting and investment control over the shares owned by this entity.

(16)	Stanley Wayne Gerlach, Jr. and Linda B. Gerlach, as trustees, have voting and investment control over the shares owned by this entity.

(17)
Paul Masters has voting and investment control over the shares owned by this entity. Based on information provided to us by this selling shareholder, Mr. Masters is an affiliate of a broker-dealer but the selling shareholder acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(18)	David L. Kagel, as trustee, has voting and investment control over the shares owned by this entity.

(19)	David L. Kagel, as trustee, has voting and investment control over the shares owned by this entity.

(20)
Includes 19,053 shares of common stock and warrants to purchase 8,835 shares of common stock.  Debbie Schwartzberg and Gil Schwartzberg as trustees, have voting and investment control over the shares owned by this entity.

(21)
Includes 19,053 shares of common stock and warrants to purchase 8,835 shares of common stock.  Debbie Schwartzberg and Gil Schwartzberg, as trustees, have voting and investment control over the shares owned by this entity.

67E

[RESALE PROSPECTUS ALTERNATE PAGE]

(22)	Justin Ederle, as managing member of the general partner, has voting and investment control over the shares owned by this entity.

(23)	This subscription purchase is a transfer under UTMA/CA to age 21. Stanley Wayne Gerlach, Jr. and Linda B. Gerlach, as trustees, have voting and investment control over the shares owned by this entity.

(24)	This subscription purchase is a transfer under UTMA/CA to age 21. Stanley Wayne Gerlach, Jr. and Linda B. Gerlach, as trustees, have voting and investment control over the shares owned by this entity.

(25)	Mitchell J. Lipcon, as trustee, has voting and investment control over the shares owned by this entity.

(26)	David H. Clarke has voting and investment control over the shares owned by this entity.

(27)	Melvin S. Cohen has voting and investment control over the shares owned by this entity.

(28)	Louis Philippe Antunes, as president, has voting and investment control over the shares owned by this entity.

(29)	Sasson Joury has voting and investment control over the shares.

(30)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(31)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(32)	James A. DeCotis has voting and investment control over the shares.

(33)	Linda C. DeCotis has voting and investment control over the shares.

(34)	Rita Reyes has voting and investment control over the shares.

(35)	Anthony Nicolosi has voting and investment control over the shares.

(36)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

Except as described above and in this Selling Stockholders section, none of the selling stockholders, to our knowledge, has had a material relationship with our company other than as a shareholder at any time within the past three years.

67F

[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•    block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•    an exchange distribution in accordance with the rules of the applicable exchange;

•    privately negotiated transactions;

•    settlement of short sales entered into after the date of this prospectus;

•    broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•    a combination of any such methods of sale;

•    through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.  The maximum commission or discount to be received by any FINRA member or independent broker-dealer, however, will not be greater than eight (8) percent for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

Rodman & Renshaw, LLC (“Rodman”) and WestPark Capital, Inc. (“WestPark” and together with Rodman, the “Underwriters”), underwriters of up to 2,300,000 shares of our common stock (excluding an underwriters’ option to purchase an additional 345,000 shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith, may dispose of shares on behalf of its account holders who are also selling stockholders. The maximum commission or discount to be received by the Underwriters will not be greater than eight percent (8%) for the sale of any securities being registered hereunder. Additionally, any securities acquired by any participating FINRA members during the 180-day period preceding the date of the filing of the prospectus with the Commission will be subject to lock-up restrictions under FINRA Rule 5110(g), unless an exemption is available under FINRA Rule 5110(g)(2). FINRA Rule 5110(g) provides that such securities shall not be sold during our public offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of sales of our public offering.

67

[RESALE PROSPECTUS ALTERNATE PAGE]

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective for twelve (12) months. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

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LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. K&L Gates LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of China Electric Motor, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007, and 2006, appearing in this prospectus and registration statement have been audited by Kempisty & Company Certified Public Accountants PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee(1)	$2,075.55
FINRA Filing Fee(1)	(2)
NASDAQ Listing Fee(1)	(2)
Transfer Agent Fees	(2)
Accounting fees and expenses	(2)
Legal fees and expenses	(2)
Underwriter’s counsel fees and expenses	(2)
Miscellaneous	(2)
Total	$(2)
_____________________
(1)	All amounts are estimates other than the Commission’s registration fee, FINRA filing fee and NASDAQ listing fee.
(2)	To be added by amendment.

Item 14. Indemnification of directors and officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent sales of unregistered securities

On May 6, 2009, pursuant to the terms of the Exchange Agreement, as amended, entered into by and between SRKP 21, Inc. (“SRKP 21”), Attainment Holdings Limited (“Attainment Holdings”), the sole shareholder of Attainment Holdings, Excel Profit Global Group Limited (“Excel Profit”), and as to certain portions of the agreement, certain designees (as described in Item 2.01 above), SRKP 21 issued 11,069,260 shares of common stock to Excel Profit and the designees in exchange for all of the issued and outstanding securities of Attainment Holdings.  All of the securities were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act of 1933, as amended.  We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an available exemption from registration.  We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On May 6, 2009, we received gross proceeds of approximately $665,000 in an initial closing of a private placement transaction.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 320,186 shares of Common Stock at $2.08 per share.  On June 19, 2009, we conducted a second closing of the private placement, pursuant to which we sold an aggregate of 208,868 shares of Common Stock at $2.08 per share for gross proceeds of approximately $433,800.  On July 17, 2009, we conducted a third closing of the private placement, pursuant to which we sold an aggregate of 272,342 shares of common stock at $2.08 per share, for gross proceeds of approximately $565,625.  On September 4, 2009, we conducted a fourth closing of the private placement pursuant to which we sold an aggregate of 481,383 shares of Common Stock at $2.08 per share, for gross proceeds of approximately $999,775.  On October 6, 2009, we conducted the fifth and final closing of the private placement pursuant to which we sold an aggregate of 838,322 shares of Common Stock at $2.08 per share, for gross proceeds of approximately $1.7 million.  Accordingly, we sold a total of 2,121,101 shares of common stock in the private placement for aggregate gross proceeds of approximately $4.4 million (the “Private Placement”).  The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On October 11, 2007, we offered and sold an aggregate of 4,612,662 shares of common stock for aggregate proceeds equal to $5,000.12, pursuant to the terms and conditions set forth in those certain common stock purchase agreements, and warrants to purchase an aggregate of 4,612,662 shares of common stock (the “Warrants”) for aggregate proceeds equal to $2,500.05, pursuant to the terms and conditions set forth in those certain warrant purchase agreements.  On May 6, 2009, 3,260,659 of the shares and 3,985,768 of the Warrants were cancelled.  The Warrants have an exercise price equal to $0.000154. The Warrants are immediately exercisable and terminate five years from May 6, 2009, the date the Company ceased to be a “shell company” and a “blank check company.” The Company sold these shares of common stock and Warrants under the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 16. Exhibits

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

2.1
Share Exchange Agreement, dated as of March 3, 2009, by and among the Registrant, Attainment Holdings Limited, Attainment Holdings’ sole shareholder Excel Profit Global Group Limited, and with respect to certain portions of the agreement, certain designees (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

2.1(a)
Amendment no. 1 to Share Exchange Agreement, dated as of May 6, 2009, by and among the Registrant, Attainment Holdings Limited, Attainment Holdings’ sole shareholder Excel Profit Global Group Limited, and with respect to certain portions of the agreement, certain designees (incorporated by reference from Exhibit 2.1(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

3.3
Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on May 6, 2009 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

4.1*	Specimen Certificate of Common Stock.

4.2
Form of Warrant dated October 11, 2007 (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

5.1*	Opinion of K&L Gates LLP.

10.1
Registration Rights Agreement dated May 6, 2009 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

10.2
Share and Warrant Cancellation Agreement dated May 6, 2009 entered into by and between the Registrant and Shareholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

10.3
Form of 2009 Employment Agreement dated January 2009 entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English) (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

Exhibit No.	Description

10.4
Real Estate Lease Agreement dated as of January 1, 2009 by and between Shenzhen Jianhuilong Industry Co., Ltd. and Shenzhen YuePengCheng Motor Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

10.5
Promissory Note dated May 6, 2009 by and between Excel Profit Global Group Limited and Chen Dong (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

10.6**	Promissory Note dated May 13, 2009 by and between Excel Profit Global Group Limited and Chen Dong.

10.7**	Form of Subscription Agreement between investors and the Registrant.

10.8**	Form of Amendment to Subscription Agreement between investors and the Registrant.

10.9
Form of Common Stock Purchase Agreement dated October 11, 2007 (incorporated by reference from Exhibit 10.1 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

10.10
Form of Warrant Purchase Agreement dated October 11, 2007 (incorporated by reference from Exhibit 10.2 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated May 11, 2009 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on My 12, 2009).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on My 12, 2009).

23.1	Consent of Kempisty & Company Certified Public Accountants PC.

23.2*	Consent of K&L Gates LLP (contained in Exhibit 5.1).

23.3*	Consent of Han Kun Law Offices.

24.1*	Power of Attorney (included on signature page).
____
* To be filed by amendment.
** Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

The undersigned Registrant hereby undertakes that to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i. in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i) if the undersigned registrant is relying on Rule 430B:

(a) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the undersigned registrant is subject to Rule 430C:

(a) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huizhou, People’s Republic of China, on the 19th day of October, 2009.

China Electric Motor, Inc.

By:	/s/ Yue Wang
Name:	Yue Wang
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yue Wang, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) any and all amendments to this Form S-1 (including post-effective amendments) and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Yue Wang	Chief Executive Officer (Principal Executive Officer)	October 19, 2009
Yue Wang

/s/ Haixia Zhang	Interim Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	October 19, 2009
Haixia Zhang

/s/ Fugui Wang	Chairman of the Board	October 19, 2009
Fugui Wang

/s/ Jianrong Li	Director	October 19, 2009
Jianrong Li

/s/ Guoqiang Zhang	Director	October 19, 2009
Guoqiang Zhang

/s/ Liang Tang	Director	October 19, 2009
Liang Tang

/s/ Shuiping Wang	Director	October 19, 2009
Shuiping Wang

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

2.1
Share Exchange Agreement, dated as of March 3, 2009, by and among the Registrant, Attainment Holdings Limited, Attainment Holdings’ sole shareholder Excel Profit Global Group Limited, and with respect to certain portions of the agreement, certain designees (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

2.1(a)
Amendment no. 1 to Share Exchange Agreement, dated as of May 6, 2009, by and among the Registrant, Attainment Holdings Limited, Attainment Holdings’ sole shareholder Excel Profit Global Group Limited, and with respect to certain portions of the agreement, certain designees (incorporated by reference from Exhibit 2.1(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

3.3
Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on May 6, 2009 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

4.1*	Specimen Certificate of Common Stock.

4.2
Form of Warrant dated October 11, 2007 (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

5.1*	Opinion of K&L Gates LLP.

10.1
Registration Rights Agreement dated May 6, 2009 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

10.2
Share and Warrant Cancellation Agreement dated May 6, 2009 entered into by and between the Registrant and Shareholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

10.3
Form of 2009 Employment Agreement dated January 2009 entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English) (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

10.4
Real Estate Lease Agreement dated as of January 1, 2009 by and between Shenzhen Jianhuilong Industry Co., Ltd. and Shenzhen YuePengCheng Motor Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

10.5
Promissory Note dated May 6, 2009 by and between Excel Profit Global Group Limited and Chen Dong (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009).

10.6**	Promissory Note dated May 13, 2009 by and between Excel Profit Global Group Limited and Chen Dong.

10.7**	Form of Subscription Agreement between investors and the Registrant.

10.8**	Form of Amendment to Subscription Agreement between investors and the Registrant.

Exhibit No.	Description

10.9
Form of Common Stock Purchase Agreement dated October 11, 2007 (incorporated by reference from Exhibit 10.1 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

10.10
Form of Warrant Purchase Agreement dated October 11, 2007 (incorporated by reference from Exhibit 10.2 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated May 11, 2009 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on My 12, 2009).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on My 12, 2009).

23.1	Consent of Kempisty & Company Certified Public Accountants PC.

23.2*	Consent of K&L Gates LLP (contained in Exhibit 5.1).

23.3*	Consent of Han Kun Law Offices.

24.1*	Power of Attorney (included on signature page).
* To be filed by amendment.
** Previously filed.